      As filed with the Securities and Exchange Commission on June 4, 1998
                                                      Registration No. ___-_____
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                              ___________________

                                   FORM S-4
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933
                              ___________________

                     ADVANCE STORES COMPANY, INCORPORATED
             (Exact name of registrant as specified in its charter)

          Virginia                             5531                     54-0118110
(State or other jurisdiction of     (Primary Standard Industrial        (Employer
incorporation or organization)      Classification Code Number)     Identification No.)
                                         5673 Airport Road
                                      Roanoke, Virginia 24012
                                           (540) 362-4911

    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             ____________________

                        See Table of Co-Registrant below
                             ____________________

                               J. O'Neil Leftwich
                           Senior Vice President and
                Chief Financial Officer, Secretary and Treasurer
                      Advance Stores Company, Incorporated
                               5673 Airport Road
                            Roanoke, Virginia  24012
                                 (540) 362-4911

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                           ______________________

                                   COPIES TO:
                           Cynthia M. Dunnett, Esq.
                              Riordan & McKinzie
                            300 South Grand Avenue
                                  29th Floor
                        Los Angeles, California  90071
                            ______________________

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   As soon as practicable after the Registration Statement becomes effective.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:[_]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
                             _____________________

    THE REGISTRANT AND THE CO-REGISTRANT HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT AND THE CO-REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                                        CALCULATION OF REGISTRATION FEE
============================================================================================================
                                                    PROPOSED MAXIMUM     PROPOSED MAXIMUM       AMOUNT OF
     TITLE OF EACH CLASS OF        AMOUNT TO BE      OFFERING PRICE          AGGREGATE        REGISTRATION
  SECURITIES TO BE REGISTERED      REGISTERED(1)       PER UNIT(1)       OFFERING PRICE(1)         FEE
------------------------------------------------------------------------------------------------------------
  10.25% Senior Subordinated
      Notes due 2008                $200,000,000       100.0%             $200,000,000          $59,000
------------------------------------------------------------------------------------------------------------
Guarantee of the 10.25% Senior
  Subordinated Notes due 2008            --                 --                    --            None(2)
============================================================================================================

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 of the Securities Act of 1933, as amended.
(2)  Pursuant to Rule 457(n).
================================================================================

                             TABLE OF CO-REGISTRANT
                             ----------------------


                                                                    PRIMARY STANDARD            I.R.S. EMPLOYER
                          STATE OR OTHER  JURISDICTION          INDUSTRIAL CLASSIFICATION        IDENTIFICATION
       NAME                    OF INCORPORATION                        CODE NUMBER                   NUMBER
----------------------    ----------------------------          -------------------------     --------------------
LARALEV, INC.(1)             Delaware                                      6794                      51-0340295

__________________
(1)  Address, including zip code and telephone       103 Foulk Road
     number, including area code, of principal       Suite 200
     executive office of co-registrant.              Wilmington, Delaware  19803
                                                     (302) 427-0421

PROSPECTUS


                      ADVANCE STORES COMPANY, INCORPORATED

                             Offer to Exchange its
         10.25% Series B Senior Subordinated Notes due April 15, 2008,
              which have been registered under the Securities Act,
                       for any and all of its outstanding
          10.25% Series A Senior Subordinated Notes due April 15, 2008

  The Exchange Offer will expire at 5:00 P.M., New York City time, on    , 1998,
unless extended.
                              -------------------
  Advance Stores Company, Incorporated (the "Company") hereby offers, upon the terms and subject to the conditions set forth in this Prospectus (the "Prospectus") and the accompanying Letter of Transmittal (the "Letter of Transmittal" and together with this Prospectus, the "Exchange Offer"), to exchange $1,000 principal amount of its 10.25% Series B Senior Subordinated Notes due April 15, 2008 (the "Series B Notes") which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a registration statement (the "Registration Statement") of which this Prospectus is a part, for each $1,000 principal amount of its outstanding 10.25% Series A Senior Subordinated Notes due April 15, 2008 (the "Series A Notes"), of which $200.0 million principal amount is outstanding as of the date hereof.


  The Company will accept for exchange any and all validly tendered Series A
Notes prior to 5:00 P.M., New York City time, on                     , 1998,
unless extended (the "Expiration Date"). Series A Notes may be tendered only in integral multiples of $1,000. Tenders of Series A Notes may be withdrawn at any time prior to 5:00 P.M., New York City time, on the Expiration Date. The Exchange Offer is not conditioned upon any minimum principal amount of Series A Notes being tendered for exchange. However, the Exchange Offer is subject to certain customary conditions. In the event the Company terminates the Exchange Offer and does not accept for exchange any Series A Notes, the Company will promptly return the Series A Notes to the holders thereof. The Company will not receive any proceeds from the Exchange Offer. See "The Exchange Offer."


  The Series B Notes will be obligations of the Company evidencing the same debt as the Series A Notes, and will be entitled to the benefits of the same indenture (the "Indenture"). See "Description of Series B Notes". The form and terms of the Series B Notes are the same as the form and terms of the Series A Notes in all material respects except that the Series B Notes have been registered under the Securities Act and hence do not include certain rights to registration thereunder and do not contain transfer restrictions or terms with respect to the special interest payments applicable to the Series A Notes. The Series A Notes were issued on April 15, 1998 pursuant to an offering exempt from registration under the Securities Act. See "The Exchange Offer".

                                                   (Continued on following page)


  THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL ARE FIRST BEING MAILED TO
HOLDERS OF THE SERIES A NOTES ON                          , 1998.



  SEE "RISK FACTORS" ON PAGE 13 FOR INFORMATION THAT SHOULD BE CONSIDERED IN CONNECTION WITH THIS EXCHANGE OFFER.
                              -------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.
                              -------------------

           THE DATE OF THIS PROSPECTUS IS                     , 1998.

(Continuation of cover page)

     The Series B Notes are being offered hereunder in order to satisfy certain obligations of the Company under the Registration Rights Agreement, dated as of April 15, 1998 (the "Exchange Offer Registration Rights Agreement"), by and among the Company, the Guarantor (as defined) and the Initial Purchasers (as defined herein), a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The Exchange Offer is intended to satisfy the Company's obligations under the Exchange Offer Registration Rights Agreement to register the Series A Notes under the Securities Act. Once the Exchange Offer is consummated, the Company will have no further obligations to register any of the Series A Notes not tendered by the holders of the Series A Notes (the "Holders") for exchange. See "Risk Factors-- Consequences to Non-Tendering Holders of Series A Notes".

     Based on interpretations by the staff of the Securities and Exchange Commission (the "Commission") set forth in several no-action letters to third parties, the Company believes that the Series B Notes issued pursuant to the Exchange Offer in exchange for Series A Notes may be offered for resale, resold and otherwise transferred by holders thereof without compliance with the registration and prospectus delivery provisions of the Securities Act. However, any Holder who is an "affiliate" of the Company or who intended to participate in the Exchange Offer for the purpose of distributing the Series B Notes (i) cannot rely on the interpretation by the staff of the Commission set forth in the above referenced no-action letters, (ii) cannot tender its Series A Notes in the Exchange Offer, and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Series A Notes, unless such sale or transfer is made pursuant to an exemption from such requirements. See "Risk Factors--Consequences to Non-Tendering Holders of Series A Notes". In addition, each broker-dealer that receives Series B Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Series B Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Series B Notes received in exchange for Series A Notes where such Series A Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities and not acquired directly from the Company. The Company has agreed that for a period of 180 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution." EXCEPT AS DESCRIBED IN THIS PARAGRAPH, THIS PROSPECTUS MAY NOT BE USED FOR AN OFFER TO RESELL, RESALE OR OTHER TRANSFER OF SERIES B NOTES.

     Series A Notes were initially represented by two Global Series A Notes (as defined herein) in fully registered form, each registered in the name of a nominee of The Depository Trust Company ("DTC"), as depository. The Series B Notes exchanged for Series A Notes represented by the Global Series A Notes may be initially represented by one or more global securities ("Global Series B Note") in fully registered form, each registered in the name of the nominee of DTC. The Global Series B Note will be exchangeable for Series B Notes in registered form, in denominations of $1,000 and integral multiples thereof as described herein. The Series B Notes in global form will trade in The Depository Trust Company's Same-Day Funds Settlement System, and secondary market trading activity in such Series B Notes will therefore settle in immediately available funds. See "Description of Series B Notes--Form, Denomination and Book-Entry Procedures".

     The Series B Notes will bear interest at a rate equal to 10.25% per annum from their date of issuance. Interest on the Series B Notes is payable semi-annually on April 15 and October 15 of each year, commencing October 15, 1998. Holders whose Series A Notes are accepted for exchange will receive, in cash, accrued interest thereon to, but not including, the date of issuance of the Series B Notes. Such interest will be paid with the first interest payment on the Series B Notes. Interest on the Series A Notes accepted for exchange will cease to accrue interest upon cancellation of the Series A Notes and issuance of the Series B Notes.

                                                   (Continued on following page)

(Continuation of cover page)

     The Series B Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after April 15, 2003, at the redemption prices set forth herein plus accrued interest and Liquidated Damages (as defined herein) to the date of redemption. In addition, at any time prior to April 15, 2001 the Company may redeem up to 35% of the initially outstanding aggregate principal amount of the Series B Notes at a redemption price equal to 110.25% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of redemption with the net proceeds of one or more Equity Offerings (as defined); provided that, in each case, at least 65% of the initially outstanding aggregate principal amount of the Series B Notes remains outstanding immediately after the occurrence of any such redemption; and provided further, that such redemption shall occur within 90 days of the date of the closing of such Equity Offering. See "Description of Series B Notes-- Optional Redemption." Upon the occurrence of a Change of Control, each holder of Series B Notes will have the right to require the Company to repurchase all or any part of such holder's Series B Notes at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of purchase. See "Description of Series B Notes--Repurchase at the Option of Holders--Change of Control." There can be no assurance that, in the event of a Change of Control, the Company would have sufficient funds to purchase all Series B Notes tendered. See "Risk Factors--Possible Inability to Purchase Series B Notes upon Change of Control."

     The Series A Notes are, and the Series B Notes will be, general unsecured obligations of the Company, will rank subordinate in right of payment to all existing and future Senior Debt (as defined herein) and will rank senior or pari passu in right of payment to all existing and future subordinated indebtedness of the Company. The Series B Notes will be effectively subordinated to any secured indebtedness of the Company. The Series B Notes will be unconditionally guaranteed, on a senior subordinated basis by each Restricted Subsidiary (as defined herein) of the Company that guarantees any other indebtedness of the Company or any Restricted Subsidiary (each, a "Guarantor"). The Subsidiary Guarantees will be general unsecured obligations of the Guarantors, will rank subordinate in right of payment to all existing and future Senior Debt of the Guarantors and will rank senior or pari passu in right of payment to all existing and future subordinated indebtedness of the Guarantors.


     Prior to this offering, there has been no public market for the Series A Notes. Following completion of the Exchange Offer, the Company does not intend to list the Series B Notes on a national securities exchange or to seek approval for quotation through the Nasdaq National Market. The Initial Purchasers have informed the Company that they currently intend to make a market in the Series B Notes. However, the Initial Purchasers are not obligated to do so and any such market making may be discontinued at any time without notice. Therefore, no assurance can be given as to whether an active trading market will develop or be maintained for the Series B Notes. As the Series A Notes were issued and the Series B Notes will be issued to a limited number of institutions who typically hold similar securities for investment, the Company does not expect that an active public market for the Series B Notes will develop. In addition, resales by certain holders of the Series A Notes or the Series B Notes of a substantial percentage of the aggregate principal amount of such notes could constrain the ability of any market maker to develop or maintain a market for the Series B Notes. To the extent that a market for the Series B Notes should develop, the market value of the Series B Notes will depend on prevailing interest rates, the market for similar securities and other factors, including the financial condition, performance and prospects of the Company. Such factors might cause the Series B Notes to trade at a discount from face value. See "Risk Factors-- Lack of a Public Market for the Series B Notes". The Company has agreed to pay the expenses of the Exchange Offer.

     THIS PROSPECTUS DESCRIBES CERTAIN DOCUMENTS WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST FROM THE CHIEF FINANCIAL OFFICER, ADVANCE STORES COMPANY, INCORPORATED, 5673 AIRPORT ROAD, ROANOKE, VIRGINIA 24012, TELEPHONE NUMBER (540) 362-4911.

                                 AVAILABLE INFORMATION

     The Company has filed with the Commission a registration statement on Form S-4 (together with all amendments thereto, the "Registration Statement") under the Securities Act for the registration of the Series B Notes offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Series B Notes offered hereby, reference is made to the Registration Statement and to the exhibits and schedules filed therewith. Statements contained in this Prospectus concerning the contents of any contract or other document are not necessarily complete. With respect to each such contract or other document filed with the Commission as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.


     Upon consummation of the Exchange Offer, the Company will be subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act") for a period following the effectiveness of the Registration Statement. The Registration Statement, the exhibits and schedules forming a part thereof and the reports and other information filed by the Company with the Commission in accordance with the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and will also be available for inspection and copying at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained upon written request from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission also maintains a World Wide Web site (http://www.sec.gov) that contains reports, proxy and other information regarding registrants that file electronically with the SEC. While any Series A Notes remain outstanding, the Company will make available, upon request, to any holder and any prospective purchaser of the Series A Notes the information required by Rule 144A(d)(4) under the Securities Act during any period in which the Company is not subject to Section 13 or 15(d) of the Exchange Act. Any such request should be mailed to Advance Stores Company, Incorporated, 5673 Airport Road, Roanoke, Virginia 24012. Telephone requests may be directed to the Chief Financial Officer at (540) 362-4911.

     The Indenture provides that, at any time after the consummation of the Exchange Offer and for so long as any of the Series B Notes are outstanding, the Company will file with the Commission the periodic reports required to be filed with the Commission under the Exchange Act and make such reports available to securities analysts and prospective investors upon their request, whether or not required by the rules and regulations of the Commission. The Company will also, within 15 days of filing each such report with the Commission, provide the Trustee and the holders of the Series B Notes with annual reports containing the information required to be contained in Form 10-K promulgated under the Exchange Act, quarterly reports containing the information required to be contained in Form 10-Q promulgated under the Exchange Act, and from time to time such other information as is required to be contained in Form 8-K promulgated under the Exchange Act. If the Commission does not accept such reports, for so long as any Series B Notes remain outstanding, the Company will provide the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act to holders of the Series B Notes and to securities analysts and prospective investors upon their request.

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                                    SUMMARY

  The following is a summary of certain information contained elsewhere in this Prospectus. Reference is made to, and this summary is qualified in its entirety by, the more detailed information and consolidated financial statements and the unaudited pro forma consolidated financial data of the Company, including the notes thereto, contained elsewhere in this Prospectus. Unless the context otherwise requires, the "Company" refers to Advance Stores Company, Incorporated and its subsidiaries, and "Holding" refers to Advance Holding Corporation, the Company's parent, and its subsidiaries, including the Company. All references to a fiscal year refer to a year ending on the last Saturday nearest December 31 for a stated year (e.g., "fiscal 1997" refers to the year ended January 3, 1998). Unless otherwise indicated, all references to non-financial data are as of April 25, 1998.

                                  THE COMPANY

  The Company is the second largest specialty retailer of automotive parts and accessories in the United States and, as of April 25, 1998, had 863 stores in 16 states operating under the "Advance Auto Parts" name. The Company has achieved significant growth through a focused store expansion strategy of opening stores in new contiguous and selected existing markets. Since accelerating its store expansion plan in 1992, the Company has grown from the eighth largest to the second largest U.S. specialty retailer of automotive parts, increasing its store count from 223 to 863. From fiscal 1992 through fiscal 1997, the Company increased net sales and pro forma EBITDA by a compound annual growth rate of 29.3% and 28.4%, respectively. In addition, the Company has aggressively implemented its commercial delivery program to penetrate the "do-it-for me" ("DIFM") segment of the automotive aftermarket. The Company, which is the largest automotive retailer in a majority of its markets based on store count, has expanded from its original geographic base of North Carolina, South Carolina, Tennessee and Virginia to also operate in Alabama, Arkansas, Florida, Georgia, Indiana, Kentucky, Maryland, Michigan, Mississippi, Ohio, Pennsylvania and West Virginia. For fiscal 1997, net sales and pro forma EBITDA were $848.1 million and $68.2 million, respectively.

  The Company believes that it has successfully established customer loyalty in its markets by providing high levels of customer service, by offering an extensive selection of brand name and quality private label products at competitive prices and by creating strong name recognition, all of which are reinforced by targeted regional advertising. In addition, the Company believes that its size provides numerous competitive advantages over smaller retail chains and independent operators, which make up a majority of its competition. These advantages include: (i) greater product availability, (ii) purchasing economies, (iii) economies of scale with respect to advertising, distribution and warehousing, and (iv) a greater number of convenient locations with longer store hours. The Company has expanded on these advantages by investing heavily in employee training and information systems, which are designed to support the Company's commitment to superior customer service.

  The automotive aftermarket is a highly fragmented industry with the top 10 retail chains accounting for approximately 10% of the industry's approximately $78.0 billion in annual sales. The Company believes that the industry is consolidating as national and regional specialty retail chains gain market share at the expense of smaller independent operators and less specialized mass merchandisers. The Company primarily serves the approximately $34.0 billion retail "do-it-yourself" ("DIY") segment of the automotive aftermarket, which the Company believes has historically been characterized by stable, recession-resistant demand. In addition, in 1996, the Company implemented a commercial delivery program to capitalize on the approximately $44.0 billion commercial or DIFM segment of the automotive aftermarket. The Company has aggressively implemented this program in 468 stores and expects to add approximately 25 stores to the program in the remainder of 1998. The Company serves its commercial delivery customers from its existing store base, which allows the Company to leverage its existing fixed costs and in-store personnel with minimal capital outlay.

OPERATING STRATEGY

  The Company's operating strategy focuses on serving its customers and capitalizing on its position as a leading automotive aftermarket retailer. The Company's key operating objectives are to:

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  Provide Superior Customer Service. The Company believes that its customers place significant value on technical knowledge and service. Due to increased vehicle diversity and automotive parts proliferation, customers increasingly rely on well-trained sales associates to offer knowledgeable assistance in product selection and use. To serve this need, Company employees participate in continuous training programs, including formal classroom workshops, seminars and Automotive Service Excellence ("ASE") certification to build technical, managerial and customer service skills. In addition, the Company has customer service measurement systems and recognition programs for division managers, store managers, sales associates and other employees to measure and encourage overall customer satisfaction.

  Offer Broad Selection of Quality Products. The Company offers a broad selection of brand name and quality private label automotive parts and other products designed to cover a wide range of vehicles. At the end of fiscal 1997, substantially all of the Company's stores offered between 15,000 to 16,000 in-store stock keeping units ("SKUs") supplemented by approximately 36,000 SKUs available on a next-day delivery basis to substantially all of its stores through the Company's Parts Delivered Quickly ("PDQ(R)") system. The Company is currently implementing an SKU expansion strategy such that, by the end of 1998, the Company will offer to its customers on a same day basis a range of 20,000 to 21,000 SKUs in substantially all of its stores and approximately 100,000 SKUs through its PDQ(R) system. The store SKU expansion will be supported by (i) the roll-out of "hub" stores with approximately 4,000 additional SKUs, which will generally be available on an immediate or same day basis to other area stores, and (ii) daily restocking of these additional SKUs. In addition, the Company is expanding the PDQ(R) system with the opening of a master PDQ(R) facility which will initially provide approximately 70,000 SKUs and will have the capacity to offer up to 200,000 SKUs. The majority of the expanded SKUs will be replacement parts which generally have higher gross margins than accessories and other products. The Company believes that the SKU expansion program will be an important competitive advantage, particularly with respect to the commercial delivery program.

  Capitalize on Strong Vendor Relationships and Merchandising Expertise. The Company has consistently been able to negotiate lower product costs and improved purchasing terms due to its ability to successfully grow its store base and existing business. These favorable purchasing relationships enable the Company to employ an everyday low price strategy with an emphasis on being a price leader in replacement parts. The Company purchases from over 200 different vendors with no single vendor accounting for 10% or more of purchases. The Company's merchandising staff focuses on offering customers a broad selection of products displayed in a manner designed to enhance sales. The Company continually measures store productivity and is able to rapidly roll out sales enhancing displays or other merchandising changes to all of its stores.

  Employ Advanced Information Technology and Logistics Systems. Since 1992, the Company has invested significantly in its information technology and logistics systems to facilitate its rapid growth by enhancing customer service, increasing in-stock SKUs and providing for a broad product selection with same day or next day delivery. Use of these systems has helped to increase the Company's average customer sale from $10.86 in fiscal 1992 to $14.28 in fiscal 1997. In addition, these systems facilitate rapid expansion of the Company's store base by improving operating efficiencies. The Company has nearly completed converting its distribution centers from a labor intensive system to a technologically advanced, fully integrated system with real time software and modern material handling equipment. With these technological enhancements and the opening of a fourth distribution center completed by the end of 1998, the Company will be able to service over 1,600 stores, satisfying expected store requirements for the foreseeable future.

GROWTH STRATEGY

  As the Company pursues its expansion plan, management believes it will continue to benefit from greater purchasing economies and an increased ability to leverage advertising and logistics expenses. The Company will continue to focus on the following key areas in implementing its growth strategy.

  Continue New Store Growth. The Company's new store growth strategy is focused on penetrating targeted new geographic areas with multiple store openings, while continuing to open additional stores in selected existing

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territories to increase its market share. The Company believes that the highly fragmented nature of the retail automotive aftermarket industry allows it to quickly establish itself in new markets and to increase its market penetration in existing markets. The Company opened 170 stores in 1997, 50 stores in 1998 and plans to open approximately 125 stores in the remainder of fiscal 1998. To further support its growth, the Company expects to begin television advertising on a national basis in late 1998. The Company believes that its proven ability to effectively select new markets and store locations and quickly open new stores will allow it to double its store base in approximately five years.

  Pursue Acquisitions. To augment its store growth strategy, the Company intends to continue to pursue growth opportunities through selected acquisitions where such acquisitions provide a quicker and more economic alternative to new store openings. The fragmented nature of the automotive aftermarket industry creates significant acquisition opportunities in existing and new markets. The Company believes it can increase revenues and profitability of acquired stores by leveraging its established infrastructure and improving stocking levels, merchandising and customer service. Since 1994, acquisitions have accounted for approximately 10% of the Company's new store openings.

  Increase Commercial Sales. In 1996, the Company focused its marketing efforts on expanding sales to the DIFM segment of the automotive aftermarket, which the Company believes represents approximately 56% of the automotive aftermarket. Since 1996, the Company has added its commercial delivery program to 468 stores. Due to its success in rapidly building its commercial sales program, which currently represents approximately 10% of sales, the Company will continue to expand this program, including adding approximately 25 stores in the remainder of 1998. The Company serves its commercial delivery customers through its existing store base which allows the Company to effectively leverage its store-level costs. Commercial delivery customers order parts via a telephone call to a Company store, and orders are delivered usually in less than an hour in a Company truck. The Company's experience and market research indicate that its broad selection of quality parts at competitive prices, knowledgeable sales assistance, quick, accurate delivery, and the availability of credit are important competitive advantages in serving the commercial delivery customer.

  Grow Same Store Sales. The Company believes that it can grow its same store sales by (i) expanding product availability at the store level and through the Company's PDQ(R) distribution system; (ii) continuing to implement its commercial delivery program (as described above); and (iii) increasing name recognition. The Company believes that expanding its product offerings through increased SKU availability will enhance sales by (a) decreasing the likelihood of a lost sale due to not stocking an item and (b) attracting customers, particularly commercial delivery customers, who require hard to find replacement parts and brand names. In addition, the Company believes that its market penetration strategy and regional advertising will continue to build broad name recognition and increase sales.

  The Company is incorporated in the Commonwealth of Virginia. Its executive offices are located at 5673 Airport Road, Roanoke, Virginia 24012 and its telephone number is (540) 362-4911.

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                             THE RECAPITALIZATION

  On April 15, 1998, Holding consummated its recapitalization pursuant to an Agreement and Plan of Merger dated as of March 4, 1998 (the "Merger Agreement"). Pursuant to the Merger Agreement, AHC Corporation ("AHC"), a corporation wholly owned by an investment fund organized by Freeman Spogli & Co. Incorporated ("FS&Co."), merged into Holding (the "Merger"), with Holding as the surviving corporation. In the Merger, a portion of the common stock (the "Holding Common Stock") and all of the preferred stock of Holding were converted into the right to receive in the aggregate approximately $351.0 million in cash and certain options to purchase shares of Holding Common Stock. Certain shares held by Nicholas F. Taubman and the Arthur Taubman Trust dated July 13, 1964 (the "Taubman Trust"), having an aggregate value of approximately $17.5 million, remained outstanding. Such shares represented approximately 14% of the outstanding Holding Common Stock upon consummation of the Merger. Immediately prior to the Merger, FS&Co. and Ripplewood Partners, L.P. and its affiliates ("Ripplewood") purchased approximately $80.5 million and approximately $20.0 million, respectively, of the common stock of AHC, which were converted in the Merger into approximately 64% and approximately 16%, respectively, of the outstanding Holding Common Stock (the investments by FS&Co. and Ripplewood are collectively referred to herein as the "Equity Investment"). In connection with the Merger, management of the Company purchased approximately $8.0 million, or approximately 6.4%, of the outstanding Holding Common Stock. See "Management-- Stock Subscription Plans."

  On April 15, 1998, the Company entered into a new bank credit facility (the "New Credit Facility") that provided for (i) three senior secured term loan facilities in the aggregate amount of $250.0 million and (ii) a secured revolving credit facility of up to $125.0 million. At the closing of the Merger, $125.0 million was borrowed under one of the term loan facilities to fund the Recapitalization. The balance of the funds under the revolving credit facility and the term loan facilities is available to fund the Company's expansion. The New Credit Facility has availability for letter of credit usage, is secured by substantially all of the assets of the Company and is guaranteed by the Guarantors. See "Description of the New Credit Facility."

  Substantially all of Holding's funded debt obligations existing immediately before the consummation of the Recapitalization were repaid (the "Debt Retirement"). In connection with the Recapitalization, the Company repaid its intercompany obligations to Holding and paid a dividend to Holding (the "Company Distribution") in an aggregate amount, together with the proceeds of the sale of the Debentures, sufficient to fund Holding's Recapitalization payment obligations.

  The Merger, the Debt Retirement, the Company Distribution, the borrowing by the Company of funds under the New Credit Facility, the issuance and sale by Holding of the 12.875% Senior Discount Debentures due 2009 (the "Debentures Offering") and the offering of the Company's Series A Notes (the "Notes Offering") are referred to herein collectively as the "Recapitalization." The Recapitalization was recorded as a recapitalization for financial reporting purposes.

                                 RISK FACTORS

     Holders of the Series A Notes should consider carefully all of the information set forth in this Prospectus, and in particular, the information set forth on page 13 under "Risk Factors" before tendering the Series A Notes in exchange for the Series B Notes.

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                            TERMS OF SERIES B NOTES

Securities Offered...  $200.0 million in aggregate principal amount of 10.25%
                       Series B Senior  Subordinated Notes due 2008.

Issuer...............  Advance Stores Company, Incorporated

Maturity Date........  April 15, 2008.

Interest Rate........  The Series B Notes will bear interest at the rate of
                       10.25% per annum, payable semi-annually on April 15 and October 15 of each year, commencing October 15, 1998.

Subordination........  The Series B Notes will be general unsecured obligations of the Company, will rank subordinate in right of payment to all existing and future Senior Debt and will rank senior or pari passu in right of payment to all existing and future subordinated indebtedness of the Company. As of April 25, 1998, the Series B Notes were subordinate to $135.0 million of Senior Debt. In addition, the Company could have incurred additional indebtedness of up to $250.0 million under the New Credit Facility, which if borrowed, would be senior to the Series B Notes. See "Risk Factors--Subordination of the Series A Notes, Series B Notes and the Subsidiary Guarantee."

Optional Redemption..  The Series B Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after April 15, 2003 in cash at the redemption prices set forth herein, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of redemption. In addition, at any time prior to April 15, 2001 the Company may redeem up to 35% of the initially outstanding aggregate principal amount of Series B Notes at a redemption price equal to 110.25% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of redemption, with the net proceeds of one or more Equity Offerings; provided that, in each case, at least 65% of the initially outstanding aggregate principal amount of Series B Notes remains outstanding immediately after the occurrence of any such redemption; and provided further, that such redemption shall occur within 90 days of the date of the closing of such Equity Offering. See "Description of Series B Notes--Optional Redemption."

Change of Control....  Upon the occurrence of a Change of Control, each holder of Series B Notes will have the right to require the Company to repurchase all or any part of such holder's Series B Notes at an offer price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of purchase. See "Description of Series B Notes--Repurchase at the Option of Holders--Change of Control." There can be no assurance that, in the event of a Change of Control, the Company would have sufficient funds to purchase all Series B Notes tendered. See "Risk Factors--Possible Inability to Purchase Series B Notes upon Change of Control."

Guarantee............  The Series B Notes will be fully and unconditionally guaranteed on a senior subordinated basis by each Restricted Subsidiary of the Company that

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                       guarantees any other indebtedness of the Company or any Restricted Subsidiary. The Subsidiary Guarantees will be general unsecured obligations of the Guarantors, will rank subordinate in right of payment to all existing and future Senior Debt of the Guarantors and will rank senior or pari passu in right of payment to all existing and future subordinated indebtedness of the Guarantors.

Certain Covenants..... The Indenture contains certain covenants that limit, among other things, the ability of the Company and its Restricted Subsidiaries to: incur additional indebtedness and issue preferred stock, pay dividends or certain other distributions, issue stock of subsidiaries, make certain investments, repurchase stock and certain indebtedness, create or incur liens, engage in transactions with affiliates, enter into new businesses, sell stock of Restricted Subsidiaries and restrict the Company from engaging in certain mergers or consolidations and sell assets. See "Description of Series B Notes--Certain Covenants."

Form and
Denomination.......... The Series B Notes initially sold by the Initial
                       Purchasers will be represented by Global Series B Notes in fully registered form, deposited with a custodian for and registered in the name of a nominee of the Depositary. Beneficial interests in the Global Series B Notes will be shown on, and transfers thereof will be effected through, records maintained by the Depositary and its participants.

Exchange Offer,
Registration Rights... Holders of Series B Notes are not entitled to any exchange rights with respect to the Series B Notes. Holders of Series A Notes are entitled to certain exchange rights pursuant to the Exchange Offer Registration Rights Agreement. Under the Exchange Offer Registration Rights Agreement, the Company is required to offer to exchange the Series A Notes for the Series B Notes having substantially identical terms which have been registered under the Securities Act. This Exchange Offer is intended to satisfy such obligation. The form and terms of the Series B Notes are the same as the form and terms of the Series A Notes in all material respects except that the Series B Notes have been registered under the Securities Act and hence do not include certain rights to registration thereunder and do not contain transfer restrictions or terms with respect to the special interest payments applicable to the Series A Notes. Once the Exchange Offer is consummated, the Company will have no further obligations to register any of the Series A Notes not tendered by the Holders for exchange. See "Risk Factors--Consequences to Non-Tendering Holders of Series A Notes."

Use of Proceeds....... The Company will not receive any proceeds from the
                       Exchange Offer.

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                              THE EXCHANGE OFFER

The Exchange Offer.... $1,000 principal amount of Series B Notes in exchange for each $1,000 principal amount of Series A Notes. As of the date hereof, $200.0 million in aggregate principal amount of Series A Notes were outstanding. The Company will issue the Series B Notes to Holders on or promptly after the Expiration Date.

                       Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that Series B Notes issued pursuant to the Exchange Offer in exchange for Series A Notes may be offered for resale, resold and otherwise transferred by Holders thereof without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such Series B Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement with any person to participate in the distribution of such Series B Notes. However, the Company does not intend to request the Commission to consider, and the Commission has not considered, the Exchange Offer in a no-action letter and there can be no assurance that the Commission would make a similar determination with respect to the Exchange Offer. However, any Holder who is an "affiliate" of the Company or who intends to participate in the Exchange Offer for the purpose of distributing the Series B Notes
                       (i) cannot rely on the interpretation by the staff of the Commission set forth in the above referenced no-action letters, (ii) cannot tender its Series A Notes in the Exchange Offer, and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Series A Notes, unless such sale or transfer is made pursuant to an exemption from such requirements. See "Risk Factors--Consequences to Non-Tendering Holders of Series A Notes".

                       Each broker-dealer that receives Series B Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Series B Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Series B Notes received in exchange for Series A Notes where such Series A Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities and not acquired directly from the Company. The Company has agreed that for a period of 180 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

Expiration Date....... 5:00 p.m., New York City time, on      , 1998, unless the
                       Exchange Offer is extended, in which case the term "Expiration Date" means the latest date and time to which the Exchange Offer is extended.

Interest on the Series
 B Notes; Accrued
 Interest on the

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Series A Notes.....  The Series B Notes will bear interest from their issuance date. Holders whose Series A Notes are accepted for exchange will receive, in cash, accrued interest thereon to, but excluding, the issuance date of the Series B Notes. Such interest will be paid with the first interest payment on the Series B Notes. Interest on the Series A Notes accepted for exchange will cease to accrue upon cancellation of the Series A Notes and issuance of the Series B Notes. Holders of Series A Notes whose Series A Notes are not exchanged will receive the accrued interest payable on October 15, 1998 on such date in accordance with the terms of the Indenture.

Conditions to the
Series B Notes.....  The Exchange Offer is subject to certain customary conditions. The conditions are limited and relate in general to proceedings which have been instituted or laws which have been adopted that might impair the ability of the Company to proceed with the Exchange Offer. As of April 25, 1998, none of these events had occurred, and the Company believes their occurrence to be unlikely. If any such conditions do exist prior to the Expiration Date, the Company may (i) refuse to accept any Series A Notes and return all previously tendered Series A Notes, (ii) extend the Exchange Offer or (iii) waive such conditions. See "The Exchange Offer--Conditions."

Procedures for
Tendering Series A
Notes..............  Each Holder of Series A Notes wishing to accept the
                     Exchange Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with such Series A Notes to be exchanged and any other required documentation to United States Trust Company of New York, as Exchange Agent, at the address set forth herein and therein or effect a tender of such Series A Notes pursuant to the procedures for book-entry transfer as provided for herein. By executing the Letter of Transmittal, each Holder will represent to the Company that, among other things, the Series B Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such Series B Notes, whether or not such person is the Holder, that neither the Holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such Series B Notes and that neither the Holder nor any such person is an "affiliate," as defined in Rule 405 under the Securities Act, of the Company. Each broker-dealer that receives Series B Notes for its own account in exchange for Series A Notes, where such Series A Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities and not acquired directly from the Company, must acknowledge that it will deliver a prospectus in connection with any resale of such Series B Notes. See "The Exchange Offer--Procedures for Tendering" and "Plan of Distribution."

Special Procedures
for Beneficial
Owners.............  Any beneficial owner whose Series A Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender such Series A Notes in the Exchange Offer should contact such registered Holder promptly and instruct such registered Holder to tender on such beneficial owner's behalf. If such beneficial owner

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                     wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering its Series A Notes, either make appropriate arrangements to register ownership of the Series A Notes in such owner's name or obtain a properly completed bond power from the registered Holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the Expiration Date. See "The Exchange Offer--Procedures for Tendering."

Guaranteed Delivery
Procedures.......... Holders of Series A Notes who wish to tender their Series A
                     Notes and whose Series A Notes are not immediately available or who cannot deliver their Series A Notes, the Letter of Transmittal or any other documents required by the Letter of Transmittal to United States Trust Company of New York, as Exchange Agent, or cannot complete the procedure for book-entry transfer, prior to the Expiration Date must tender their Series A Notes according to the guaranteed delivery procedures set forth in "The Exchange Offer--Guaranteed Delivery Procedures."

Withdrawal Rights... Tenders may be withdrawn at any time prior to 5:00 p.m.,
                     New York City time, on the Expiration Date.

Acceptance of Series
A Notes and Delivery
of Series B Notes... The Company will accept for exchange any and all Series A
                     Notes which are properly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date. The Series B Notes issued pursuant to the Exchange Offer will be delivered promptly following the Expiration Date. Any Series A Notes not accepted for exchange will be returned without expense to the tendering Holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer. See "The Exchange Offer--Terms of the Exchange Offer."

Certain Tax
Considerations...... The exchange pursuant to the Exchange Offer will not be a taxable event for Federal income tax purposes. See "Certain Federal Income Tax Considerations."

Exchange Agent...... United States Trust Company of New York is serving as
                     Exchange Agent in connection with the Exchange Offer.

GENERAL

  The Company's principal executive offices are located at 5673 Airport Road, Roanoke, Virginia 24012 and its telephone number is (540) 362-4911.

                            ADDITIONAL INFORMATION

  For additional information regarding the Series B Notes, see "Description of Series B Notes" and "Certain Federal Income Tax Considerations."

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         SUMMARY CONSOLIDATED HISTORICAL AND PRO FORMA FINANCIAL DATA

     The following table sets forth summary consolidated statement of operations, balance sheet and other operating data of the Company. The summary consolidated historical financial information of the Company for each of the five fiscal years presented below has been derived from the audited consolidated financial statements of the Company which have been audited by Arthur Andersen LLP. The summary consolidated historical financial information of the Company for the sixteen weeks ended April 19, 1997 and April 25, 1998 is derived from financial statements that are unaudited and include, in the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the data for such periods, and are not necessarily indicative of the results expected for a full fiscal year or for any future period. The following summary consolidated historical and pro forma financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Consolidated Financial Statements of the Company and notes thereto and the Unaudited Pro Forma Consolidated Financial Data and notes thereto included elsewhere in this Prospectus.

                                               FISCAL YEAR(1)                                       SIXTEEN WEEKS ENDED
                               ------------------------------------------------                ------------------------------
                                                                                     PRO                              PRO
                                                                                    FORMA         APRIL    APRIL     FORMA
                                                                                    FISCAL         19,      25,      APRIL
                                 1993      1994      1995       1996      1997      1997(2)       1997     1998      25,1998
                               --------   -------   -------   --------   ------    --------    --------  -------   ----------
                                                                (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS
 DATA:
 Net sales...................  $365,241   $482,347  $602,559   $705,983   $848,108  $848,108   $239,151   $288,963 $ 288,963
 Gross profit................   137,491    184,903   232,597    268,368    323,522   323,522     92,291    112,586   112,586
 Selling, general and
  administrative
  expenses(3)................   117,733    155,457   196,153    228,049    279,924   278,039     82,008     99,178    98,441
 Expenses associated with
  recapitalization...........        --         --        --         --         --        --         --    (14,005)       --
 Operating income (loss).....    19,758     29,446    36,444     40,319     43,598    45,483     10,283       (597)   14,145
 Net income (loss)(4)........    10,964     22,832    16,705     20,212     20,372     5,528      4,400     (2,439)    1,725

OTHER DATA:
 EBITDA(5)...................  $ 28,953   $ 42,694  $ 51,243   $ 57,818   $ 65,399  $ 68,166   $ 16,578   $  6,889 $  21,631
 EBITDAR(6)..................    44,792     64,893    82,427     96,423    113,697   116,476     30,247     24,305    39,047
 Pro forma cash interest
  expense(7).................                                                         31,938                          10,416
 Capital expenditures........    25,316     25,781    42,939     44,264     48,864    48,864      9,658     15,813    15,813
 Percentage increase in
  comparable store
  sales(8)...................      17.3%       9.5%      1.7%       1.1%       5.1%      5.1%      10.4%       3.9%      3.9%
 Net cash provided by
  (used in) operating
  activities.................     6,697     (5,358)   26,854     22,991     41,484               12,435     15,242
 Net cash used in
  investing activities.......   (25,275)   (14,201)  (39,855)   (44,121)   (48,607)              (9,603)   (11,672)
 Net cash provided by
  (used in) financing
  activities.................    18,578     19,559    22,925     13,777      7,638               (3,376)    25,523

PRO FORMA CREDIT RATIOS:

 Ratio of EBITDA to cash
  interest expense(7)........                                                           2.13x                           2.08x

SELECTED STORE DATA:

 New stores..................        81         90       104        115        170       170         26         50        50
 Number of stores (end of
  period)....................       352        437       536        649        814       814        675        863       863
 Stores with commercial
  delivery program (end of
  period)....................        --         --        --        213        421       421        296        468       468
 Total store square footage
  (000s)(end of period)
  (9)........................     2,408      3,150     3,939      4,710      5,857     5,857      4,895      6,180     6,180

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                                                                   AT APRIL 25,
                                                                       1998
                                                                   ------------
                                                                   (DOLLARS IN
                                                                    THOUSANDS)
BALANCE SHEET DATA:
  Cash and cash equivalents(10)..................................    $ 36,540
  Net working capital(11)........................................      99,773
  Total assets...................................................     562,975
  Total debt.....................................................     335,000
  Stockholder's deficit..........................................     (56,270)


  ______________________
(1) The Company's fiscal year consists of 52 or 53 weeks ending on the Saturday nearest to December 31. All fiscal years presented are 52 weeks except for fiscal year 1997, which consists of 53 weeks. The Company's first fiscal quarter consists of 16 weeks.
(2) The pro forma data for fiscal 1997 and the sixteen weeks ended April 25, 1998 sets forth the financial data of the Company as adjusted to give effect to the Recapitalization which includes: (i) borrowings of $125.0 million under the New Credit Facility, the issuance of $200.0 million of Series A Notes, (ii) the payment of $17.1 million of debt issuance costs, and (iii) the repayment of $97.1 million of intercompany debt. The pro forma consolidated statement of operations data excludes non-recurring management bonuses of $11.5 million and $2.5 million of other expenses in connection with the Recapitalization. See "Use of Proceeds," "Capitalization," "Unaudited Pro Forma Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."
(3) Fiscal 1997 historical and pro forma amounts include an unusual medical claim that exceeded the Company's stop loss insurance coverage. The Company has increased its stop loss coverage effective January 1, 1998 to a level that would provide coverage for a medical claim of this magnitude. The pre-tax amount of this claim, net of related increased insurance costs, was $0.9 million. In addition, fiscal 1997 amounts exclude $1.0 million of certain payroll and insurance costs that were allocated to Holding that are expected to be incurred by the Company in the future.
(4) Fiscal 1994 includes a net after-tax gain of $6.7 million on the sale of equity securities of TBC Corporation, a distributor of automotive products in which the Company held a minority equity ownership interest.
(5) EBITDA represents operating income plus depreciation and amortization included in operating income. While EBITDA is not intended to represent cash flow from operations as defined by generally accepted accounting principles ("GAAP") and should not be considered as a substitute for net income as an indicator of operating performance or as an alternative to cash flow (as measured by GAAP) as a measure of liquidity, the Company has included it herein to provide additional information with respect to the Company's ability to meet its future debt service, capital expenditures and working capital requirements. The Company's method for calculating EBITDA may differ from similarly titled measures reported by other companies. Pro forma EBITDA represents EBITDA, as defined above, plus management's estimate of the elimination of expenses primarily related to compensation and other benefits of the Company's Chairman, who prior to the Recapitalization was Holding's principal stockholder, that will not be incurred after the Recapitalization, non-recurring management bonuses and other expenses incurred in connection with the Recapitalization, other unusual expenses and allocation of certain costs to Holding (see Note 3 above).

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    The computation of pro forma EBITDA is set forth as follows:

                                                                                                      PRO FORMA
                                                                                                   SIXTEEN WEEKS
                                                                                 PRO FORMA             ENDED
                                                                                 FISCAL 1997       APRIL 25, 1998
                                                                                --------------    --------------
                                                                                   (DOLLARS IN THOUSANDS)
     Historical EBITDA........................................................      $65,399          $ 6,889
      Private company expenses(a).............................................        3,056              845
      Unusual medical claim(b)................................................          882               --
      Allocation of costs to Holding that are expected to be incurred by the
       Company in the future(c)...............................................       (1,017)              --
      Costs incurred at Holding that are expected to be incurred by the
       Company in the future(d)...............................................         (154)            (108)
                                                                                -----------       ----------
      Non-recurring Recapitalization expenses(e)..............................           --           14,005
      Pro forma EBITDA........................................................      $68,166          $21,631
                                                                                ===========       ==========

     ______________________
     (a) Reflects management's estimate of expenses primarily related to compensation and other benefits of the Company's Chairman, who prior to the Recapitalization was Holding's principal stockholder, that were eliminated after the Recapitalization.
     (b) Represents unusual medical claim that exceeded the Company's stop loss insurance coverage, net of related increased insurance costs (See Note 3 above).
     (c) Represents certain payroll and insurance costs that were allocated to Holding.
     (d) Represents primarily general and administrative costs of Holding subsidiaries other than the Company.
     (e) Represents non-recurring management bonuses and other expenses incurred in connection with the Recapitalization.
(6) EBITDAR represents EBITDA plus operating lease expense. Because the proportion of stores leased versus owned varies among industry competitors, the Company believes that EBITDAR permits a meaningful comparison of operation performance among industry competitors. The Company leases substantially all of its stores. Pro forma EBITDAR includes approximately $12,000 of lease expense in fiscal 1997 and $1,000 of lease expense in the sixteen weeks ended April 25, 1998 that is included in the costs incurred by Holding that are expected to be incurred by the Company in the future (See Note 5 above).
(7) Cash interest expense represents total interest expense, excluding amortization of deferred debt issuance costs.
(8) Comparable store net sales data is calculated based on the change in net sales of all stores opened as of the beginning of the preceding fiscal year. New stores become part of the comparable store base on the first day of their second full fiscal year in operation. Relocations are included in comparable store net sales from the date of opening. Increases for fiscal 1997 have been adjusted to exclude the effect of the fifty-third week.
(9) Total store square footage is based on the Company's actual store formats and includes normal selling, office, stockroom and receiving space.
(10) Subsequent to April 25, 1998, Holding made a capital contribution to the Company of $8.3 million.
(11) Net working capital represents total current assets excluding cash and cash equivalents, less total current liabilities excluding bank overdrafts and current maturities of long-term debt.

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                                 RISK FACTORS

     In evaluating the Exchange Offer, Holders of the Series A Notes should carefully consider the following factors in addition to the other information contained in this Prospectus.

SUBSTANTIAL LEVERAGE AND DEBT SERVICE OBLIGATIONS

     The Company has substantial indebtedness and debt service obligations. The Company has entered into the indenture governing the Series A Notes and the Series B Notes (the "Indenture") pursuant to which it borrowed money in order to finance the Recapitalization, including refinancing the existing outstanding indebtedness of Holding and the Company. In addition, the Company has entered into the New Credit Facility to fund the Recapitalization and provide additional working capital for the Company. As of April 25, 1998, (i) the Company and its subsidiaries had $135.0 million of indebtedness that constituted Senior Debt and $258.8 million of trade payables and other accrued liabilities, (ii) the Company had a stockholder's deficit of $56.3 million, and (iii) the Guarantor had no outstanding indebtedness other than its guarantee of the Company's obligations under the New Credit Facility. In addition, the Company is permitted to incur additional indebtedness of up to $250.0 million under the New Credit Facility which, if borrowed, would be senior to the Series B Notes. See "Description of Series B Notes" and "Description of the New Credit Facility."

     The level of the Company's indebtedness may have important consequences to the holders of Series B Notes, including: (i) the ability of the Company to obtain additional debt financing in the future for acquisitions, working capital and capital expenditures may be limited; (ii) a substantial portion of the Company's cash flow must be dedicated to debt service and will not be available for other purposes; (iii) the Company's level of indebtedness could limit its flexibility in reacting to changes in its operating environment and economic conditions generally and (iv) the covenants contained in the Company's debt instruments, including the Indenture, limit the Company's ability to, among other things, borrow additional funds, dispose of assets or make investments.

     In order to satisfy the Company's obligations under the Series B Notes, its operating leases, the New Credit Facility, the Development Authority of McDuffie County Taxable Industrial Development Revenue Bonds (Advance Stores Company, Incorporated Project), Series 1997 (the "IRB") and certain other indebtedness presently outstanding, the Company must generate substantial operating cash flow. The ability of the Company to meet debt service and other obligations or to refinance any such obligation will depend on the future performance of the Company, which will be subject to prevailing economic conditions and to financial, business and other factors beyond the control of the Company. In addition, the New Credit Facility and the IRB will mature prior to the maturity of the Series B Notes. While the Company believes that, based on current levels of operations, it will be able to meet its debt service and other obligations and to refinance such indebtedness, there can be no assurances with respect thereto, including with respect to the Company's ability to refinance borrowings under the New Credit Facility at the maturity of the obligations arising thereunder. Furthermore, because the New Credit Facility bears interest at floating rates, the Company's financial performance and flexibility may be adversely affected by fluctuations in interest rates. See "Unaudited Pro Forma Consolidated Financial Data" for information regarding the operating cash flow and debt service obligations of the Company.

SUBORDINATION OF THE SERIES A NOTES, SERIES B NOTES AND THE SUBSIDIARY GUARANTEE

     The Series A Notes and the Subsidiary Guarantee are, and the Series B Notes will be, unsecured senior subordinated obligations of the Company and the Guarantor, subordinate in right of payment to all existing and future Senior Debt of the Company and the Guarantor, respectively, which include all present and future borrowings under the New Credit Facility. Additional indebtedness, including Senior Debt, may be incurred by the Company and the Guarantor from time to time subject to certain restrictions contained in the New Credit Facility and the Indenture.

     In the event of a bankruptcy, liquidation or reorganization of the Company, the assets of the Company will be available to pay obligations on the Series B Notes only after all Senior Debt has been paid in full, and there may not be sufficient assets remaining to pay amounts due on any or all of the Series B Notes then outstanding. The Company may not pay principal or premium, if any, or interest or Liquidated Damages, if any, on the Series B

Notes if Senior Debt, including indebtedness under the New Credit Facility, is not paid when due. In addition, if any default occurs with respect to such Senior Debt, and certain other conditions are satisfied, the Company may not make any payments on the Series B Notes for a designated period of time. Finally, if any judicial proceeding is pending with respect to any such default in payment on any Senior Debt, or other default with respect to certain Senior Debt, including indebtedness under the New Credit Facility, or if the maturity of the Series B Notes is accelerated because of a default under the Indenture and such default constitutes a default with respect to any Senior Debt, the Company may not be able to make any payment on the Series B Notes. If the Company incurs any additional pari passu debt, the holders of such debt would be entitled to share ratably with the holders of Series B Notes in any proceedings in connection with any insolvency, liquidation, reorganization, dissolution or other winding up of the Company. See "Description of Series B Notes-- Subordination."

RESTRICTIONS UNDER THE NEW CREDIT FACILITY

     The New Credit Facility contains, among other things, certain financial and other covenants, including covenants requiring the Company to maintain certain financial ratios, restricting the ability of the Company to incur indebtedness or to create or suffer to exist certain liens and restricting the amount of capital expenditures which it may incur in any fiscal year. Compliance with such provisions may limit the ability of the Company to expand its business, and the ability of the Company to comply with such provisions and to repay or refinance the New Credit Facility may be affected by events beyond its control. A failure to make any required payment under the New Credit Facility or a failure to comply with any of the financial and operating covenants included in the New Credit Facility would result in an event of default thereunder, permitting the lenders to elect to accelerate the maturity of the indebtedness thereunder. Any such acceleration could also result in the acceleration of any other indebtedness of the Company. Additionally, the Company's ability to make scheduled interest payments and/or principal payments, if then due, on the Series B Notes may be prohibited during the existence of a default under the New Credit Facility or such other indebtedness. See "Description of Series B Notes-- Subordination" and "--Certain Covenants." If the lenders under the New Credit Facility accelerate the maturity of the indebtedness thereunder, there can be no assurance that the Company will have sufficient resources to satisfy its obligations under the New Credit Facility and its other indebtedness, including the Series B Notes.

     The indebtedness under the New Credit Facility is secured by a first priority lien on substantially all of the assets of the Company and the Guarantor now owned or hereafter acquired and is guaranteed by the Guarantor. Holding has also issued a guarantee of the loans under the New Credit Facility, which guarantee is secured by a pledge by Holding of all of the issued and outstanding capital stock of the Company and Holding's other subsidiaries. The New Credit Facility matures prior to the maturity of the Series B Notes. See "Description of the New Credit Facility."

UNCERTAINTY RELATING TO ABILITY TO IMPLEMENT GROWTH STRATEGY

     The Company intends to expand its base of stores as part of its growth strategy, both by opening new stores and by acquisition. There can be no assurance that this strategy will be successful. The actual number of new stores to be opened and their success will be dependent on a number of factors, including, among other things, the ability of the Company to manage such expansion and hire and train qualified sales associates, the availability of suitable store locations and the negotiation of acceptable lease terms for new locations. There can be no assurance that the Company will be able to open and operate such stores on a timely or profitable basis or that opening new stores in markets already served by the Company will not adversely affect existing store profitability or comparable store sales. Furthermore, the success of the Company's acquisition strategy will depend on the extent to which it is able to acquire, successfully absorb and profitably manage additional businesses, and no assurance can be given that the Company's strategy will succeed. See "Business-- Store Location and Development Strategy."

COMPETITION

     The retail sale of automotive parts and accessories is highly competitive. The Company competes primarily with national and regional retail automotive parts chains, wholesalers or jobber stores (some of which are associated with national automotive parts distributors or associations), independent operators, automobile dealers that supply original equipment manufacturer parts and mass merchandisers that carry automotive replacement parts and accessories. Some of the Company's competitors are larger and have greater financial, marketing and other resources than the Company. See "Business-- Competition."

DEPENDENCE ON VENDOR RELATIONSHIPS

     The Company's business is dependent upon developing and maintaining close relationships with its vendors and upon its ability to purchase products from these vendors on favorable price and other terms. A disruption of these vendor relationships could have a material adverse effect on the Company's business. See "Business--Purchasing."

DEPENDENCE ON CERTAIN KEY PERSONNEL

     The Company is dependent upon the services and experience of its executive officers and senior management team and there can be no assurance that the Company's business would not be affected if one or more of these individuals left the Company. The Company has entered into an employment agreement with Garnett Smith, the Chief Executive Officer of the Company. See "Management-- Executive Employment Contracts."

ECONOMIC AND WEATHER CONDITIONS

     The Company's business is sensitive to the economic and weather conditions of the regions in which it operates. In recent years, certain of these regions have experienced economic recessions and extreme weather conditions. Temperature extremes tend to enhance sales by causing a higher incidence of parts failure and increasing sales of seasonal products. However, unusually inclement weather can reduce sales by causing deferral of elective maintenance. No prediction can be made as to future economic or weather conditions in the regions in which the Company operates or the effect such conditions may have on the business or results of operations of the Company.

CONTROL OF COMPANY

     Through ownership of Holding Common Stock and an irrevocable proxy granted to it by Ripplewood, FS&Co. controls approximately 79.7% of the outstanding voting securities of Holding. As a result, FS&Co. has the ability to control Holding's, and thus the Company's, management, policies and financing decisions. See "Management."

POSSIBLE INABILITY TO PURCHASE SERIES B NOTES UPON CHANGE OF CONTROL

     Upon a Change of Control (as defined in the Indenture), the Company will be required to offer to repurchase all of the outstanding Series B Notes at 101% of the principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of purchase. There can be no assurance that the Company will have sufficient funds available or will be permitted by its other debt agreements to purchase the Series B Notes upon the occurrence of a Change of Control. In addition, a Change of Control may cause a default under the New Credit Facility and other Senior Debt of the Company, in which case the subordination provisions of the Series B Notes would require payment in full of all such Senior Debt of the Company before repurchase of the Series B Notes. See "Description of the Series B Notes--Subordination" and "Description of the Series B Notes--Repurchase at the Option of Holders--Change of Control." The inability to purchase all of the tendered Series B Notes, would constitute an event of default under the Indenture which would, in turn, constitute a default under the New Credit Facility and could constitute a default under other Senior Debt.

LACK OF A PUBLIC MARKET FOR THE SERIES B NOTES

     The Series B Notes are being offered to the Holders of the Series A Notes. Prior to this Exchange Offer, there has been no public market for the Series A Notes. The Company does not intend to apply for listing of the Series B Notes on any securities exchange or for quotation through the Nasdaq National Market. The Initial Purchasers have informed the Company that they currently intend to make a market in the Series B Notes. However, the Initial Purchasers are not obligated to do so and any such market making may be discontinued at any time without notice. Therefore, no assurance can be given as to whether an active trading market will develop or be maintained for the Series B Notes. As the Series A Notes were issued and the Series B Notes will be issued to a limited number of institutions who typically hold similar securities for investment, the Company does not expect that an active public market for the Series B Notes will develop. In addition, resales by certain holders of the Series A Notes or the Series B Notes of a substantial percentage of the aggregate principal amount of such notes could constrain the ability of any market maker to develop or maintain a market for the Series B Notes. To the extent that a market for the Series B Notes should develop, the market value of the Series B Notes will depend on prevailing interest rates, the market for similar securities and other factors, including the financial condition, performance and prospects of the Company. Such factors might cause the Series B Notes to trade at a discount from face value.

FRAUDULENT CONVEYANCE

     The payments made in connection with the Recapitalization to stockholders of Holding, the repayment of indebtedness of the Company and Holding, and the related incurrence by the Company of indebtedness under the Series A Notes and the Series B Notes may be subject to review under relevant state and federal fraudulent conveyance laws, as well as other similar laws regarding creditors' rights generally, if a bankruptcy case or lawsuit is commenced by or on behalf of unpaid creditors of the Company. Under these laws, if a court were to find that, after giving effect to the sale of the Series A Notes, the application of the net proceeds therefrom, and the issuance of Series B Notes, either (a) the Company incurred such indebtedness with the intent of hindering, delaying or defrauding creditors or contemplated insolvency with a design to prefer one or more creditors to the exclusion in whole or in part of others or (b) the Company received less than reasonably equivalent value or consideration for incurring such indebtedness and (i) was insolvent or rendered insolvent by reason of such transaction, (ii) was engaged in a business or transaction for which the assets remaining with the Company constituted unreasonably small capital or (iii) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, such court may subordinate such indebtedness to presently existing and future creditors of the Company, avoid the issuance of such indebtedness and direct the repayment of any amounts paid thereunder to the Company's other creditors or take other action detrimental to the holders of such indebtedness. In that event, there can be no assurance that any repayment on the Series B Notes would ever be recovered by holders of the Series B Notes. There can be no assurance that a court would not determine, regardless of whether the Company was solvent on the date the Series A Notes were issued, that
(i) the payments made in connection with the Recapitalization constituted fraudulent transfers on another ground or (ii) the Company did not receive fair consideration or reasonably equivalent value for the incurrence of the indebtedness evidenced by the Series A Notes and the Series B Notes.

     The Company's obligations under the Series A Notes are, and the Series B Notes will be, guaranteed by the Guarantor. The incurrence by a Guarantor of the Subsidiary Guarantee may be subject to review under relevant state and federal fraudulent conveyance laws if a bankruptcy case or lawsuit is commenced by or on behalf of unpaid creditors of the Guarantor. Under these laws, if a court were to find that either (a) the Subsidiary Guarantee was incurred by a Guarantor with the intent of hindering, delaying or defrauding creditors or the Guarantor contemplated insolvency with a desire to prefer one or more creditors to the exclusion in whole or in part of others or (b) the Guarantor received less than reasonably equivalent value or consideration for incurring the Subsidiary Guarantee and (i) was insolvent or rendered insolvent by reason of such transaction, (ii) was engaged in a business or transaction for which the assets remaining with the Guarantor constituted unreasonably small capital or
(iii) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, such court may subordinate the Subsidiary Guarantee to presently existing and future indebtedness of the Guarantor, avoid the issuance of the Subsidiary Guarantee and direct the repayment of any amounts paid thereunder to the Guarantor's creditors or take other action detrimental to the holders of the Subsidiary Guarantee. A legal challenge of the Subsidiary Guarantee on fraudulent conveyance grounds, may, among other things, focus on the benefits, if any, realized by the Guarantor as a result of the issuance by the Company of the Series A Notes and the Series B Notes.

     To the extent the Subsidiary Guarantee was avoided as a fraudulent conveyance or held unenforceable for any other reason, or, by the terms of such Subsidiary Guarantee, the obligations thereunder were reduced as necessary to prevent such avoidance, holders of the Series A Notes and the Series B Notes would to such extent cease to have any claim in respect of the Guarantor. In such event, the claims of the holders of the applicable

Series A Notes and the Series B Notes against the Guarantor would be subject to the prior payment of all liabilities and preferred stock claims of the Guarantor. There can be no assurance that, after providing for all prior claims and preferred stock interests, if any, there would be sufficient assets to satisfy the claims of the holders of the applicable Series A Notes and the Series B Notes relating to any voided portions of the Subsidiary Guarantee.

     The measure of insolvency for purposes of the foregoing considerations varies depending upon the law of the jurisdiction which is being applied. Generally, however, the Company would be considered insolvent if the sum of all its liabilities, including contingent liabilities, were greater than the value of all its property at a fair valuation, or if the present fair saleable value of the Company's assets were less than the amount required to repay its probable liabilities on its debts, including contingent liabilities, as they become absolute and mature.

     Based upon financial and other information currently available to it, management of the Company believes that the Series A Notes, the Series B Notes and Subsidiary Guarantee are being incurred for proper purposes and in good faith and that at the time the Series A Notes, the Series B Notes, and Subsidiary Guarantee are issued the Company and the Guarantor will be, (i) neither insolvent nor rendered insolvent thereby, (ii) in possession of sufficient capital to run its business effectively and (iii) incurring debts within its ability to pay as the same mature or become due. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources." In reaching these conclusions, the Company has relied upon various valuations and estimates of future cash flow that necessarily involve a number of assumptions and choices of methodology. No assurance can be given, however, that the assumptions and methodologies chosen by the Company would be adopted by a court or that a court would concur with the Company's conclusions.

CONSEQUENCES TO NON-TENDERING HOLDERS OF SERIES A NOTES

     Upon consummation of the Exchange Offer, the Company will have no further obligation to register the Series A Notes. Thereafter, any Holder of Series A Notes who does not tender its Series A Notes in the Exchange Offer, including any Holder which is an "affiliate" (as that term is defined in Rule 405 of the Securities Act) of the Company which cannot tender its Series A Notes in the Exchange Offer, will continue to hold restricted securities which may not be offered, sold or otherwise transferred, pledged or hypothecated except pursuant to Rule 144 and Rule 144A under the Securities Act or pursuant to any other exemption from registration under the Securities Act relating to the disposition of securities, provided that an opinion of counsel is furnished to the Company that such an exemption is available.

FORWARD LOOKING STATEMENTS

     Certain statements contained in this Prospectus, including, without limitation, statements containing the words "believes," "anticipates," "intends," "expects," "pro forma," and words of similar import, constitute "forward-looking statements." Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company or the retail industry to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: general economic and business conditions; the Company's substantial leverage and debt service obligations; restrictions on the Company's ability to pursue its business strategies imposed by restrictive loan covenants; changes in business strategy or development plans; competition; the loss of key personnel; weather conditions; and other factors referenced in this Prospectus, including, without limitation, under the captions "Summary," "Risk Factors," "Unaudited Pro Forma Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." Forward-looking statements regarding revenues, EBITDA and EBITDAR are particularly subject to a variety of assumptions, some or all of which may not be realized. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

                                USE OF PROCEEDS

     This Exchange Offer is intended to satisfy certain of the Company's obligations under the Exchange Offer Registration Rights Agreement. The Company will not receive any cash proceeds from the issuance of the Series B Notes offered in the Exchange Offer. In consideration for issuing the Series B Notes as contemplated in this Prospectus, the Company will receive in exchange Series A Notes in like principal amount, the form and terms of which are the same in all material respects as the form and terms of the Series B Notes except that the Series B Notes have been registered under the Securities Act and do not contain transfer restrictions or terms with respect to the special interest payments applicable to the Series A Notes. The Series A Notes surrendered in exchange for Series B Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the Series B Notes will not result in any increase in the indebtedness of the Company.

     Net proceeds from the Notes Offering were approximately $200.0 million. Such proceeds, together with the borrowings of $125.0 million under the New Credit Facility, were distributed to Holding or used to fund the Company's payment obligations in the Recapitalization. Holding used the proceeds of such distribution, together with the Equity Investment and the proceeds from the Debentures Offering, to fund its payment obligations in the Recapitalization. See "Summary--The Recapitalization." In connection with the Recapitalization, substantially all of Holding's existing funded debt obligations were repaid. At January 3, 1998, the aggregate principal amount of Holding's funded indebtedness which was repaid in connection with the Recapitalization was $94.1 million at a weighted interest rate of approximately 6.2% per annum, maturing between May 31, 1998 and September 1, 2004.

                                CAPITALIZATION

     The following table sets forth the historical capitalization of the Company as of April 25, 1998 and its capitalization on a pro forma basis after giving effect to the Recapitalization. See "Summary--The Recapitalization" and "Use of Proceeds." This table should be read in conjunction with "Unaudited Pro Forma Consolidated Financial Data" and the consolidated financial statements of the Company and the notes thereto included elsewhere in this Prospectus.

                                                                    AS OF
                                                                  APRIL 25,
                                                                    1998
                                                                ------------
                                                                (DOLLARS IN
                                                                 THOUSANDS)
Cash and cash equivalents.....................................   $ 36,540(1)
                                                                =========
Debt:
 Industrial Development Revenue Bonds.........................   $ 10,000
 New Credit Facility..........................................    125,000
 Notes Offering...............................................    200,000
                                                                ---------
   Total Debt.................................................    335,000
 Stockholder's deficit........................................    (56,270)
                                                                ---------
 Total capitalization.........................................   $278,730
                                                                =========

_____________________
(1) Amount reflects unused proceeds from the Recapitalization that are available for working capital needs. Subsequent to April 25, 1998, Holding made a capital contribution to the Company of $8.3 million.

                              THE EXCHANGE OFFER

PURPOSES OF THE EXCHANGE OFFER

     The Series A Notes were issued and sold by the Company on April 15, 1998 to Donaldson, Lufkin & Jenrette Securities Corporation and Chase Securities Inc. (collectively, the "Initial Purchasers"), who subsequently resold the Series A Notes to (a) "qualified institutional buyers" (in reliance on Rule 144A under the Securities Act) and (b) non-U.S. persons outside the United States in reliance on Regulation S under the Securities Act. In connection with the issuance and sale of the Series A Notes, the Company and the Initial Purchasers entered into the Exchange Offer Registration Rights Agreement pursuant to which the Company agreed to use its best efforts to cause a registration statement with respect to the Exchange Offer to become effective within 150 days of April 15, 1998, the date of issuance of the Series A Notes. However, if the Exchange Offer is not permitted by applicable law or, under certain circumstances, if the holders shall so request, the Company will, at its own expense, (a) as promptly as practicable, file a shelf registration statement covering resales of the Series A Notes (the "Shelf Registration Statement"), (b) use its best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act and (c) use its best efforts to keep effective the Shelf Registration Statement until two years or 180 days, as the case may be, after the Issue Date.

     The Exchange Offer is being made by the Company to satisfy its obligations pursuant to the Exchange Offer Registration Rights Agreement. The form and terms of the Series B Notes are the same as the form and terms of the Series A Notes in all material respects except that the Series B Notes have been registered under the Securities Act and hence do not include certain rights to registration thereunder and do not contain transfer restrictions or terms with respect to the special interest payments applicable to the Series A Notes. Once the Exchange Offer is consummated, the Company will have no further obligations to register any of the Series A Notes not tendered by the Holders for exchange. See "Risk Factors--Consequences to Non-Tendering Holders of Series A Notes". A copy of the Exchange Offer Registration Rights Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

     Based on interpretations by the staff of the Commission set forth in several no-action letters issued to third parties, the Company believes that Series B Notes issued pursuant to the Exchange Offer in exchange for Series A Notes may be offered for resale, resold and otherwise transferred by holders thereof without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Series B Notes are acquired in the ordinary course of such holders' business and such holders have no such arrangement with any person to participate in the distribution of such Series B Notes. However, the Company does not intend to request the Commission to consider, and the Commission has not considered, the Exchange Offer in a no-action letter and there can be no assurance that the Commission would make a similar determination with respect to the Exchange Offer. However, any Holder who is an "affiliate" of the Company or who intends to participate in the Exchange Offer for the purpose of distributing the Series B Notes (i) cannot rely on the interpretation by the staff of the Commission set forth in the above referenced no-action letters, (ii) cannot tender its Series A Notes in the Exchange Offer, and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Series A Notes, unless such sale or transfer is made pursuant to an exemption from such requirements. See "Risk Factors--Consequences to Non-Tendering Holders of Series A Notes".

     In addition, each broker-dealer that receives Series B Notes for its own account in exchange for Series A Notes, where such Series A Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities and not acquired directly from the Company, must acknowledge that it will deliver a copy of this Prospectus in connection with any resale of such Series B Notes. See "Plan of Distribution".

     Except as aforesaid, this Prospectus may not be used for an offer to resell, resale or other transfer of Series B Notes.

TERMS OF THE EXCHANGE OFFER

     General

     Upon the terms and subject to the conditions of the Exchange Offer set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Series A Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue $1,000 principal amount of Series B Notes in exchange for each $1,000 principal outstanding Series A Notes accepted in the Exchange Offer. Holders may tender some or all of their Series A Notes pursuant to the Exchange Offer. However, Series B Notes may be tendered only in integral multiples of $1,000.

     As of April 15, 1998, there was $200.0 million aggregate principal amount of the Series A Notes outstanding and one registered Holder of Series A Notes. This Prospectus, together with the Letter of Transmittal, is being sent to such
registered Holder as of            ,1998.

     In connection with the issuance of the Series A Notes, the Company arranged for the Series A Notes to be issued and transferable in book-entry form through the facilities of DTC, acting as depository. The Series B Notes also will be issued and transferable in book-entry form through DTC. See "Description of Series B Notes--Form, Denomination and Book-Entry Procedures."

     The Company shall be deemed to have accepted validly tendered Series A Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering Holders of Series A Notes for the purpose of receiving the Series B Notes from the Company.

     If any tendered Series A Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Series A Notes will be returned, without expense, to the tendering Holder thereof as promptly as practicable after the Expiration Date.

     Holders of Series A Notes who tender in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Series A Notes pursuant to the Exchange Offer. The Company will pay the expenses, other than certain applicable taxes, of the Exchange Offer. See "--Fees and Expenses."

     Expiration Date; Extensions; Amendments

     The term "Expiration Date" shall mean            , 1998, unless the
Company in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date to which the Exchange Offer is extended.

     In order to extend the Expiration Date, the Company will notify the Exchange Agent and the record Holders of Series A Notes of any extension by oral or written notice, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Such notice may state that the Company is extending the Exchange Offer for a specified period of time or on a daily basis until 5:00 p.m., New York City time, on the date on which a specified percentage of Series A Notes are tendered.

     The Company reserves the right to delay accepting any Series A Notes, to extend the Exchange Offer, to amend the Exchange Offer or to terminate the Exchange Offer and not accept Series A Notes not previously accepted if any of the conditions set forth herein under "--Conditions" shall have occurred and shall not have been waived by the Company by giving oral or written notice of such delay, extension, amendment or termination to the Exchange Agent. Any such delay in acceptance, extension, amendment or termination will be followed as promptly as practicable by oral or written notice thereof. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment in a manner reasonably calculated to inform the Holders of such amendment and the Company will extend the Exchange Offer for a period of five to 10 business days, depending upon the significance of the amendment and the manner of disclosure to Holders of the Series A Notes, if the Exchange Offer would otherwise expire during such five to 10 business day period.

     Without limiting the manner in which the Company may choose to make public announcement of any extension, amendment or termination of the Exchange Offer, the Company shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to the Dow Jones News Service.

ACCRUED INTEREST ON THE SERIES B NOTES AND THE SERIES A NOTES

     The Series B Notes will bear interest at a rate equal to 10.25% per annum from their date of issuance. Interest on the Series B Notes is payable semi-annually on April 15 and October 15 of each year, commencing on October 15, 1998. Holders whose Series A Notes are accepted for exchange will receive, in cash, accrued interest thereon to, but excluding, the date of issuance of the Series B Notes. Such interest will be paid with the first interest payment on the Series B Notes. Interest on the Series A Notes accepted for exchange will cease to accrue upon cancellation of the Series A Notes and issuance of the Series B Notes. Holders of Series A Notes whose Series A Notes are not exchanged will receive the accrued interest payable on October 15, 1998.

PROCEDURES FOR TENDERING

     The tender to the Company of the Series A Notes by a Holder thereof as set forth below and the acceptance thereof by the Company will constitute a binding agreement between the tendering Holder and the Company upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal. Except as set forth below, a Holder (which term, for purposes of the Exchange Offer, includes any participant in the Book-Entry Transfer Facility system whose name appears on a security position listing as a holder of such Series A Notes) who wishes to tender Series A Notes for exchange pursuant to the Exchange Offer must transmit to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date either (i) a properly completed and duly executed Letter of Transmittal or a facsimile thereof, including all other documents required by such Letter of Transmittal, to the Exchange Agent at the address set forth below under "Exchange Agent" or (ii) a computer-generated message, transmitted by means of the Book-Entry Transfer Facility's ATOP system and received by the Exchange Agent and forming a part of a Book-Entry Confirmation, in which such Holder acknowledges and agrees to be bound by the terms of the Letter of Transmittal. In addition, in order to deliver Series A Notes (i) certificates for such Series A Notes must be received by the Exchange Agent along with the Letter of Transmittal, (ii) a timely confirmation by a book-entry transfer (a "Book-Entry Confirmation") of such Series A Notes into the Exchange Agent's account at The Depositary Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date or
(iii) the Holder must comply with the guaranteed delivery procedures described below. THE METHOD OF DELIVERY OF SERIES A NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDERS. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY. NO LETTERS OF TRANSMITTAL OR SERIES A NOTES SHOULD BE SENT TO THE COMPANY.

     Delivery of all documents must be made to the Exchange Agent at its address set forth below. Holders may also request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the above transactions for such Holders.

     ANY BENEFICIAL HOLDER WHOSE SERIES A NOTES ARE REGISTERED IN THE NAME OF ITS BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE AND WHO WISHES TO TENDER SHOULD CONTACT SUCH REGISTERED HOLDER PROMPTLY AND INSTRUCT SUCH REGISTERED HOLDER TO CONSENT AND/OR TENDER ON ITS BEHALF. IF SUCH BENEFICIAL HOLDER WISHES TO TENDER ON ITS OWN BEHALF, SUCH BENEFICIAL HOLDER MUST, PRIOR TO COMPLETING AND EXECUTING THE LETTER OF TRANSMITTAL AND DELIVERING ITS SERIES A NOTES, EITHER MAKE APPROPRIATE ARRANGEMENTS TO REGISTER OWNERSHIP OF THE SERIES A NOTES IN SUCH HOLDER'S NAME OR OBTAIN A PROPERLY COMPLETED BOND POWER FROM THE REGISTERED HOLDER. THE TRANSFER OF RECORD OWNERSHIP MAY TAKE CONSIDERABLE TIME.

     Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Series A Notes tendered pursuant thereto are tendered (i) by a registered Holder who has not completed the box entitled "Special Payment Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or
(ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States (an "Eligible Institution").

     If the Letter of Transmittal is signed by a person other than the registered Holder of any Series A Notes listed therein, such Series A Notes must be endorsed or accompanied by appropriate bond powers signed as the name of the registered Holder or Holders appears on the Series A Notes.

     If the Letter of Transmittal or any Series A Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tendered Series A Notes and withdrawal of tendered Series A Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Series A Notes not properly tendered or any Series A Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular Series A Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Series A Notes must be cured within such time as the Company shall determine. Neither the Company, the Exchange Agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Series A Notes, nor shall any of them incur any liability for failure to give such notification. Tenders of Series A Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Series A Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering Holders of Series A Notes, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

     In addition, the Company reserves the right in its sole discretion to purchase or make offers for any Series A Notes that remain outstanding subsequent to the Expiration Date or, as set forth under "--Conditions," to terminate the Exchange Offer and, to the extent permitted by applicable law, purchase Series A Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

     By tendering, each Holder will represent to the Company that, among other things, the Series B Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of such Holder's business, that such Holder has no arrangement with any person to participate in the distribution of such Series B Notes, and that such Holder is not an "affiliate", as defined under Rule 405 of the Securities Act, of the Company. If the Holder is a broker-dealer that will receive Series B Notes for its own account in exchange for Series A Notes that were acquired as a result of market-making activities or other trading activities and not acquired directly from the Company, such Holder by tendering will acknowledge that it will deliver a prospectus in connection with any resale of such Series B Notes. See "Plan of Distribution."

GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their Series A Notes and (i) whose Series A Notes are not immediately available, or (ii) who cannot deliver their Series A Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, may effect a tender if:

     (a)  The tender is made through an Eligible Institution;

     (b) Prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the Holder of the Series A Notes, the certificate number or numbers of such Series A Notes and the principal amount of Series A Notes tendered, stating that the tender is being made thereby and guaranteeing that, within five New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or facsimile thereof) together with the certificate(s) representing the Series A Notes to be tendered in proper form for transfer (or a confirmation of a book-entry transfer into the Exchange Agent's account at DTC of Series A Notes delivered electronically) and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

     (c) Such properly completed and executed Letter of Transmittal (or facsimile thereof), as well as the certificate(s) representing all tendered Series A Notes in proper form for transfer (or confirmation of a book-entry transfer into the Exchange Agent's account at DTC of Series A Notes delivered electronically) and all other documents required by the Letter of Transmittal are received by the Exchange Agent within five New York Stock Exchange trading days after the Expiration Date.

Upon request of the Exchange Agent, a Notice of Guaranteed Delivery will be sent to Holders who wish to tender their Series A Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

     Except as otherwise provided herein, tenders of Series A Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. To withdraw a tender of Series A Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Series A Notes to be withdrawn (the "Depositor"), (ii) identify the Series A Notes to be withdrawn (including the certificate number or numbers and principal amount of such Series A Notes),
(iii) be signed by the Holder in the same manner as the original signature on the Letter of Transmittal by which such Series A Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Series A Notes register the transfer of such Series A Notes into the name of the person withdrawing the tender, and (iv) specify the name in which any such Series A Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Series A Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Series B Notes will be issued with respect thereto unless the Series A Notes so withdrawn are validly retendered. Any Series A Notes which have been tendered but which are not accepted for payment will be returned to the Holder thereof without cost to such Holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Series A Notes may be retendered by following one of the procedures described above under "-- Procedures for Tendering" at any time prior to the Expiration Date.

CONDITIONS

     Notwithstanding any other term of the Exchange Offer, the Company will not be required to accept for exchange, or exchange Series B Notes for, any Series A Notes not theretofore accepted for exchange, and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Series A Notes, if any of the following conditions exist:

     (a) the Exchange Offer, or the making of any exchange by a Holder, violates applicable law or any applicable interpretation of the Commission; or

     (b) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer which, in the sole judgment of the Company, might impair the ability of the Company to proceed with the Exchange Offer; or

     (c) there shall have been adopted or enacted any law, statute, rule or regulation which, in the sole judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer.

     If any such conditions exist, the Company may (i) refuse to accept any Series A Notes and return all tendered Series A Notes to exchanging Holders,
(ii) extend the Exchange Offer and retain all Series A Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of Holders to withdraw such Series A Notes (see "--Withdrawal of Tenders") or (iii) waive certain of such conditions with respect to the Exchange Offer and accept all properly tendered Series A Notes which have not been withdrawn or revoked. If such waiver constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver in a manner reasonably calculated to inform Holders of Series A Notes of such waiver.

     The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such condition or may be waived by the Company in whole or in part at any time and from time to time in its sole discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

     In addition to the foregoing conditions, if, because of any change in applicable law or applicable interpretations thereof by the Commission, the Company is not permitted to complete the Exchange Offer, then the Company shall file a Shelf Registration Statement. Thereafter, the Company's obligation to consummate the Exchange Offer shall be terminated.

EXCHANGE AGENT

     United States Trust Company of New York has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

     By Mail:                                     By Overnight Courier:

     United States Trust Company of New York      United States Trust Company of New York
     P.O. Box 844 Cooper Station                  770 Broadway, 13th Floor
     New York, New York 10276-0844                Corporate Trust Operations Department
     (registered or certified mail recommended)   New York, New York 10003

     By Hand:                                     By Facsimile:

     United States Trust Company of New York      (212) 780-0592
     111 Broadway                                 (For Eligible Institutions Only)
     Lower Level
     New York, New York 10006                     Confirm by telephone:
     Attention:  Corporate Trust Services         (800) 548-6565

FEES AND EXPENSES

     The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by officers and regular employees of the Company and its affiliates.

     The Company will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith. The Company may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of the Prospectus and related documents to the beneficial owners of the Series A Notes, and in handling or forwarding tenders for exchange.

     The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company, are estimated in the aggregate to be approximately $100,000, and include fees and expenses of the Exchange Agent and Trustee under the Indenture and accounting and legal fees.

     The Company will pay all transfer taxes, if any, applicable to the exchange of Series A Notes pursuant to the Exchange Offer. If, however, certificates representing Series B Notes or Series A Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered Holder of the Series A Notes tendered, or if tendered Series A Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Series A Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering Holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering Holder.

ACCOUNTING TREATMENT

     The Series B Notes will be recorded at the same carrying value as the Series A Notes, which is face value as reflected in the Company's accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized upon consummation of the Exchange Offer. The issuance costs incurred in connection with the Exchange Offer will be capitalized and amortized over the term of the Series B Notes.

                UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

     The following unaudited pro forma consolidated financial data (the "Pro Forma Financial Data") has been prepared by the Company's management from the consolidated financial statements of the Company and the notes thereto included elsewhere in this Prospectus. The unaudited pro forma consolidated statements of operations for the fiscal year ended January 3, 1998 and the sixteen weeks ended April 25, 1998 reflect adjustments as if the Recapitalization had been consummated and were effective as of the beginning of each respective period. The unaudited pro forma statements of operations do not give effect to nonrecurring expenses related to management bonuses and other expenses incurred in connection with the Recapitalization. The pro forma adjustments, which are based upon available information and upon certain assumptions that management believes are reasonable, are described in the accompanying notes.

     The financial effects of the Recapitalization as presented in the Pro Forma Consolidated Financial Data are not necessarily indicative of the Company's results of operations which would have been obtained had the Recapitalization actually occurred on the dates described above, nor are they necessarily indicative of the results of future operations. The Pro Forma Consolidated Financial Data should be read in conjunction with the notes thereto, which are an integral part thereof, the consolidated financial statements of the Company and the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

                                                                                 FISCAL YEAR ENDED JANUARY 3, 1998
                                                                           --------------------------------------------
                                                                           HISTORICAL     ADJUSTMENTS(1)      PRO FORMA
                                                                           ----------     --------------      ---------
                                                                                      (DOLLARS IN THOUSANDS)
Net sales..............................................................    $  848,108       $       --        $  848,108
Cost of sales..........................................................       524,586               --           524,586
                                                                            ---------          --------          -------
Gross profit...........................................................       323,522               --           323,522
Selling, general and administrative expenses...........................       279,924           (1,885)(2)       278,039
                                                                            ---------          --------          -------
Operating income.......................................................        43,598            1,885            45,483
Total interest expense.................................................         7,732           26,625 (3)        34,357
Other expenses, net....................................................           824               --               824
                                                                            ---------          --------          -------
Income before provision for taxes......................................        35,042          (24,740)           10,302
Provision (benefit) for income taxes...................................        14,670           (9,896)(4)         4,774
                                                                            ---------          --------          -------
Net income (loss)......................................................    $   20,372       $  (14,844)       $    5,528
                                                                            =========          ========          =======

OTHER DATA:
EBITDA(5)..............................................................    $   65,399       $    2,767        $   68,166
EBITDAR(6).............................................................       113,697            2,779           116,476
Pro forma cash interest expense........................................                                           31,938
PRO FORMA CREDIT RATIOS:
Ratio of EBITDA to cash interest expense(5)............................                                             2.13x
Ratio of earnings to fixed charges(7)..................................                                             1.20x

                                                  (Footnotes on subsequent page)

                                                                                SIXTEEN WEEKS ENDED APRIL 25, 1998
                                                                           --------------------------------------------
                                                                           HISTORICAL     ADJUSTMENTS(1)      PRO FORMA
                                                                           ----------     --------------      ---------
                                                                                      (DOLLARS IN THOUSANDS)
Net Sales..............................................................    $  288,963      $       --         $  288,963
Cost of Sales..........................................................       176,377              --            176,377
                                                                              -------          ------           -------
Gross Profit...........................................................       112,586              --            112,586
Selling, general and administrative expenses...........................        99,178            (737)(2)         98,441
Expenses associated with the recapitalization of the Parent............        14,005         (14,005)(8)             --
                                                                              -------          ------            -------
Income (loss) from operations..........................................          (597)         14,742             14,145
Total interest expense.................................................         3,414           7,802 (3)         11,216
Other income (expense).................................................          (116)           --                 (116)
                                                                              -------          ------            -------
Income (loss) before provision for taxes...............................        (4,127)          6,940              2,813
(Provision) benefit for income taxes...................................         1,688          (2,776)(4)         (1,088)
                                                                              -------          ------             ------
Net income (loss)......................................................    $   (2,439)     $    4,164         $    1,725
                                                                              =======          ======             ======

OTHER DATA:
EBITDA(5)..............................................................                                       $   21,631
EBITDAR(6).............................................................                                           39,047
Pro forma cash interest expense........................................                                           10,416

PROFORMA CREDIT RATIOS:
Ratio of EBITDA to cash interest expense(5)............................                                             2.08x
Ratio of earnings to fixed charges(7)..................................                                             1.17x

                                                   (Footnotes on following page)

              NOTES TO UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

(1) Excludes non-recurring expense incurred in connection with the Recapitalization in the sixteen weeks ended April 25, 1998 which include:
     (i) management bonuses of $11.5 million and (ii) other expenses incurred of $2.5 million.
(2) Reflects the elimination of (i) certain expenses primarily related to compensation and other related benefits of the Company's Chairman, who prior to the Recapitalization was Holding's principal stockholder, that were eliminated after the Recapitalization, (ii) certain payroll and insurance costs that were allocated to Holding that are expected to be incurred by the Company in the future and (iii) certain general and administrative costs that were incurred by Holding that are expected to be incurred by the Company in the future. The amount is comprised of the following:

                                                                                      SIXTEEN WEEKS
                                                                 FISCAL YEAR ENDED        ENDED
                                                                 JANUARY 3, 1998     APRIL 25, 1998
                                                                 ----------------------------------
                                                                        (DOLLARS IN THOUSANDS)
Private company expenses..............................             $   (3,056)         $     (845)
Allocation of costs to Holding that are expected to be
 incurred by the Company in the future................                  1,017                  --
Costs incurred by Holding that are expected to be
 incurred by the Company in the future................                    154                 108
                                                                   ----------          ----------
                                                                   $   (1,885)         $     (737)
                                                                   ==========          ==========

(3) Gives effect to the increase in estimated interest expense from the use of borrowings to finance the Recapitalization:


                                                                      FISCAL YEAR ENDED    SIXTEEN WEEKS ENDED
                                                                       JANUARY 3, 1998       APRIL 25, 1998
                                                                      ----------------------------------------
                                                                              (DOLLARS IN THOUSANDS)
Interest and commitment fees on unused borrowings
 related to the New Credit Facility and Series A
 Notes(a).............................................                  $   31,938             $    9,030
Amortization of debt issuance costs related to the New
 Credit Facility and Series A Notes...................                       2,419                    679
Less:  Interest expense in historical statement of
 operations related to debt extinguished in connection
 with the Recapitalization(b).........................                      (7,732)                (1,907)
                                                                        ----------             ----------
                                                                        $   26,625             $    7,802
                                                                        ==========             ==========

______________________
(a) Reflects (i) pro forma interest expense calculated using an interest rate of 8.15% per annum on the New Credit Facility and 10.25% per annum on the Series A Notes and (ii) commitment fees on unused borrowings related to the New Credit Facility using a rate of 0.5% per annum.
(b)  Historical interest expense represents interest on intercompany debt.

(4) Estimated income tax effects of the pro forma adjustments at an effective tax rate of 40%.
(5) EBITDA represents operating income plus depreciation and amortization included in operating income. While EBITDA is not intended to represent cash flow from operations as defined by GAAP and should not be considered as a substitute for net income as an indicator of operating performance or as an alternative to cash flow (as measured by GAAP) as a measure of liquidity, the Company has included it herein to provide additional information with respect to the Company's ability to meet its future debt service, capital expenditure and working capital requirements. The Company's method for calculating EBITDA may differ from similarly titled measures reported by other companies. Pro forma EBITDA represents EBITDA, as defined above, plus management's estimate of expenses primarily related to compensation and other benefits of the Company's Chairman, who prior to the Recapitalization was Holding's principal stockholder, that will not be incurred after the Recapitalization, non-recurring management bonuses and other expenses incurred in connection with the Recapitalization, other unusual expenses and allocation of certain costs to Holding.

     The computation for pro forma EBITDA is set forth as follows:

                                                                      FISCAL YEAR ENDED    SIXTEEN WEEKS ENDED
                                                                       JANUARY 3, 1998       APRIL 25, 1998
                                                                      ----------------------------------------
                                                                              (DOLLARS IN THOUSANDS)
     Historical EBITDA.......................................            $  65,399             $    6,889
     Private company expenses(a).............................                3,056                    845
     Unusual medical claim(b)................................                  882                     --
     Allocation of costs to Holding that are expected to be                 (1,017)                    --
      incurred by the Company in the future(c)...............
     Costs incurred by Holding that are expected to be                        (154)                  (108)
      incurred by the Company in the future(d)...............
     Non-recurring Recapitalization expenses(e)..............                 --                   14,005
                                                                        ----------             ----------
      Pro Forma EBITDA.......................................            $  68,166             $   21,631
                                                                        ==========             ==========

____________________
(a) Reflects management's estimate of expenses primarily related to compensation and other benefits of the Company's Chairman, who prior to the Recapitalization was Holding's principal stockholder, that were eliminated after the Recapitalization.
(b) Represents unusual medical claim that exceeded the Company's stop loss insurance coverage, net of related increased insurance costs.
(c) Represents certain payroll and insurance costs that were allocated to Holding.
(d) Represents primarily general and administrative costs of Holding subsidiaries other than the Company.
(e) Represents non-recurring management bonuses and other expenses incurred in connection with the Recapitalization.

(6) EBITDAR represents EBITDA plus operating lease expense. Because the proportion of stores leased versus owned varies among industry competitors, the Company believes that EBITDAR permits a meaningful comparison of operating performance among industry competitors. The Company leases substantially all of its stores. Pro forma EBITDAR includes approximately $12,000 of lease expense in fiscal 1997 and $1,000 of lease expense in the sixteen weeks ended April 25, 1998 that is included in the costs incurred by Holding that are expected to be incurred by the Company in the future (See Note 5 above).
(7) For purposes of computing the pro forma ratio of earnings to fixed charges, earnings represents income before income taxes plus fixed charges. Fixed charges consist of total interest expense (including amortization of deferred debt issuance costs) and one-third of lease expense, which management believes is representative of the interest component of lease expenses.
(8) Represents non-recurring expenses incurred in connection with the Recapitalization which include: (i) management bonuses of $11.5 million and
     (ii) other expenses incurred of $2.5 million.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following table sets forth selected consolidated statement of operations, balance sheet and other operating data of the Company. The selected consolidated financial data for each of the five fiscal years during the period ended January 3, 1998 are derived from the audited financial statements of the Company which have been audited by Arthur Andersen LLP. The selected consolidated financial data for the sixteen weeks ended April 19, 1997 and April 25, 1998 are derived from financial statements that are unaudited and include, in the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the data for such periods, and are not necessarily indicative of the results expected for a full fiscal year or for any future period. The data presented below should be read in conjunction with the consolidated financial statements of the Company and the notes thereto included herein, the other financial information included herein and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                  FISCAL YEAR(1)                           SIXTEEN WEEKS ENDED
                                          -----------------------------------------------------------  --------------------------
                                             1993         1994         1995        1996        1997        APRIL 19,    APRIL 25,
                                                                                                             1997         1998
                                          -----------   ---------    ---------   --------    --------    ------------  ----------
                                                             (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS
DATA:
          Net sales.....................  $365,241      $482,347     $602,559    $705,983    $848,108    $239,151       $288,963
          Cost of sales.................   227,750       297,444      369,962     437,615     524,586     146,860        176,377
          Selling, general and
           administrative expenses(2)...   117,733       155,457      196,153     228,049     279,924      82,008         99,178
          Expenses associated with the
           Recapitalization.............        --            --           --          --          --          --         14,005
          Operating income (loss).......    19,758        29,446       36,444      40,319      43,598      10,283           (597)
          Interest expense, primarily
           related to debt to affiliated
           entities.....................     2,031         3,633        6,327       6,221       7,732       2,538          3,414
          Other income (expense)........        27        10,472       (1,764)       (151)       (824)       (177)          (116)
          Income (loss) before taxes(3).    17,754        36,285       28,353      33,947      35,042       7,568         (4,127)
          Income tax expense (benefit)..     6,790        13,453       11,648      13,735      14,670       3,168         (1,688)
          Net income (loss)(3)..........    10,964        22,832       16,705      20,212      20,372       4,400         (2,439)

OTHER DATA:
          EBITDA(4).....................  $ 28,953    $   42,694     $ 51,243    $ 57,818    $ 65,399    $ 16,578       $  6,889
          EBITDAR(5)....................    44,792        64,893       82,427      96,423     113,697      30,247         24,305
          Capital expenditures..........    25,316        25,781       42,939      44,264      48,864       9,658         15,813
          Ratio of earnings to fixed
           charges(6)...................      3.43x         4.29x        2.70x       2.78x       2.47x       2.07x            --
          Total store square footage
           (000s) (at period end)(7)....     2,408         3,150        3,939       4,710       5,857       4,895          6,180
          Percentage increase in
           comparable store net
           sales(8).....................      17.3%          9.5%         1.7%        1.1%        5.1%       10.4%           3.9%
          Net cash provided by (used
           in) operating activities.....     6,697        (5,358)      26,854      22,991      41,484      12,435         15,242
          Net cash used in investing
           activities...................   (25,275)      (14,201)     (39,855)    (44,121)    (48,607)     (9,603)       (11,672)
          Net cash provided by (used
           in) financing activities.....    18,578        19,559       22,925      13,777       7,638      (3,376)        25,523
          Stores open at end of period..       352           437          536         649         814         675            863

          BALANCE SHEET DATA:
          Net working capital(9)........  $ 54,432    $   84,061     $ 91,864    $111,142    $112,924                   $ 99,773
          Total assets..................   185,594       228,242      287,716     384,620     450,201                    562,975
          Total debt (including current
           maturities)..................    53,279        69,622       92,727     107,920     113,777                    335,000
          Stockholder's equity
           (deficit)....................    49,048        71,880       88,585     108,797     129,169                    (56,270)

______________________
(1) The Company's fiscal year consists of 52 or 53 weeks ending on the Saturday nearest to December 31. All fiscal years presented are 52 weeks except for fiscal 1997, which consists of 53 weeks. The Company's first fiscal quarter consists of 16 weeks.
(2) Fiscal 1997 includes an unusual medical claim that exceeded the Company's stop loss insurance coverage. The Company has increased its stop loss coverage effective January 1, 1998 to a level that would provide insurance coverage for a medical claim of this magnitude. The pre-tax amount of this claim, net of related increased insurance costs, was $0.9 million. In addition, fiscal 1997 amounts excludes $1.0 million of certain payroll and insurance costs that were allocated to Holding.
(3) Fiscal 1994 includes a net after-tax gain of $6.7 million on the sale of equity securities of TBC Corporation, a distributor of automotive products in which the Company held a minority equity ownership interest.
(4) EBITDA represents operating income plus depreciation and amortization included in operating income. While EBITDA is not intended to represent cash flow from operations as defined by GAAP and should not be considered as a substitute for net income as an indicator of operating performance or as an alternative to cash flow (as measured by GAAP) as a measure of liquidity, the Company has included it herein to provide additional information with respect to the ability of the Company to meet its future debt service, capital expenditure and working capital requirements. The Company's method for calculating EBITDA may differ from similarly titled measures reported by other companies.
(5) EBITDAR represents EBITDA plus operating lease expense. Because the proportion of stores leased versus owned varies among industry competitors, the Company believes that EBITDAR permits a meaningful comparison of operating performance among industry competitors. The Company leases substantially all of its stores.
(6) For purposes of computing the ratio of earnings to fixed charges, earnings represents income (loss) before income taxes plus fixed charges. Fixed charges consist of interest expense (including amortization of deferred debt issuance cost) and one-third of lease expense, which management believes is representative of the interest component of lease expense. The ratio of earnings to fixed charges ratio has not been computed for the sixteen weeks ended April 25, 1998 since earnings were not sufficient to cover fixed charges. The coverage deficiency was $4,127.
(7) Total store square footage is based on the Company's actual store formats and includes normal selling, office, stockroom and receiving space.
(8) Comparable store net sales data is calculated based on the change in net sales of all stores opened as of the beginning of the preceding fiscal year. Net stores become part of the comparable store base on the first day of their second full fiscal year in operation. Relocations are included in comparable store net sales from the date of opening. Increases for fiscal 1997 have been adjusted to exclude the effect of the fifty-third week.
(9) Net working capital represents total current assets excluding cash and cash equivalents, less total current liabilities excluding bank overdrafts, notes payable and current maturities of long-term debt.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following discussion and analysis of financial condition and results of operations should be read in conjunction with the consolidated financial statements of the Company, the notes thereto and other data and information appearing elsewhere in this Prospectus. The Company's fiscal year ends on the Saturday nearest December 31. As used in this section, fiscal 1997 represents the 53 weeks ended January 3, 1998; fiscal 1996 represents the 52 weeks ended December 28, 1996; and fiscal 1995 represents the 52 weeks ended December 30, 1995. The Company's first quarter consists of 16 weeks.

GENERAL

   The Company is the second largest retailer of automotive parts and accessories in the United States with 863 stores in 16 states as of April 25, 1998. Based on store count, the Company believes it is the largest automotive retailer in a majority of its markets.

   The Company was formed in 1929 when the Company's founders purchased three stores from Pep Boys and was acquired by Arthur Taubman in 1932. Nicholas F. Taubman, Arthur Taubman's son and the Company's Chairman, assumed control of the Company in 1969. In the 1980s, the Company sharpened its marketing focus to target sales of automotive parts to DIY customers and accelerated its growth strategy. As part of its growth strategy, the Company commissioned new store designs with more efficient merchandising and inventory management, thereby rationalizing the SKU count in each store. In addition, the Company's distribution center was refurbished and upgraded to support planned expansion.

   The Company has achieved significant growth through a focused store expansion strategy of opening stores in new contiguous and selected existing markets. Since accelerating its store expansion plan in 1992, the Company has grown from the eighth largest to the second largest U.S. specialty retailer of automotive parts, increasing its store count from 223 to 863.

   In 1996, the Company made the decision to aggressively expand its sales to the DIFM market by implementing a commercial delivery program, which is now in place at 468 stores. Due to its success in rapidly building its commercial delivery program, the Company will continue to expand this program, including adding approximately 25 stores to the program in the remainder of 1998. The Company believes it has significant competitive advantages in servicing the DIFM segment because it has the distribution capacity and sophisticated information systems necessary to efficiently stock, advertise and deliver a broad inventory selection of brand name and quality private label parts.

   The Company has also invested heavily in store, logistical and management
information systems.   The Company has reengineered its POS system, implemented
a new store level inventory management system, installed a satellite communications network, upgraded host systems and built additional distribution centers. With these technological enhancements and the opening of a fourth distribution center completed by the end of 1998, the Company will be able to serve over 1,600 stores, satisfying expected store requirements for the forseeable future.

EFFECT OF THE RECAPITALIZATION

   As a result of the Recapitalization, the Company has incurred approximately $325.0 million in long-term debt and approximately $19.6 million in fees and expenses, a portion of which was charged to operating and administrative expenses during the fiscal quarter in which the Recapitalization was consummated. The Recapitalization was reported as a recapitalization for financial accounting purposes.

RESULTS OF OPERATIONS

     The following table sets forth the statement of operations data for the Company expressed as a percentage of net sales for the periods indicated.


                                                           FISCAL YEAR ENDED                    SIXTEEN WEEKS ENDED
                                                ------------------------------------------   -------------------------
                                                   DECEMBER 30,   DECEMBER 28,  JANUARY 3,     APRIL 19,    APRIL 25,
                                                     1995            1996         1998          1997          1998
                                                -------------    ------------  -----------   ---------    ------------
Net sales.....................................      100.0%          100.0%        100.0%       100.0%        100.0 %
Cost of sales.................................       61.4            62.0          61.9         61.4          61.0
                                                    -----           -----         -----        -----         -----
Gross profit..................................       38.6            38.0          38.1         38.6          39.0
Selling, general and administrative expenses..       32.6            32.3          33.0         34.3          34.3
Expenses associated with recapitalization              --              --            --           --           4.9
                                                    -----           -----         -----        -----         -----
Operating profit (loss).......................        6.0             5.7           5.1          4.3          (0.2)
Interest expense..............................        1.0             0.9           0.9          1.1           1.2
Other expense, net............................        0.3             0.0           0.1          0.1           0.0
Income tax expense (benefit)..................        1.9             1.9           1.7          1.3          (0.6)
                                                    -----           -----         -----        -----         -----
Income (loss).................................        2.8%            2.9%          2.4%         1.8%         (0.8)%
                                                    =====           =====         =====        =====         =====

     Net sales consists primarily of comparable store net sales, last year store net sales, and new store net sales. New stores become part of the comparable store base on the first day of their second full fiscal year in operation.

     The Company's cost of goods sold includes merchandise costs and warehouse and distribution expenses. Gross profit as a percentage of net sales may be affected by variations in the Company's product mix, price changes in response to competitive factors and fluctuations in merchandise costs and vendor programs.

     Selling, general and administrative expenses are comprised of store payroll, store occupancy, net advertising expenses, other store expenses and general and administrative expenses, including salaries and related benefits of corporate employees, administrative office expenses, data processing, professional expenses and other related expenses.

Sixteen Weeks Ended April 25, 1998 Compared to Sixteen Weeks Ended April 19,
1997

     Net sales for the sixteen weeks ended April 25, 1998 increased by $49.8 million, or 20.8%, over net sales, for the comparable sixteen weeks ended April 19, 1997. This increase was due to an increase in comparable store net sales of 3.9%, or $9.2 million, an increase in net sales from stores opened in fiscal 1997 of $35.5 million, the contribution of $5.9 million in net sales from stores opened in fiscal 1998, and a decrease in miscellaneous net sales of $0.8 million. Net sales to commercial customers increased by 31.5% to $25.9 million
and by 19.5% to DIY customers.   During the sixteen weeks ended April 25, 1998,
the Company opened 50 new stores, relocated 2 stores, remodeled 16 stores, and closed one store. As of April 25, 1998, the Company operated 863 stores as compared to 675 stores at April 19, 1997.

     Gross profit for the sixteen weeks ended April 25, 1998 was $112.6 million, or 39.0% of net sales, compared with $92.3 million, or 38.6% of net sales, for the sixteen weeks ended April 19, 1997. The increase in the gross profit percentage was primarily due to decreased warehouse and delivery expenses.

     Selling, general and administrative expenses, for the sixteen weeks ended April 25, 1998, increased by $17.2 million, as compared to the sixteen weeks ended April 19, 1997, and, as a percentage of net sales remained constant at 34.3%.

     As part of the Recapitalization, the Company incurred $14.0 million in expenses which related to the Recapitalization, which includes $1.6 million of expenses incurred by Holdings on behalf of Stores that have been allocated to Stores. This expense consisted of $11.5 million of bonuses paid to certain employees for past performances, $0.2 million related employment taxes and $2.3 million for non-recurring expenses which consisted primarily of professional fees.

     Operating profit decreased from $10.3 million, or 4.3% of net sales to a loss of $0.6 million, or (0.2%) of net sales for the comparable time period due to the expenses incurred with the Recapitalization. Excluding these expenses, operating profit increased by 29.1% to $13.4 million, or, 4.6% of net sales, for the sixteen weeks ended April 25, 1998, compared to the sixteen weeks ended April 19, 1997, due to the factors cited above.

     Interest expense for the sixteen weeks ended April 25, 1998, was $3.4 million compared to $2.5 million, for the sixteen weeks ended April 19, 1997. The increase in expense is the result of the Recapitalization which the Company issued $200.0 million of 10.25% Senior Subordinated Notes due 2008 and increased borrowings under a Senior Credit Facility.

     An income tax benefit of $1.7 million for the sixteen weeks ended April 25, 1998 was recorded, as compared to an expense of $3.2 million, for the sixteen weeks ended April 19, 1997.

     As a result of the above factors, the Company incurred a net loss of $2.4 million, for the sixteen weeks ended April 25, 1998, as compared to net income of $4.4 million, for the sixteen weeks ended April 19, 1997. As a percentage of sales, the net loss for the sixteen weeks ended April 25, 1998 was (0.8%) as compared to net income of 1.8%, for the sixteen weeks ended April 19, 1997.

Fiscal Year Ended January 3, 1998 Compared to Fiscal Year Ended December 28,
1996

     Net sales for fiscal 1997 increased by $142.1 million, or 20.1%, over net sales for fiscal 1996. This increase was due to an increase in comparable store sales (adjusted to exclude the fifty-third week of 1997 which contributed total sales of $15.6 million) of 5.1%, or $32.6 million, an increase in net sales from stores opened in fiscal 1996 of $54.8 million, the contribution of $44.0 million in net sales from stores opened in fiscal 1997, and a decrease in miscellaneous net sales of $4.9 million. Comparable store net sales were enhanced by the commercial delivery program and by increased average sales per customer. In fiscal 1997, the Company opened 170 stores and also relocated 15 stores and remodeled 27 stores. By fiscal year end 1997, the Company had 814 stores, as compared to 649 stores at the end of fiscal 1996.

     Gross profit for fiscal 1997 was $323.5 million, or 38.1% of net sales, compared with $268.4 million, or 38.0% of net sales, for fiscal 1996. The increase in the gross profit percentage was primarily due to decreased warehouse and delivery expenses (5.68% of net sales in fiscal 1997 compared to 5.78% of net sales in fiscal 1996) which resulted from the implementation of the distribution center management system ("DCMS") and more efficient material handling equipment in certain distribution centers. In addition, the Company was able to offset lower gross profit margins in its commercial delivery business with improved gross profit margins in its DIY business. The Company believes that as its store count grows, it will achieve greater operating leverage from its distribution centers, which management believes will support 1,600 stores by the end fiscal 1998.

     Selling, general and administrative expenses for fiscal 1997 increased by $51.9 million as compared to fiscal 1996 and, as a percentage of net sales, increased from 32.3% to 33.0%. This increase as a percentage of net sales was primarily due to the higher operating costs as a percentage of net sales of the greater number of new stores that were in the early stage of maturation in fiscal 1997, particularly the 58 stores opened in the fourth quarter of 1997. In addition, the increase was partially attributable to increases in reserves for self-insured medical and worker compensation plans.

     Interest expense for fiscal 1997 was $7.7 million compared to $6.2 million in fiscal 1996. Interest expense was affected by higher rates and increased borrowings in fiscal 1997.

     Income tax expense for fiscal 1997 was $14.7 million as compared to $13.8 million for fiscal 1996, with effective tax rates of 41.9% and 40.5%, respectively. This increase was primarily due to increasing tax reserves.

     As a result of the above factors, net income of $20.4 million was recorded in fiscal 1997 as compared to $20.2 million for fiscal 1996. As a percentage of sales, net income for fiscal 1997 was 2.4% as compared to 2.9% for fiscal 1996.

Fiscal Year Ended December 28, 1996 Compared to Fiscal Year Ended December 30, 1995

     Net sales for fiscal 1996 increased by $103.4 million, or 17.2%, over net sales for fiscal 1995. This increase was due to an increase in comparable sales of 1.1%, or $6.2 million, an increase in net sales from stores opened in fiscal 1995 of $39.1 million, the contribution of $53.9 million in net sales from stores opened in fiscal 1996, and an increase in miscellaneous net sales of $4.2 million. Comparable store net sales were enhanced by the roll-out of the Company's commercial delivery program in the second half of fiscal 1996. However, this increase was negatively impacted by cannibalization of net sales of existing stores by net sales of new Company stores and competitive new store openings. The Company believes that although "in market" openings cannibalize sales in existing stores, these openings serve to increase overall market share and leverage fixed expenses. The Company opened 115 new stores in fiscal 1996 and also relocated three stores and remodeled 35 stores. By fiscal year end 1996, the Company had 649 stores as compared to 536 stores at the end of fiscal 1995.

     Gross profit for fiscal 1996 was $268.4 million, or 38.0% of net sales, compared with $232.6 million, or 38.6% of net sales, during fiscal 1995. The decrease in the gross profit percentage was primarily due to increased warehouse and delivery expenses (5.78% of net sales in fiscal 1996 compared to 5.25% of net sales in fiscal 1995) and volatility in the freon market. Warehouse and delivery expenses increased due to opening a new distribution center and increasing service levels to stores which prior to implementation of the DCMS required significant amounts of incremental labor expense. See "Business-- Management Information Systems."

     Selling, general and administrative expenses for fiscal 1996 increased by $31.9 million as compared to fiscal 1995 and, as a percentage of net sales, decreased from 32.6% to 32.3%. The decrease as a percentage of net sales was primarily due to increased vendor support for advertising and marketing. Additionally, in fiscal 1995, the Company spent considerable resources in developing and rolling out its reengineered POS system and satellite communication network.

     Interest expense for fiscal 1996 was $6.2 million compared to $6.3 million in fiscal 1995. Interest was affected by lower interest rates in fiscal 1996, but higher average debt balances compared to fiscal 1995.

     Income tax expense for fiscal 1996 was $13.7 million as compared to $11.6 million for fiscal 1995, with effective tax rates of 40.5% and 41.1%, respectively.

     As a result of the above factors, net income of $20.2 million was recorded in fiscal 1996 as compared to $16.7 million for fiscal 1995. As a percent of sales, net income for fiscal 1996 was 2.9% as compared to 2.8% for fiscal 1995.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's primary capital requirements have been the funding of its continued store expansion program, store relocations and remodels, inventory requirements, the construction and upgrading of distribution centers and the development and implementation of proprietary information systems. From 1995 to 1997, the Company opened 389 stores, constructed a new distribution center, completed approximately 80% of another new distribution center and expanded its Roanoke distribution center. The Company has financed its growth through a combination of internally generated funds and borrowings. Net cash provided by operating activities was $15.2 million in the sixteen weeks ended April 25, 1998, $41.5 million in fiscal 1997, $23.0 million in fiscal 1996, and $26.9 million in fiscal 1995.

     The Company's new stores require capital expenditures of approximately $120,000 per store and an inventory investment of approximately $400,000 per store. A substantial portion of these inventories are financed through vendor payables. Pre-opening expenses, consisting primarily of store set-up costs and training of new store employees, average approximately $25,000 per store and are expensed when incurred.

     Historically, the Company has negotiated extended payment terms from suppliers to finance inventory growth, and the Company believes that it will be able to continue financing much of its inventory growth through such extended payment terms. The Company anticipates that inventory levels will continue to increase primarily as a result of new store openings and increased SKU levels.

     In fiscal 1995, net cash provided by operating activities was $26.9 million. Of this amount, $16.7 million was due to net income. Depreciation and amortization provided an additional $14.8 million of funds and $4.6 million was used for working capital. Net cash used for investing activities was $39.9 million and was comprised primarily of capital expenditures. Net cash provided by financing activities was $22.9 million and was comprised primarily of net borrowings.

     In fiscal 1996, net cash provided by operating activities was $23.0 million. Of this amount, $20.2 million was due to net income. Depreciation and amortization provided an additional $17.5 million of funds and $14.7 million was used for working capital. Net cash used for investing activities was $44.1 million and was comprised primarily of capital expenditures. Net cash provided by financing activities was $13.8 million and was comprised primarily of net borrowings.

     In fiscal 1997, net cash provided by operating activities was $41.5 million. Of this amount, $20.4 million was due to net income. Depreciation and amortization provided an additional $21.8 million of funds and $0.7 million was used for working capital. Net cash used for investing activities was $48.6 million and was comprised of capital expenditures. Net cash provided by financing activities was $7.6 million and was comprised primarily of payments on borrowings.

     For the sixteen weeks ended April 25, 1998, net cash provided by operating activities was $15.2 million, which consisted primarily of net working capital of $10.0 million, depreciation and amortization of $7.6 million, and a net loss of $2.4 million. Net cash used for investing activities was $11.7 million and consisted primarily of $15.8 million for capital expenditures, offset by proceeds of $4.1 million from the sale of a corporate airplane. Net cash provided by financing activities was $25.5 million and was primarily the result of the Recapitalization. See "Summary--The Recapitalization."

     The Company believes it will have sufficient liquidity to fund its debt service obligations and implement its growth strategy over the next several years. The Company has outstanding indebtedness consisting of $200.0 million of Series A Notes, $60.0 million of Debentures, borrowings of $125.0 million under the New Credit Facility and the IRB. The Series A Notes bear, and the Series B Notes will bear, interest at a rate of 10.25%, payable semiannually, and require no principal payments until maturity. See "Description of Series B Notes." The $10.0 million principal amount IRB bears interest at a variable rate and will require no principal payments until maturity in November 2002. In addition to its operating cash flow, the Company has access to a total of $250.0 million through the New Credit Facility. The New Credit Facility provides for (i) a $125.0 million Tranche B term loan, which was made at the closing of the Recapitalization; (ii) a revolver with maximum borrowings of approximately $125.0 million, a minimal amount of which was drawn (including in connection with the replacement of outstanding letters of credit in the amount of approximately $2.0 million) in connection with the Recapitalization, and (iii) a $125.0 million delayed draw term loan $50.0 million of which is available to the Company through October 15, 1999 and $75.0 million of which is available to the Company through April 15, 2001. The term loan facilities, other than the Tranche B term loan, will mature on the sixth anniversary of initial borrowing, and the Tranche B term loan will mature on the eighth anniversary of initial borrowing. Annual principal payments on the term loan facilities prior to the sixth anniversary of initial borrowing will be nominal; thereafter, required principal payments will be approximately $149.0 million in 2004, $60.0 million in 2005 and $30.0 million in 2006, assuming the term loan facilities have been fully borrowed. The revolving loan facility will mature on the sixth anniversary of initial borrowing. None of the delayed draw term loans have been drawn in connection with the Recapitalization. The loans under the New Credit Facility are secured by a first priority security interest in substantially all tangible and intangible assets of the Company. Amounts available to the Company under the revolver and delayed draw term loans are subject to a borrowing base formula which is based on certain percentages of the Company's inventories. The Company intends to use borrowings under the revolver and delayed draw term loans for store expansion and funding of working capital. See "Description of the New Credit Facility."

QUARTERLY RESULTS AND SEASONALITY

     The Company's business is somewhat seasonal in nature, with the highest sales occurring in the spring and summer months. In addition, the Company's business is affected by weather conditions. While unusually heavy precipitation tends to soften sales as elective maintenance is deferred during such periods, extremely hot and cold weather tends to enhance sales by causing parts to fail.

     The following table sets forth certain quarterly unaudited operating data of the Company for fiscal 1996 and fiscal 1997. The first quarter consists of 16 weeks and the other three quarters consist of 12 weeks. The unaudited quarterly information includes all adjustments which management considers necessary for a fair presentation of the information shown. The data presented below should be read in conjunction with the consolidated financial statements, including the related notes thereto included herein and the other financial information included herein.

                                   FISCAL 1996                            FISCAL 1997
                    ---------------------------------------  ----------------------------------------
                       FIRST     SECOND    THIRD     FOURTH    FIRST     SECOND    THIRD      FOURTH
                      QUARTER   QUARTER   QUARTER   QUARTER   QUARTER   QUARTER   QUARTER    QUARTER
                    ---------  ---------  -------  --------  --------  --------  ---------  ---------
Net Sales.........  $191,817  $174,717  $177,274  $162,175  $239,151  $196,729   $206,409   $205,819
Gross Profit......    75,555    65,735    63,975    63,103    92,291    75,391     77,717     78,123
Operating Income..     8,869    12,798     8,646    10,006    10,283    11,966     10,347     11,002
Net Income........     4,112     6,849     4,278     4,973     4,400     5,726      5,012      5,234
EBITDA............    14,330    17,072    12,846    13,570    16,578    16,934     15,412     16,475


YEAR 2000 STRATEGY

     A significant percentage of the software that runs most of the computers in the United States relies on two-digit date codes to perform computations and decision-making functions. Commencing on January 1, 2000, these computer programs may fail from an inability to interpret date codes properly, misinterpreting "00" as the year 1900 rather than 2000. The Company is in the process of identifying all necessary software changes to ensure that it does not experience any loss of critical business functionality due to the Year 2000 issue. The Company has appointed an internal Year 2000 project manager and adopted a three phase approach of assessment, correction and testing. The scope of the project includes all internal software, hardware, operating systems, and assessment of risk to the business from vendors and other partners' Year 2000 issues. The Company believes that this formal assessment (including prioritization by business risk), correction (including conversions to new software), and testing of necessary changes will minimize the business risk of Year 2000 from internal systems. Although the Company has not yet completed its Year 2000 project, the Company does not believe that the Year 2000 issue will cause any systems problems that could have a material adverse effect on the operations of the Company. The Company plans on completing its Year 2000 conversion not later than June 30, 1999.

                                    BUSINESS

GENERAL

     The Company is the second largest specialty retailer of automotive parts and accessories in the United States and, as of April 25, 1998, had 863 stores in 16 states operating under the "Advance Auto Parts" name. The Company has achieved significant growth through a focused store expansion strategy of opening stores in new contiguous and selected existing markets. Since accelerating its store expansion plan in 1992, the Company has grown from the eighth largest to the second largest U.S. specialty retailer of automotive parts, increasing its store count from 223 to 863. From fiscal 1992 through fiscal 1997, the Company increased sales and pro forma EBITDA by a compound annual growth rate of 29.3% and 28.4%, respectively. In addition, the Company has aggressively implemented its commercial delivery program to penetrate the DIFM segment of the automotive aftermarket. The Company, which is the largest automotive retailer in a majority of its markets based on store count, has expanded from its original geographic base of North Carolina, South Carolina, Tennessee and Virginia to also operate in Alabama, Arkansas, Florida, Georgia, Indiana, Kentucky, Maryland, Michigan, Mississippi, Ohio, Pennsylvania and West Virginia. For fiscal 1997, net sales and pro forma EBITDA were $848.1 million and $68.2 million, respectively.

     The Company believes that it has successfully established customer loyalty in its markets by providing high levels of customer service, by offering an extensive selection of brand name and quality private label products at competitive prices and by creating strong name recognition, all of which are reinforced by targeted regional advertising. In addition, the Company believes that its size provides numerous competitive advantages over smaller retail chains and independent operators, which make up a majority of its competitors. These advantages include: (i) greater product availability, (ii) purchasing economies, (iii) economies of scale with respect to advertising, distribution and warehousing, and (iv) a greater number of convenient locations with longer store hours. The Company has expanded on these advantages by investing heavily in employee training and information systems, which are designed to support the Company's commitment to superior customer service.

     The automotive aftermarket is a highly fragmented industry with the top 10 retail chains accounting for approximately 10% of the industry's approximately $78.0 billion in annual sales. The Company believes that the industry is consolidating as national and regional specialty retail chains gain market share at the expense of smaller independent operators and less specialized mass merchandisers. The Company primarily serves the approximately $34.0 billion retail DIY segment of the automotive aftermarket, which the Company believes has historically been characterized by stable, recession-resistant demand. In addition, in 1996, the Company implemented a commercial delivery program to capitalize on the approximately $44.0 billion commercial or DIFM segment of the automotive aftermarket. The Company has aggressively implemented this program in 468 stores and expects to add approximately 25 stores to the program in 1998. The Company serves its commercial delivery customers from its existing store base, which allows the Company to leverage its existing fixed costs and in-store personnel with minimal capital outlay.

AUTOMOTIVE AFTERMARKET INDUSTRY

     The automotive aftermarket industry includes batteries, replacement parts, accessories and chemicals for cars and trucks. According to industry estimates, the size of the automotive aftermarket for replacement parts, maintenance items and accessories is approximately $78.0 billion per year. The market is generally segregated into two major segments based upon the end-user customer base: the DIY segment and the DIFM segment. The DIY portion of this market is estimated to be $34.0 billion per year and the DIFM segment to be $44.0 billion per year. The Company believes that the automotive aftermarket for batteries and replacement parts, maintenance items and accessories is growing due to several factors, including: (i) increasing size and age of the country's automotive fleet; (ii) increasing number of miles driven annually per vehicle; (iii) higher cost of new cars as compared to historical costs; (iv) higher cost of replacement parts as a result of technological changes in recent makes and models of vehicles; (v) increasing labor costs associated with replacement parts, installation and maintenance; (vi) increasing need for refurbishing and tuning of vehicles primarily due to the popularity of leasing; and (vii) proliferation of parts due to increased vehicle diversity.

     The automotive aftermarket distribution channels are highly fragmented in both the DIFM and DIY segments. However, the Company believes that the industry is consolidating as national and regional specialty retail chains gain market share at the expense of small independent operators and less specialized mass merchandisers. Automotive specialty retailing chains, such as the Company, enjoy competitive advantages in purchasing, distribution, advertising and marketing compared to most small independent retailers, regional chains and mass merchandisers. The increase in recent years in the variety of domestic and imported vehicle makes and models has made it difficult for smaller independent retailers and less specialized mass merchandise chains to maintain an inventory selection broad enough to meet customer demands. The Company believes that availability, convenience, quality and price continue to be the key attributes attracting both DIY and DIFM customers. Automotive specialty retail chains, such as the Company, are in a favorable competitive position because they have the distribution capacity and sophisticated information systems necessary to efficiently stock, advertise and deliver a broad selection of brand name and quality private label products to all market segments.

OPERATING STRATEGY

     The Company's operating strategy focuses on serving its customers and capitalizing on its position as a leading automotive aftermarket retailer. The Company's key operating objectives are to:

     Provide Superior Customer Service. The Company believes that its customers place significant value on technical knowledge and service. Due to increased vehicle diversity and automotive parts proliferation, customers increasingly rely on well-trained sales associates to offer knowledgeable assistance in product selection and use. To serve this need, Company employees participate in continuous training programs, including formal classroom workshops, seminars and ASE certification to build technical, managerial and customer service skills. In addition, the Company has customer service measurement systems and recognition programs for division managers, store managers, sales associates and other employees to measure and encourage overall customer satisfaction.

     Offer Broad Selection of Quality Products. The Company offers a broad selection of brand name and quality private label automotive parts and other products designed to cover a wide range of vehicles. At the end of fiscal 1997, substantially all of the Company's stores offered between 15,000 to 16,000 in-store SKUs supplemented by approximately 36,000 SKUs available on a next-day delivery basis to substantially all of its stores through the Company's PDQ(R) system. The Company is currently implementing an SKU expansion strategy such that, by the end of 1998, the Company will offer to its customers on a same day basis a range of 20,000 to 21,000 SKUs in substantially all of its stores and approximately 100,000 SKUs through its PDQ(R) system. The store SKU expansion will be supported by (i) the roll-out of "hub" stores with approximately 4,000 additional SKUs, which will generally be available on an immediate or same day basis to other area stores, and (ii) daily restocking of these additional SKUs. In addition, the Company is expanding the PDQ(R) system with the opening of a master PDQ(R) facility which will initially provide approximately 70,000 SKUs and will have the capacity to offer up to 200,000 SKUs. The majority of the expanded SKUs will be replacement parts which generally have higher gross margins than accessories and other products. The Company believes that the SKU expansion program will be an important competitive advantage, particularly with respect to the commercial delivery program.

     Capitalize on Strong Vendor Relationships and Merchandising Expertise. The Company has consistently been able to negotiate lower product costs and improved purchasing terms due to its ability to successfully grow its store base and existing business. These favorable purchasing relationships enable the Company to employ an everyday low price strategy with an emphasis on being a price leader in replacement parts. The Company purchases from over 200 different vendors with no single vendor accounting for 10% or more of purchases. The Company's merchandising staff focuses on offering customers a broad selection of products displayed in a manner designed to enhance sales. The Company continually measures store productivity and is able to rapidly roll out sales enhancing displays or other merchandising changes to all of its stores.

     Employ Advanced Information Technology and Logistics Systems. Since 1992, the Company has invested significantly in its information technology and logistics systems to facilitate its rapid growth by enhancing customer service, increasing in-stock SKUs and providing for a broad product selection with same day or next day delivery. As a result, use of these systems has helped to increase the Company's average customer sale from $10.86 in fiscal 1992 to $14.28 in fiscal 1997. In addition, these systems facilitate rapid expansion of the Company's store base by improving operating efficiencies. The Company has nearly completed converting its distribution centers from a labor intensive system to a technologically advanced, fully integrated system with real time software and modern material handling equipment. With these technological enhancements and the opening of a fourth distribution center completed by the end of 1998, the Company will be able to service over 1,600 stores, satisfying expected store requirements for the foreseeable future.

GROWTH STRATEGY

     As the Company pursues its expansion plan, management believes it will continue to benefit from greater purchasing economies and an increased ability to leverage advertising and logistics expenses. The Company will continue to focus on the following key areas in implementing its growth strategy.

     Continue New Store Growth. The Company's new store growth strategy is focused on penetrating targeted new geographic areas with multiple store openings, while continuing to open additional stores in selected existing territories to increase its market share. The Company believes that the highly fragmented nature of the retail automotive aftermarket industry allows it to quickly establish itself in new markets and to increase its market penetration in existing markets. The Company opened 170 stores in 1997, 50 stores in 1998 and plans to open approximately 125 stores in the remainder of fiscal 1998. To further support its growth, the Company expects to begin television advertising on a national basis in late 1998. The Company believes that its proven ability to effectively select new markets and store locations and quickly open new stores will allow it to double its store base in approximately five years.

     Pursue Acquisitions. To augment its store growth strategy, the Company intends to continue to pursue growth opportunities through selected acquisitions when such acquisitions provide a quicker and more economic alternative to new store openings. The fragmented nature of the automotive aftermarket industry creates significant acquisition opportunities in existing and new markets. The Company believes it can increase revenues and profitability of acquired stores by leveraging its established infrastructure and improving stocking levels, merchandising and customer service. Since 1994, acquisitions have accounted for approximately 10% of the Company's new store openings.

     Increase Commercial Sales. In 1996, the Company focused its marketing efforts on expanding sales to the DIFM segment of the automotive aftermarket, which the Company believes represents approximately 56% of the automotive aftermarket. Since 1996, the Company has added its commercial delivery program to 468 stores. Due to its success in rapidly building its commercial sales program, which currently represents approximately 10% of sales, the Company will continue to expand this program, including adding approximately 25 stores in the remainder of 1998. The Company serves its commercial delivery customers through its existing store base which allows the Company to effectively leverage its store-level costs. Commercial delivery customers order parts via a telephone call to a Company store, and orders are delivered usually in less than an hour in a Company truck. The Company's experience and market research indicate that its broad selection of quality parts at competitive prices, knowledgeable sales assistance, quick, accurate delivery, and the availability of credit are important competitive advantages in serving the commercial delivery customer.

     Grow Same Store Sales. The Company believes that it can grow its same store sales by (i) expanding product availability at the store level and through the Company's PDQ(R) distribution system; (ii) continuing to implement its commercial delivery program (as described above); and (iii) increasing name recognition. The Company believes that expanding its product offerings through increased SKU availability will enhance sales by (a) decreasing the likelihood of a lost sale due to not stocking an item and (b) attracting customers, particularly commercial delivery customers, who require hard to find replacement parts and brand names. In addition, the Company believes that its market penetration strategy and regional advertising will continue to build broad name recognition and increase sales.

STORE LOCATION AND DEVELOPMENT STRATEGY

          The Company's new market expansion strategy is focused on new markets that are contiguous to existing markets. These new markets can be efficiently served by the Company's existing distribution and operational infrastructure and supported by its existing managerial resources and brand recognition. The Company conducts extensive analyses to evaluate and prioritize potential new markets. Key criteria reviewed include the availability of quality locations necessary to reach critical mass in a market, competitive factors, the availability of labor and the ability to serve a market efficiently from existing distribution centers.

          As part of its store growth program, the Company has developed a comprehensive strategy for selecting new store sites. The Company's in-house real estate department conducts extensive market research in identifying and evaluating, among other considerations, competition, population diversity and income and selected automotive purchases per household. The time frame required for developing a new store site typically ranges from six to twelve months from the initial visit through store opening.

          In addition to opening new stores, the Company will continue to develop new markets by making selective acquisitions which allow it to penetrate markets in a timely and cost-effective manner without adding additional retail square footage to such markets.

     The following table illustrates the Company's store expansion program from 223 stores in 1992 to 814 stores in 1997, reflecting a 24.1% compounded annual growth rate.

                                                                                FISCAL YEARS
                                                            ---------------------------------------------------
                                                             1992     1993     1994     1995     1996     1997
                                                            ------   ------   ------   ------   ------   ------
Beginning stores.........................................     223      273      352      437      536      649
New stores openings......................................      51       81       90      104      115      170
Closed stores............................................      (1)      (2)      (5)      (5)      (2)      (5)
                                                            -----    -----    -----    -----    -----    -----
Ending stores............................................     273      352      437      536      649      814

Acquired stores (included in new store openings).........       1       --       --       16        2       22
Remodeled stores.........................................      19       61       52        6       35       27
Relocated stores.........................................       6        8        6       18        3       15
Percentage of new, relocated or remodeled stores within
 last five years.........................................                                                   97%

Number of states doing business in.......................       7        8        9        9       10       14

Stores with commercial delivery program..................      --       --       --       --      213      421

MARKETING AND ADVERTISING

          The Company has an extensive marketing and advertising program designed to promote its competitive prices, broad product offerings, and commitment to customer service. The Company uses a combination of print, radio and television advertising and in-store promotional displays to reinforce the Company's image and name recognition. Television advertising is targeted on a regional basis to sports programming and radio advertising is primarily aired during peak drive times. The Company utilizes several sports celebrities in its regional advertising campaigns, including Lynn Swann, Bobby Allison, Hank Aaron, Archie Griffin, Gene Stallings, Pat Dye and Sterling Marlin. The Company is a sponsor of major sporting events and teams such as NASCAR, the Southern Conference Basketball Tournament and the Pittsburgh Steelers.

          The Company has recently implemented a proprietary credit card program for its commercial delivery program customers. The Company believes that this program will increase brand awareness and customer loyalty and will be an important marketing tool and competitive advantage in the commercial delivery business.

          In addition, the Company has recently developed a new marketing program to support store openings. This plan is customized for each store opening and includes a minimum of 12 weeks of grand opening promotions including television, print, radio broadcasts, giveaways and celebrity appearances and promotions. The Company believes that this plan has been successful in accelerating awareness and customer traffic in its new stores. The plan will continue to be utilized for all store openings.

STORE OPERATIONS

          The retail store is the focal point of the Company's operations. Although the Company is more than 68 years old, its stores and retail presentations have been built, relocated or remodeled, on average, within the last five years. The Company's stores generally are located in or adjacent to good visibility, high traffic strip shopping centers. Stores generally range in size from 5,000 to 10,000 square feet, averaging approximately 7,200 square feet, and currently offer between 15,000 and 16,000 SKUs. The Company's stores are divided into six districts which are supervised by a District Vice President or Assistant Vice President. Reporting to district management are Division Managers who have direct responsibilities for their stores. A typical division consists of 14 to 18 stores. Depending on store size and sales volume, each store is staffed by 8 to 30 employees under the leadership of a store manager. Stores generally are open seven days a week from 8am to 8pm.

          The Company's stores are currently located as follows:

          Location                At April 25, 1998
          --------                -----------------
          North Carolina                  155
          Virginia                        120
          Georgia                         111
          Tennessee                        93
          South Carolina                   90
          Kentucky                         56
          Ohio                             56
          West Virginia                    54
          Alabama                          51
          Pennsylvania                     50
          Michigan                         13
          Indiana                           7
          Mississippi                       3
          Maryland                          2
          Florida                           1
          Arkansas                          1
                                          ---
              Total                       863

MANAGEMENT INFORMATION SYSTEMS

          In fiscal 1993, the Company began building a technology infrastructure to support its store growth strategy. This infrastructure is composed of software and hardware designed to integrate store, distribution and vendor services into a seamless customer service network. Stores, host computers and distribution centers are linked via a satellite and a leased line communications center.

          STORE BASED INFORMATION SYSTEMS

          The Company's store based information systems, which are designed to improve the efficiency of its operations and enhance customer service, are comprised of Point-of-Sale ("POS"), Electronic Parts Catalogs ("EPC") and Store Level Inventory Management ("SLIM") systems and a satellite communications network. These systems are tightly integrated and together provide real time, comprehensive information to store personnel, resulting in improved customer service levels and in-stock availability.

          Point-of-Sale: The Company's POS system was originally installed in 1981, enhanced over the years and reengineered in 1995. This system has improved store productivity and customer service by streamlining store procedures. The POS system gathers sales and gross profit data by SKU on a daily basis. This information is used to formulate the Company's pricing, marketing and merchandising strategies as well as to rapidly replenish inventory. The POS system and automated reordering have been instrumental in increasing store in-stock position. The Company believes that the automation of the reorder process has decreased the time and labor required for store inventory management. Additionally, the POS system maintains a customer purchase and warranty history database which is used for targeted marketing programs.

          Electronic Parts Catalog: The EPC system is a software based system that identifies the application, location and availability of over 1.5 million parts enabling sales associates to assist customers in parts selection and ordering based on the year, model, engine type and application needed. The EPC system displays an identified part and its inventory status, and if the part is not available at the store, its availability through PDQ(R). The EPC system also displays related parts for sales associates to recommend to a customer, leading to increased average customer sales. The integration of this system with the POS system improves customer service by reducing time spent at the cash register and fully automating the sales process between the parts counter and the POS register. Additionally, this system will allow sales associates to order parts electronically with immediate confirmation of price, availability and delivery. Information about a customer's automobile can be entered into a permanent customer database that can be accessed immediately whenever the customer visits or phones the store.

          Store Level Inventory Management System: The SLIM system, which provides real-time inventory tracking at the store level, was implemented in September 1997. With SLIM, store personnel can check the quantity of on-hand inventory for any SKU, automatically process returns and defective merchandise, designate SKUs for cycle counts and track merchandise transfers. With this system, the Company is able to achieve an average store level inventory in-stock position in excess of 98%.

          Satellite Communications Network: In 1995, the Company established a satellite communications network linking all of its stores with its corporate office. The satellite network enables the Company to efficiently obtain from and deliver to its stores all file transfers, including price changes, sales information and interactive transactions such as electronic parts ordering. The system also broadcasts common files to all stores to update the EPC system. Additionally, the satellite network significantly increases the speed of credit card and check authorization transactions.

          LOGISTICS AND PURCHASING INFORMATION SYSTEMS

          The Company has installed its Distribution Center Management System ("DCMS") in the Roanoke, Virginia and Jeffersonville, Ohio distribution centers in 1996 and plans to install it in the Gadsden, Alabama and Thomson, Georgia distribution centers in 1998. Upon full implementation, the Company will have converted its distribution centers from a manual, labor intensive, paper-based system to a technologically advanced, fully integrated real-time software management system. Receiving and storage management functions are enhanced by system-directed putaway and radio frequency technology and by advance vendor shipping notices. This system allows merchandise to be selected through a paperless system which utilizes "pick to light," radio frequency and carousel material handling technology and then moves merchandise to the shipping dock via conveyor and an automated sortation system. The DCMS, together with new material handling equipment, significantly reduces warehouse and distribution costs while improving efficiency. Quantifiable improvements have included an increase in inventory fill rate from 93% to 97% with a significantly reduced inventory level and reduction in average receipt putaway time from over 48 hours to less than 12 hours and an over 6% reduction in payroll per store serviced. Using this technology the Company will be able to service 1,600 stores from its four distribution centers.

          The E3 Replenishment System, which was implemented in 1994, monitors the Company's distribution center and PDQ(R) warehouse inventory levels and orders additional products when appropriate. In addition, the system tracks sales trends by SKU, allowing the Company to adjust future orders to evolving demand. This system, together with DCMS and material handling equipment, allowed the Company to decrease its average distribution backup inventory per store by 22% in fiscal 1997.

PURCHASING

          Merchandise is selected and purchased for all stores by personnel at the Company's corporate headquarters in Roanoke, Virginia. In fiscal 1997, the Company purchased from over 200 vendors, with no single vendor accounting for 10% or more of purchases.

          The Company's purchasing team is led by a group of five senior professionals, with an average of over 18 years of automotive purchasing experience. This group currently sources products throughout the world and focuses on reducing product acquisition costs at all levels without sacrificing quality. This purchasing team has been able to leverage freight and handling costs through the use of efficient purchasing patterns and strong vendor relationships. To monitor current market trends, buyers spend two days per month visiting and working in retail stores and distribution centers.

          The Company's purchasing strategy involves negotiating multi-year agreements with certain vendors based upon its expansion plans. By negotiating with a larger purchasing power base and with the proven credibility of meeting growth objectives year after year, the Company is able to achieve percentage discounts and other favorable terms on purchases.

MERCHANDISING

          The Company's merchandising effort is focused on building market share by providing a broad selection of brand name and quality private label products at everyday low prices. The Company offers these products at conveniently located and attractively designed stores, supported by highly trained, efficient and courteous customer service personnel.

          The Company's objective is to carry a broad selection of brand name products, including Fram-Bendix-Autolite, Fel-Pro Incorporated, Federal-Mogul Corporation and AC Delco, that generate customer traffic and have strong appeal to its commercial delivery customers. In addition, the Company stocks a wide selection of high quality private label products that appeal to value conscious customers. Sales of replacement parts account for approximately 65% of the Company's sales and generate higher gross profit margins than maintenance items or general accessories. The Company believes that its percentage of sales of replacement parts will increase in the future due primarily to an increased SKU count in the replacement parts category and increased sales to commercial delivery customers.

          The Company determines its product mix based on a merchandising program designed to identify the optimal inventory mix at each individual store based on that store's historical sales. The Company believes that it can continue to improve store sales, gross profit margin and inventory turnover by further tailoring individual store inventory mix based on historical sales patterns.

WAREHOUSE AND DISTRIBUTION

          The Company currently operates three main distribution facilities located in Roanoke, Virginia, Gadsden, Alabama and Jeffersonville, Ohio. A fourth distribution center is currently under construction in Thomson, Georgia and is expected to open in late 1998. On average, each distribution center is able to serve approximately 400 stores.

          All distribution centers are equipped with technologically advanced material handling equipment, including carousels, "pick-to-light" systems, radio frequency technology and automated sortation systems. The Roanoke, Virginia and Jeffersonville, Ohio distribution centers operate with an advanced paperless software system. These systems and equipment significantly reduce warehouse and distribution costs, while providing the Company with sufficient capacity to meet the requirement of its growth plans for the foreseeable future. The distribution centers consistently maintain approximately 97% order fill on all items and approximately 99% order fill on key items.

          In addition, the Company believes it has a competitive advantage by offering over 36,000 SKUs on a next day basis to substantially all of its stores via its four PDQ(R) warehouses. Stores place orders to these facilities by phone, and ordered parts are delivered to the store the next day through the Company's dedicated PDQ(R) trucking fleet. During 1998, the Company plans to open a new PDQ(R) warehouse that will stock approximately 100,000 SKUs (expandable up to 200,000 SKUs) of harder to find automotive parts and accessories. This facility will be known as the "master PDQ(R)" warehouse and will utilize existing PDQ(R) distribution infrastructure to provide next day service to substantially all the Company's stores. In addition, with the opening of the master PDQ(R) warehouse, the Company will replace the phone ordering system currently utilized by the PDQ(R) program with an on-line ordering system, which the Company expects will reduce labor costs and enhance customer service.


          The following table sets forth certain information relating to the Company's main distribution facilities:

                                       OPENING                    SIZE
       DISTRIBUTION FACILITY             DATE     AREA SERVED    (SQ. FT.)
------------------------------------  ---------   -----------    ---------
MAIN DISTRIBUTION CENTERS
 Roanoke, Virginia..................     1988     Mid-Atlantic   440,000
 Gadsden, Alabama...................     1994     South          240,000
 Jeffersonville, Ohio...............     1996     Mid West       383,000
 Thomson, Georgia (1)...............  late 1998   Southeast      383,000

PDQ(R) WAREHOUSES
 Roanoke, Virginia..................     1983     Mid-Atlantic    50,400
 Smithfield, North Carolina.........     1991     Southeast       42,000

                                                  South,
 Thomson, Georgia (2)...............     1998     Southeast       50,000

 Jeffersonville, Ohio (2)...........     1996     Midwest         50,000

MASTER PDQ(R) WAREHOUSE
 Andersonville, Tennessee...........     1998     All             66,000

________________
(1) The Company is currently constructing this facility and contemplates its opening in late 1998.
(2) This facility is located within the main distribution center.


EMPLOYEES

          As of April 30, 1998, the Company employed approximately 7,600 full-time employees and 4,900 part-time employees. Approximately 84% of the Company's workforce is employed in store level operations, 12% in distribution and 4% in the Company's corporate headquarters.

          The Company expends substantial resources in the recruiting and training of employees. In addition, management has established a number of empowerment programs for employees, such as employee task forces and regular meetings, to promote employee recognition and address customer service issues. Management believes that these efforts have provided the Company with a well-trained, loyal workforce which is committed to high levels of customer service. The Company is not party to any collective bargaining agreements. The Company has never experienced any labor disruption and believes that its labor relations are good.

FACILITIES

          The following table sets forth certain information concerning the Company's principal facilities:

                                                                                 SQUARE     NATURE OF
                   PRIMARY USE                                LOCATION           FOOTAGE    OCCUPANCY
---------------------------------------------------  -------------------------   -------    ---------
Corporate headquarters.............................  Roanoke, Virginia            49,000    Leased (1)
Distribution center................................  Roanoke, Virginia           440,000    Leased (2)
Distribution center................................  Gadsden, Alabama            240,000    Owned
Distribution center and regional PDQ(R) Warehouse..  Jeffersonville, Ohio        383,000    Owned
Distribution center and regional PDQ(R) Warehouse..  Thomson, Georgia            383,000    Leased (3)
Regional PDQ(R) Warehouse..........................  Salem, Virginia              50,400    Leased
Regional PDQ(R) Warehouse..........................  Smithfield, North Carolina   42,000    Leased
Master PDQ(R) Warehouse............................  Andersonville, Tennessee     66,000    Leased

____________________
(1) This facility is owned by Ki, L.C., a Virginia limited liability company owned by two trusts for the benefit of a child of Nicholas F. Taubman. See "Certain Transactions."
(2) This facility is owned by Nicholas F. Taubman.  See "Certain Transactions."
(3) The construction of this facility was financed by a $10.0 million IRB issuance from the Development Authority of McDuffie County of the State of Georgia, from which the Company leases the facility. The Company has an option to purchase this facility for $10.00 at the end of five years or upon prepayment of the outstanding bonds.


          At April 25, 1998, all but one of the Company's 863 stores were leased. The expiration dates (including renewal options) of the store leases are summarized as follows:

                           YEARS                   STORES (1)
                     -----------------           -------------
                         1998-2000                     38
                         2001-2005                     86
                         2006-2010                    147
                         2011-2020                    586
                         2021-2030                      5

____________________
(1) Of these stores, 26 are owned by affiliates of the Company. See "Certain Transactions."

COMPETITION

          The Company competes in both the DIY and DIFM segments of the automotive aftermarket. Although the number of competitors and the level of competition vary by market area, both segments are highly fragmented and generally very competitive. The Company competes primarily with national and regional retail automotive parts chains (such as AutoZone, Inc., Trak Auto Corporation, The Pep Boys--Manny, Moe & Jack, Parts America, Western Auto Supply Company and Discount Auto Parts, Inc.), wholesalers or jobber stores (some of which are associated with national automotive parts distributors or associations, such as NAPA), independent operators, automobile dealers and mass merchandisers that carry automotive replacement parts, maintenance items and accessories (such as Wal-Mart Stores, Inc.). The Company believes that chains of automotive parts stores, such as the Company, with multiple locations in regional markets, have competitive advantages in customer service, marketing, inventory selection, purchasing and distribution as compared to independent retailers and jobbers that are not part of a chain or associated with other retailers or jobbers. The Company believes that, as a result of these advantages, national and regional chains have been gaining market share in recent years at the expense of independent retailers and jobbers.

          The principal competitive factors that affect the Company's business are store location, customer service and product selection, availability, quality and price. While the Company believes that it competes effectively in its various geographic areas, certain competitors have larger sales volumes, have greater financial and management resources and have been operating longer in certain geographic areas.

TRADENAMES, SERVICE MARKS AND TRADEMARKS

          The Company owns and has registrations for the trade name "Advance Auto Parts" and the trademark "PDQ(R)" with the United States Patent and Trademark Office for use in connection with the automotive parts retailing business. In addition, the Company owns and has registered a number of trademarks with respect to its private label products. The Company believes that its various tradenames, service marks and trademarks are important to its merchandising strategy, but that its business is not otherwise dependent on any particular service mark, tradename or trademark. There are no infringing uses known by the Company that materially affect the use of such marks. However, in connection with a decision in a recent lawsuit, the Company is restricted from opening stores under the "Advance Auto Parts" name in Jefferson County, Kentucky. See "--Legal Proceedings."

ENVIRONMENTAL MATTERS

          The Company is subject to various federal, state and local laws and governmental regulations relating to the operation of its business, including those governing recycling of batteries and used lubricants, and regarding ownership and operation of real property. The Company handles hazardous materials during its operations, and its customers may also use hazardous materials on the Company's properties or bring hazardous materials or used oil onto the Company's properties. The Company currently provides collection and recycling programs for spent automotive batteries and used lubricants at certain of its stores as a service to its customers pursuant to agreements with third party vendors. Pursuant to these agreements, the spent batteries and used lubricants are collected by Company employees, deposited into vendor-supplied containers/pallets and stored by the Company until collected by the third-party vendors for recycling or proper disposal. Persons who arrange for the disposal, treatment, or other handling of hazardous or toxic substances may be liable for the costs of removal or remediation at any affected disposal, treatment or other site affected by such substances. The Company's agreements with such vendors are designed to limit its potential liability under applicable environmental laws and regulations for any harm caused by the vendors' activities, whether such harm occurs on or off the Company's properties, by providing for indemnification of the Company against liability that it may incur in connection with various elements of the program, including the disposal of such items.

          The Company owns and leases property. Under various environmental laws and regulations, a current or previous owner or operator of real property may be liable for the cost of removal or remediation of hazardous or toxic substances on, under, or in such property. Such laws often impose joint and several liability and may be imposed without regard to whether the owner or operator knew of, or was responsible for, the release of such hazardous or toxic substances. Certain other environmental laws and common law principles also could be used to impose liability for releases of hazardous materials into the environment or work place, and third parties may seek recovery from owners or operators of real properties for personal injury or property damage associated with exposure to released hazardous substances. Compliance with such laws and regulations has not had a material impact on its operations to date, but there can be no assurance that future compliance with such laws and regulations will not have a material adverse effect on the Company or its operations.

LEGAL PROCEEDINGS

          In November 1997, a plaintiff, on behalf of himself and others similarly situated, filed a class action complaint and motion of class certification against the Company in the circuit court for Jefferson County, Tennessee, alleging misconduct in the sale of automotive batteries. The complaint seeks compensatory and punitive damages. The case is in the very early stages of discovery; however, management believes that there is no merit to the complaint, nor to the motion for class certification and, accordingly, plans a vigorous defense.

          An appeal has been taken in connection with the November 1996 and the October 1997 decisions in a federal district court restricting the Company from opening stores under the "Advance Auto Parts" name in a single county in Kentucky. In addition, the court granted summary judgment in favor of the Company in connection with various infringement and unfair competition claims brought by the appellant. The appellant is seeking to overturn parts of the court's decisions regarding the appellant's inability to cancel two of the Company's trademark registrations and to obtain relief on the infringement and unfair competition claims.

          The Company currently and from time to time is involved in litigation incidental to the conduct of its business. The damages claimed against the Company in some of these litigations are substantial. Although the amount of liability that may result from these matters cannot be ascertained, the Company does not currently believe that, in the aggregate they will result in liabilities material to the Company's consolidated financial condition, results of operations or cash flow.

                                  MANAGEMENT

EXECUTIVE OFFICERS AND MEMBERS OF THE BOARD OF DIRECTORS

          The following table sets forth certain information regarding the directors and executive officers of the Company as of April 25, 1998:

Name                      Age     Position with the Company
----                      ---     -------------------------
Nicholas F. Taubman        63     Chairman of the Board and Director
Garnett E. Smith           58     President and Chief Executive Officer and Director
Carroll R. Tilley, Jr.     48     Executive Vice President and General Manager
J. O'Neil Leftwich         36     Senior Vice President and Chief Financial Officer, Secretary and Treasurer
Paul W. Klasing            38     Senior Vice President, Merchandising
David R. Reid              35     Senior Vice President, Real Estate and Store Support
S. Lynn Stevens            49     Senior Vice President, Information Services
Jimmie L. Wade             44     Senior Vice President, Logistics
Anthony R. Weatherly       38     Senior Vice President, Store Operations
Kenneth A. Wirth, Jr.      39     Senior Vice President, Sales
Joe H. Vaughn, Jr.         37     Vice President, Finance, Assistant Secretary and Assistant Treasurer
Mark J. Doran              34     Director
John M. Roth               39     Director
J. Frederick Simmons       42     Director
Ronald P. Spogli           50     Director
Timothy C. Collins         41     Director

          Mr. Taubman, Chairman of the Board, joined the Company in 1956. Mr. Taubman has served as Chairman since January 1985 and as Chief Executive Officer from January 1985 to July 1997. From 1969 to 1984, Mr. Taubman served as President. Mr. Taubman has served on numerous business, arts and civic boards.

          Mr. Smith, President and Chief Executive Officer and a Director of the Company, joined the Company in November 1959 and is responsible for overall management and operations of the Company. Mr. Smith served as President and Chief Operating Officer from January 1985 until July 1997 at which time he became Chief Executive Officer. Mr. Smith has also served in numerous other positions including Executive Vice President and General Manager, Vice President of Purchasing, Buyer and Store Manager.

          Mr. Tilley, Executive Vice President and General Manager, joined the Company in June 1984. Mr. Tilley has served as Vice President and Senior Vice President of Purchasing, Advertising and Marketing and was promoted to his present position in July 1997. Mr. Tilley's responsibilities include merchandising, marketing, logistics, inventory management and store operations.

          Mr. Leftwich, Senior Vice President and Chief Financial Officer, Secretary and Treasurer joined the Company in September 1984. Mr. Leftwich was appointed Chief Financial Officer of the Company in January 1994, Senior Vice President in July 1997 and Secretary and Treasurer in February 1998. Mr. Leftwich has also served in numerous other positions with the Company. Mr. Leftwich is responsible for financial, human resources and loss prevention functions and is a certified public accountant.

          Mr. Klasing, Senior Vice President, Merchandising, joined the Company in April 1995. Mr. Klasing is responsible for purchasing, quality control and pricing. From 1981 to 1992, Mr. Klasing worked for Kragen Auto Parts (now CSK Automotive) and from 1992 to 1995 for Montgomery Ward/Auto Express in various positions.

          Mr. Reid, Senior Vice President, Real Estate and Store Support, joined the Company in October 1984. Mr. Reid is responsible for store real estate site selections, store visual presentation and design and property management. From 1994 to 1995, Mr. Reid was Assistant Vice President, Store Support for the Company. Mr. Reid has also served in training and store operations as Store Manager and Division Manager.

          Ms. Stevens, Senior Vice President, Information Services, joined the Company in July 1979. Ms. Stevens is responsible for systems development, computer services and technology. Ms. Stevens has held several management positions in Information Services, most recently as Vice President, Systems Development.

          Mr. Wade, Senior Vice President, Logistics, joined the Company in February 1994. Mr. Wade is responsible for logistics, distribution, transportation and inventory management functions. From 1987 to 1993, Mr. Wade was Vice President, Finance and Operations, for S.H. Heironimus, and from 1979 to 1987, he was Vice President-Finance of American Motor Inns. Mr. Wade is a certified public accountant.

          Mr. Weatherly, Senior Vice President, Store Operations, joined the Company in August 1981. Mr. Weatherly is responsible for district, division, and store operations. Mr. Weatherly has held numerous other operational positions including District Assistant Vice President, Zone Manager, Division Manager and Store Manager.

          Mr. Wirth, Senior Vice President, Sales joined the Company in September 1982. Mr. Wirth is responsible for the Company's largest product category, batteries, as well as new store sales coordination, commercial sales and training. From June 1992 to January 1998, Mr. Wirth served as Senior Vice President, Store Operations and prior to that held numerous other operational positions including Zone Manager, Division Manager and Store Manager.

          Mr. Vaughn, Vice President, Finance, Assistant Secretary and Assistant Treasurer, joined the Company in May 1995. Mr. Vaughn was appointed Vice President, Finance in October 1997 and Assistant Secretary and Assistant Treasurer in April 1998. Mr. Vaughn is responsible for accounting, treasury, and risk management functions. From 1983 to 1989, Mr. Vaughn worked for KPMG Peat Marwick, from 1989 to 1992, he worked for Dominion Bank, and from 1992 to 1995, he worked for Ferguson Andrews & Associates. Mr. Vaughn is a certified public accountant.

          Mr. Doran, Director, became a member of the Board in connection with the Recapitalization. Mr. Doran joined FS&Co. in 1988 and became a principal in January 1998. Mr. Doran is also a director of AFC Enterprises, Inc.

          Mr. Roth, Director, became a member of the Board in connection with the Recapitalization. Mr. Roth joined FS&Co. in March 1988 and became a principal in March 1993. Mr. Roth is also a director of AFC Enterprises, Inc., Calmar Inc. and EnviroSource, Inc.

          Mr. Simmons, Director, became a member of the Board in connection with the Recapitalization. Mr. Simmons joined FS&Co. in 1986 and became a principal in January 1991. Mr. Simmons is also a director of Buttrey Food and Drug Stores Company and EnviroSource, Inc.

          Mr. Spogli, Director, is a founding principal of FS&Co., which was founded in 1983. Mr. Spogli became a member of the Board in connection with Recapitalization. Mr. Spogli is the Chairman of the Board and Director of EnviroSource, Inc. Mr. Spogli is also a director of AFC Enterprises, Inc., Buttrey Food and Drug Stores Company and Calmar Inc.

          Mr. Collins, Director, became a member of the Board in connection with the Recapitalization. Mr. Collins is Senior Managing Director and Chief Executive Officer of Ripplewood Holdings L.L.C., a private investment firm formed by him in October 1995. From February 1990 to October 1995, Mr. Collins was a Senior Managing Director of the New York office of Onex Corporation, an Ontario corporation listed on the Toronto and Montreal Stock Exchanges. Mr. Collins is also a director of Scotsman Industries, Inc. and Dayton Superior Corporation.

          Directors of the Company are elected annually and hold office until the next annual meeting of stockholders or until their successors are duly elected and qualified.

          Executive Officers are elected by, and serve at the discretion of, the Board of Directors. The Company has entered into employment agreements with certain of its executive officers. See "--Executive Employment Contracts."

EXECUTIVE COMPENSATION

          The following table sets forth information with respect to compensation for fiscal 1997 of the Chief Executive Officer and the four other most highly compensated executive officers who were serving as executive officers at the end of the last completed fiscal year and an individual for whom disclosure would have been provided but for the fact that the individual was not serving as an executive officer at the end of the last completed fiscal year (collectively, the "Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                 ANNUAL COMPENSATION
                                                             ----------------------------------------------------------
                                                     FISCAL                             OTHER ANNUAL        ALL OTHER
          NAME AND PRINCIPAL POSITION                 YEAR    SALARY       BONUS      COMPENSATION(1)    COMPENSATION(2)
-------------------------------------------------    -----   --------    ----------   ---------------    ---------------
Nicholas F. Taubman..............................    1997    $462,488    $ 2,112,172     $  --              $ 7,500
Chairman of the Board

Garnett E. Smith.................................    1997    $453,580    $   471,553     $  --              $ 7,500
President and Chief Executive Officer

Carroll R. Tilley, Jr............................    1997    $219,014    $   110,429     $  --              $ 7,500
Executive Vice President and General
Manager

J. O'Neil Leftwich...............................    1997    $153,825    $    42,500     $  --              $ 7,500
Senior Vice President and Chief Financial
Officer, Secretary and Treasurer

Kenneth A. Wirth, Jr.............................    1997    $106,460    $    75,900     $  --              $ 7,500
Senior Vice President, Store Operations

Robert R. Irby(3)................................    1997    $195,000    $    42,215     $  --              $ 7,500

______________________
(1) While certain officers received perquisites, such perquisites do not exceed the lesser of $50,000 or 10% of each officer's respective salaries and bonuses.
(2) Consists of matching contributions under the Company's 401(k) savings plan.
(3) Mr. Irby served as Senior Vice President, Information Services from July 1993 to December 1997 when he retired from the Company.

EXECUTIVE EMPLOYMENT CONTRACTS

          Mr. Smith has entered into an employment and non-competition agreement with the Company. The agreement has a term of three years, and renews automatically each year thereafter unless terminated by the Company or Mr. Smith. Mr. Smith receives a base salary in an amount and on substantially the same terms and conditions as was being paid by the Company prior to the Recapitalization and an annual cash bonus based on the Company's achievement of performance targets established by the Board of Directors. The bonus to be paid upon achievement of targets will be consistent in amount with the bonuses paid to Mr. Smith by the Company historically. In the event Mr. Smith is terminated without cause, or terminates his employment for "good reason" as defined in the employment agreement, he will receive salary through the later of the end of the term of employment or one year from the effective date of termination, less any amounts earned in other employment. Mr. Smith has agreed not to compete with the Company, to preserve its confidential information, not to recruit or employ employees of the Company to or in other businesses, and not to solicit customers or suppliers of the Company for competitors.

          Messrs. Leftwich, Tilley and Wirth and certain other members of management of the Company have entered into employment agreements with the Company. Such agreements contain severance provisions that provide for base salary for the remainder of the term of the agreement upon termination of employment or one year, unless the termination is due to death, disability or retirement, by the Company for "cause" (as defined in the agreements) or by the employee other than for "good reason" (as defined in the agreements). The term of Messrs. Leftwich's, Tilley's and Wirth's and eleven other management members' agreements is two years; the remainder of such agreements have one-year terms.

CONSULTING AGREEMENT

     Mr. Taubman has entered into a consulting and non-competition agreement with Holding and the Company. The agreement, which has a term of three years, requires Holding or the Company to pay consulting fees in an amount of $300,000 per annum, plus an annual bonus of at least $300,000 based upon the achievement of targeted performance goals established by the Board of Directors. Mr. Taubman has agreed not to compete with the Company, to preserve its confidential information, not to recruit or employ employees of the Company to or in other businesses, and not to solicit customers or suppliers of the Company for competitors. Pursuant to the consulting agreement, Holding and Mr. Taubman have entered into an indemnity agreement whereby Holding will indemnify Mr. Taubman for actions taken as an officer or director of or consultant to Holding or the Company to the fullest extent permitted by law. The amount of time Mr. Taubman must devote to his consultation duties declines throughout the term of the agreement.

COMPENSATION OF DIRECTORS

     Directors of the Company receive no compensation as directors. Directors are reimbursed for their reasonable expenses in attending meetings and performing duties as directors.

BENEFIT PLANS

     401(k) Plan. The Company sponsors a 401(k) employee retirement savings plan for eligible employees. Employees must be at least 21 years of age and have completed one year of service working at least 1,000 hours to be eligible to participate in the 401(k) plan. Employees may contribute up to 15% of their annual compensation and contributions are matched by the Company on the basis of 75% of the first 5% contributed. In addition, the Company can elect to make profit sharing contributions, allocated among participants as a percentage of compensation. Company contributions become fully vested after two years of service. Contribution expense for the Company was $2,335,000, $2,779,000 and $3,196,000 for fiscal 1995, 1996 and 1997, respectively.

     Postretirement Plan. The Company provides certain health care and life insurance benefits for eligible retired employees. The accrued postretirement benefit cost was $211,000, $456,000 and $843,000 for fiscal 1995, 1996 and 1997, respectively.

STOCK SUBSCRIPTION PLANS

     Holding has adopted Stock Subscription Plans (the "Stock Subscription Plans") pursuant to which certain directors, officers, key employees and consultants of the Company have purchased 803,800 shares, or approximately 6.4%, of the outstanding Holding Common Stock at the same price as FS&Co.'s purchase of its shares. $2,615,000 of the purchase price for such shares was paid by delivery of full recourse promissory notes bearing interest at the prime rate and due five years from the Recapitalization, secured by all of the stock each such executive owns in Holding. Messrs. Smith, Leftwich, Tilley and Wirth purchased 250,000 shares, 50,000 shares, 150,000 shares and 20,000 shares, respectively. For these individuals, $0, $250,000, $750,000, and $106,000 of their purchase price, respectively, was financed through the delivery of promissory notes on the terms described above. The agreements entered into in connection with the Stock Subscription Plans provide for restrictions on transferability, and acquired shares are subject to a right of first refusal and a repurchase right at stated prices in favor of Holding and co-sale rights in favor of the executive if FS&Co. sells its shares to a third party. The agreements also include an obligation to sell at the request of FS&Co. These rights (but not the restrictions on transferability) will terminate upon an Initial Public Offering, as defined in agreements entered into under the Stock Subscription Plans.

STOCK OPTION PLANS

     Holding has adopted stock option plans (the "Option Plans"), under which Holding made initial grants of approximately 6.4% of Holding Common Stock. Under the Option Plans, Messrs. Smith, Leftwich, Tilley and Wirth were granted the right to purchase 362,500, 72,500, 145,000 and 25,000 shares, respectively, on the terms described below. Each Option Plan participant will enter into an option agreement (an "Option Agreement") with Holding. The Option Plans and each outstanding option thereunder are subject to termination in the event of a change in control of Holding or other extraordinary corporate transactions, as more fully described in the Option Plans. In addition, all options granted pursuant to the Option Plans will terminate 90 days after termination of employment (unless termination was for cause, in which event an option will terminate immediately) or 180 days in the event of termination due to death or disability. Shares received upon exercise of options are subject to both a right of first refusal and a repurchase right at stated prices in favor of Holding, and co-sale rights in favor of the optionee. These rights will terminate upon an Initial Public Offering, as defined in the Option Agreements, by Holding. Shares received upon exercise of options, as well as all outstanding options, are also subject to obligations to sell at the request of FS&Co. All options will terminate on the seventh anniversary of the Option Agreement under which they were granted if not exercised prior thereto.

     Three different types of options may be granted pursuant to the Option Plans. Fixed Price Service Options will vest over a three-year period in three equal annual installments beginning in fiscal 1999. Performance Options will be earned in installments based upon satisfaction of certain performance targets for the four-year period ending in fiscal 2001. Variable Price Service Options will vest in equal annual installments over a two year period beginning in 1999, and have an exercise price that increases over time.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Board of Directors of the Company determines the compensation of the Executive Officers. During fiscal 1997, Messrs. Taubman and Smith participated in Board of Director deliberations regarding the compensation of the Company's Executive Officers.

                             CERTAIN TRANSACTIONS

AFFILIATED LEASES

     The Company leases its Roanoke, Virginia distribution center, an office/warehouse, a warehouse, 26 of its stores and three former stores from Nicholas F. Taubman or members of his immediate family, and its corporate headquarters from Ki, L.C., a Virginia limited liability company owned by two trusts for the benefit of a child of Mr. Taubman. Rents for the affiliated leases may be slightly higher than rents for non-affiliated leases, and certain terms of the affiliate leases may be more favorable to the landlord than those contained in leases with non-affiliates. All affiliate leases are on a triple net basis. Lease expense for leases with affiliates has been $2,735,000, $3,076,000 and $3,171,000 for fiscal 1995, 1996 and 1997, respectively.

STOCKHOLDERS AGREEMENT

     Mr. Taubman and the Taubman Trust (the "Existing Stockholders"), FS&Co., Ripplewood and Holding have entered into a Stockholders' Agreement (the "Stockholders' Agreement"). Under the Stockholders' Agreement, FS&Co., Ripplewood and the Existing Stockholders have the right to purchase their pro rata share of certain new issuances of capital stock by Holding. In addition, the Stockholders' Agreement provides for restrictions on the transferability of the shares of Holding Common Stock of the Existing Stockholders and Ripplewood for a period of two years following consummation of the Recapitalization and, thereafter, for the following three-year period any transfers (other than sales pursuant to a registered public offering or pursuant to Rule 144 under the Securities Act) are subject to a right of first offer in favor of FS&Co. or its designee, provided that Ripplewood's obligation to make a first offer extends indefinitely. In addition, the Stockholders' Agreement provides that upon transfers by FS&Co. of its shares of Holding Common Stock (excluding limited transfers in the first year following the Recapitalization or transfers to affiliates of FS&Co.), the Existing Stockholders and Ripplewood will have the right to participate in such sales on a pro rata basis. If FS&Co. sells all of its holdings of Holding Common Stock, Ripplewood and the Existing Stockholders will be obligated to sell all of their shares of Holding Common Stock at the request of FS&Co.

     The Stockholders' Agreement further provides that FS&Co. will vote at each annual meeting of Holding to elect Mr. Taubman or his nominee to the Board of Directors of Holding, and the Existing Stockholders will likewise vote to elect nominees of FS&Co. Ripplewood has granted FS&Co. an irrevocable proxy to vote Ripplewood's stock in Holding on all matters, expiring upon an initial public offering by Holding, but FS&Co. will nominate one director designated by Ripplewood. The Ripplewood director will agree to vote with the FS&Co. directors on all matters prior to an initial public offering by Holding. Pursuant to the Stockholders' Agreement, Mr. Taubman has certain approval rights with respect to major corporate transactions.

OPTIONS GRANTED TO THE EXISTING STOCKHOLDERS

     In connection with the Merger, Holding has entered into an Option Agreement with Mr. Taubman and the Taubman Trust whereby each of them has been granted options to purchase 250,000 shares of Holding Common Stock. The options have an initial exercise price of $10.00, with the exercise price increasing by $2.00 on each anniversary of the Recapitalization. Both the exercise price and the number of shares which may be purchased pursuant to the options are subject to certain adjustments. The options will expire if not exercised by the seventh anniversary of the Recapitalization. Shares received upon exercise of all or any part of the option by the Existing Stockholders will be subject to the Stockholders' Agreement.

SALE OF AIRPLANE

     In connection with the Recapitalization, Mr. Taubman has purchased an airplane from the Company for $4.1 million, a price equal to the approximate net book value of the airplane.

REGISTRATION RIGHTS AGREEMENT

     Pursuant to the Stockholders Agreement, Holding has agreed, beginning 180 days after consummation of an initial public offering by Holding, that upon the request of FS&Co. and the Existing Stockholders it will register under the Securities Act and applicable state securities laws the sale of Holding Common Stock owned by FS&Co. and the Existing Stockholders and as to which registration has been requested. Holding has granted unlimited piggy-back registration rights to FS&Co., Ripplewood and the Existing Stockholders, three demand registrations to FS&Co., and two demand registrations to the Existing Stockholders, and one demand registration to Ripplewood. Holding's obligation is subject to certain limitations relating to the minimum amount required for registration, the timing of registrations and other similar matters. Holding is obligated to pay any registration expenses incidental to such registrations, excluding underwriters' commissions and discounts.

MANAGEMENT EQUITY PLANS

     See "Management--Stock Subscription Plans" and "--Stock Option Plans."

INDEMNIFICATION AGREEMENTS

     In connection with the Recapitalization, the Company has entered into indemnification agreements with each of the directors of the Company.

CERTAIN PAYMENTS IN CONNECTION WITH THE RECAPITALIZATION

     In connection with the Recapitalization, a portion of the common stock and all of the preferred stock of Holding were converted into the right to receive in the aggregate approximately $351.0 million in cash and certain options to purchase shares of Holding Common Stock. In addition, FS&Co. and an affiliate of Ripplewood have received collectively a $5.0 million fee for arranging the financing, performing advisory and consulting services, and negotiating the Recapitalization. In connection with the Recapitalization, certain employees of the Company, including the Executive Officers, have received an aggregate of approximately $11.5 million in bonuses.

                    DESCRIPTION OF THE NEW CREDIT FACILITY


     The Company has entered into the New Credit Facility with The Chase Manhattan Bank, as administrative agent, DLJ Capital Funding, Inc., as syndication agent, First Union National Bank, as documentation agent, and Chase Securities Inc., as advisor and arranger. Pursuant to the New Credit Facility, a syndicate of lenders ("Lenders") has agreed to lend to the Company up to $375.0 million in the form of senior secured credit facilities, consisting of
(i) a $50.0 million senior secured delayed draw term loan facility (the "Delayed Draw Facility I"), (ii) a $75.0 million senior secured delayed draw term loan facility (the "Delayed Draw Facility II" and, together with the Delayed Draw Facility I, the "Delayed Draw Facilities"), (iii) a $125.0 million Tranche B senior secured term loan facility (the "Tranche B Facility"), and (iv) a $125.0 million senior secured revolving credit facility (the "Revolving Facility").
The Revolving Facility has a letter of credit sublimit of $25.0 million.
Amounts available under the Delayed Draw Facilities and the Revolving Facility are subject to a borrowing base formula equal to a specified percentage of the Company's eligible inventory.

     Use of Proceeds; Maturity. Proceeds of the Tranche B Facility, together with a portion of the net proceeds of the issuance of the Series A Notes, have been used (a) to pay the Company Distribution, (b) to repay all principal, interest, fees and other amounts outstanding under the existing credit agreements, (c) to repay certain other existing indebtedness, (d) to fund loans in an aggregate principal amount not in excess of $3.0 million to existing management of Holding or the Company and (e) to pay the fees and expenses of Recapitalization. Borrowings under the Delayed Draw Facility I and the Delayed Draw Facility II will be made during the first 18 months and first three years, respectively, after the closing of the Recapitalization. Proceeds of the Delayed Draw Facility I, the Delayed Draw Facility II, and the Revolving Facility (including the letters of credit) are available for general corporate purposes. Both Delayed Draw Facilities will mature on the sixth anniversary of the closing and provide for nominal annual amortization prior to maturity. The Tranche B Facility will mature on the eighth anniversary of the closing. These term facilities provide for nominal annual amortization in the first five years and amortization of $120.5 million in the sixth anniversary year, $60.0 million in the seventh anniversary year and $60.0 million in the eighth anniversary year. The Revolving Facility will mature on the sixth anniversary of the closing.

     Prepayment; Reduction of Commitments. Borrowings under the New Credit Facility are required to be prepaid, subject to certain exceptions, with (a) 50% of Excess Cash Flow (as defined), (b) 100% of the net cash proceeds of all asset sales or other dispositions of property by the Company and its subsidiaries (including certain insurance and condemnation proceeds), subject to certain exceptions (including exceptions for (i) reinvestment of certain asset sale proceeds within 270 days of such sale and (ii) certain sale-leaseback transactions), (c) 100% of the net proceeds of issuances of debt obligations of the Company and its subsidiaries, and (d) 100% of the net proceeds of issuance of equity of the Company and its subsidiaries.

     Voluntary prepayments and voluntary reductions of the unutilized portion of the Revolving Facility commitments are permitted in whole or in part, at the option of the Company, in minimum principal amounts to be agreed upon, without premium or penalty, subject to reimbursement of the Lenders' redeployment costs in the case of prepayment of eurodollar borrowings other than on the last day of the relevant interest period. Voluntary prepayments under the Delayed Draw Facilities and Tranche B Facility are (a) allocated among those facilities on a pro rata basis and (b) within each such facility, applied to the installments under the amortization schedule within the following 12 months under such facility, and all remaining amounts are applied in the inverse order of maturity to the remaining amortization payments under such facility.

     Interest. Until the delivery to the Lenders of the Company's consolidated financial statements for the first four fiscal quarters after the closing of the Recapitalization, the interest rates under the Delayed Draw Facilities and the Revolving Facility are based, at the option of the Company, on either a eurodollar rate plus 2.25% per annum or a base rate plus 1.25% per annum. From and after the delivery of such consolidated financial statements, the interest rates under the Delayed Draw Facilities and the Revolving Facility will be determined by reference to a pricing grid that will provide for reductions in the applicable interest rate margins based on the Company's trailing Total Debt to EBITDA ratio. The initial margins will be 2.25% and 1.25% for eurodollar and base rate borrowings, respectively, and can step down to 1.75% and 0.75%, respectively, if the Company's Total Debt to EBITDA ratio is less than or equal to 4.00 to 1.00. The interest rate under the Tranche B Facility is based, at the option of the Company, on a eurodollar rate plus 2.5% or a base rate plus 1.5%. A commitment fee of 0.50% per annum will be charged on the unused portion of the New Credit Facility.

     Collateral and Guarantees. The New Credit Facility is guaranteed by Holding and all of its existing and future domestic subsidiaries, except one subsidiary of the Company to which all of the Company's inventory delivery vehicles will be transferred in connection with the New Credit Facility. The New Credit Facility is secured by a first priority lien on substantially all, subject to certain exceptions, of the properties and assets of Holding, the Company and each existing or future domestic subsidiary, and the guarantors now owned or acquired later.

     Covenants. The New Credit Facility contains covenants restricting the ability of the Company and its subsidiaries to, among others, (i) declare dividends or redeem or repurchase capital stock, (ii) prepay, redeem or purchase debt, (iii) incur liens or engage in sale-leaseback transactions, (iv) make loans and investments, (v) incur additional debt (including hedging arrangements), (vi) make capital expenditures, (vii) engage in mergers, acquisitions and asset sales, (viii) engage in transactions with affiliates,
(ix) change the nature of the business conducted by the Company and its subsidiaries, (x) change the passive holding company status of Holding, and (xi) amend existing debt agreements. The Company is required to comply with financial covenants with respect to (a) a maximum leverage ratio, (b) a minimum interest coverage ratio, and (c) a minimum retained cash earnings test.

     Events of Default. Events of default under the New Credit Facility include but are not limited to (i) the Company's failure to pay principal when due or interest after a grace period, (ii) the Company's material breach of any covenant, representation or warranty contained in the loan documents, (iii) customary cross-default and cross-acceleration provisions, (iv) certain events of bankruptcy, insolvency or dissolution of the Company or its subsidiaries, (v) certain judgments against Holding, the Company, the Company's subsidiaries, or their assets, (vi) the actual or asserted invalidity of security documents or guarantees of Holding, the Company or the Company's subsidiaries, and (vii) a Change in Control (as defined) of Holding.

     The preceding discussion of certain of the provisions of the New Credit Facility is not intended to be exhaustive and is qualified in its entirety by reference to the provisions of the New Credit Facility.

                         DESCRIPTION OF SERIES B NOTES

GENERAL

     The Series A Notes were, and the Series B Notes will be, issued under an Indenture dated as of April 15, 1998 (the "Indenture") among the Company, the Guarantor and United States Trust Company of New York, as trustee (the "Trustee"), a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. Upon the effectiveness of this Registration Statement filed under the Securities Act with respect to the Series B Notes, the Indendture will be subject to and governed by the Trust Indenture Act of 1939, as amended (the "TIA"). The terms of the Series B Notes include those stated in the Indenture and those made part of the Indenture by reference to the TIA. The Series B Notes are subject to all such terms, and Holders of Series B Notes are referred to the Indenture and the TIA for a statement thereof. The following summary of the material provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, including the definitions therein of certain terms used below.
Copies of the form of Indenture and Registration Rights Agreement are available as set forth below under "--Additional Information." The definitions of certain terms used in the following summary are set forth below under "--Certain Definitions." For purposes of this summary, the term "Company" refers only to Advance Stores Company, Incorporated and not to Holding and its other subsidiaries.

     The Series B Notes will be general unsecured obligations of the Company and will be subordinated in right of payment to all current and future Senior Debt. As of April 25, 1998, the Company had $335.0 million of aggregate principal amount of Indebtedness, of which $135.0 million was senior to the Series B Notes, and the Company had a maximum remaining available borrowing capacity under the New Credit Facility of $250.0 million, which, if borrowed, would be senior to the Series B Notes.

     As of the Issue Date, the Company will have one Subsidiary that will issue a Subsidiary Guarantee and will be a Restricted Subsidiary. However, under certain circumstances, the Company will be able to designate current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to many of the restrictive covenants set forth in the Indenture.


PRINCIPAL, MATURITY AND INTEREST

     The Series B Notes will be limited in aggregate principal amount to $200.0 million and will mature on April 15, 2008. Interest on the Series B Notes will accrue at the rate of 10.25% per annum and will be payable semi-annually in arrears on April 15 and October 15, commencing on October 15, 1998, to Holders of record on the immediately preceding April 1 and October 1, respectively. Interest on the Series B Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance.

     Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal, premium, if any, and interest and Liquidated Damages, if any, on the Series B Notes will be payable at the office or agency of the Company maintained for such purpose within the City and State of New York or, at the option of the Company, payment of principal, premium, interest and Liquidated Damages, if any, may be made by check mailed to the Holders of the Series B Notes at their respective addresses set forth in the register of Holders of Series B Notes; provided that all payments of principal, premium, interest and Liquidated Damages, if any, with respect to Series B Notes represented by one or more permanent Global Series B Notes (as defined below) will be required to be made by wire transfer of immediately available funds to the accounts of the Depository Trust Company or any successor thereto. Until otherwise designated by the Company, the Company's office or agency in New York will be the office of the Trustee maintained for such purpose. The Series B Notes will be issued in denominations of $1,000 and integral multiples thereof.

SUBORDINATION

     The payment of Obligations in respect of the Series B Notes will be subordinated in right of payment, as set forth in the Indenture, to the prior payment in full of all Obligations in respect of Senior Debt, whether outstanding on the Issue Date or thereafter incurred. In addition, as set forth in "--Subsidiary Guarantees" below, the Subsidiary Guarantees will be general unsecured obligations of the Guarantors, subordinated in right of payment to the prior payment in full of all Senior Debt of such Guarantor.

     Upon any payment or distribution of any kind to creditors of the Company, whether in cash, property or securities, in a total or partial liquidation or dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property, an assignment for the benefit of creditors or any marshaling of the Company's assets and liabilities, whether voluntary or involuntary, the holders of Senior Debt will be entitled to receive payment in full of all Obligations in respect of such Senior Debt (including interest accruing after the commencement of any such proceeding at the rate specified in the applicable Senior Debt whether or not such interest is an allowed claim enforceable against a debtor in a bankruptcy case under Title 11 of the United States Code) before the Holders of Series B Notes will be entitled to receive any payment or distribution of any kind with respect to the Series B Notes, and until all Obligations with respect to Senior Debt are paid in full, any payment or distribution to which the Holders of Series B Notes would be entitled shall be made to the holders of Senior Debt (except for any distribution of Permitted Junior Securities made pursuant to a reorganization in which the Senior Debt is not impaired and payments made from the trust described under "--Legal Defeasance and Covenant Defeasance").

     The Company also may not make any payment upon or distribution in respect of the Series B Notes (except for any distribution of Permitted Junior Securities made pursuant to a reorganization in which the Senior Debt is not impaired or from the trust described under "--Legal Defeasance and Covenant Defeasance") if (i) any amount of principal, interest or other Obligation in respect of any Designated Senior Debt (including, without limitation, any amount due as a result of the acceleration of the maturity thereof) is not paid when due and remains unpaid (a "Payment Default") or (ii) any other default (a "Nonpayment Default") occurs and is continuing with respect to any Designated Senior Debt that permits holders of such Designated Senior Debt or any agent or trustee therefor to accelerate its maturity and, in the case of any such Nonpayment Default, the Trustee receives a notice of such default invoking the following provisions of this paragraph (a "Payment Blockage Notice") from the holders of any Designated Senior Debt or any agent or trustee therefor.
However, the Company may pay the Series B Notes without regard to the foregoing if the Company and the Trustee receive written notice approving such payment from the representative of the Designated Senior Debt affected by such Payment Default or Nonpayment Default. Payments on the Series B Notes may and shall be resumed (a) in the case of a Payment Default, upon the date on which all Payment Defaults have been cured or waived, unless a Payment Blockage Notice has been delivered commencing a payment blockage period in respect of a Nonpayment Default, and (b) in case of a Nonpayment Default, the earlier of (i) the date on which all Payment Defaults and Nonpayment Defaults have been cured or waived or
(ii) the date 179 days after the date on which the applicable Payment Blockage Notice is received, unless a Payment Default has occurred and is continuing. No new period of payment blockage may be commenced in respect of a Nonpayment Default unless and until 180 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice. No Nonpayment Default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been cured or waived for a period of not less than 90 days; provided that if such Nonpayment Default arose from the failure to comply with a financial covenant and if the condition or performance measured by such financial covenant has declined further from such condition or performance as reflected in the most recent financial statements available on the date of delivery of the original Payment Blockage Notice to the Trustee, such Nonpayment Default may be, or be made, the basis for a subsequent Payment Blockage Notice.

     Whenever the Company is prohibited from making any payment in respect of the Series B Notes, the Company also shall be prohibited from making, directly or indirectly, any deposit in the trust described under "--Legal Defeasance and Covenant Defeasance" and any payment of any kind on account of the redemption, purchase or other acquisition of the Series B Notes except for payments from the trust described under "--Legal Defeasance and Covenant Defeasance." If any Holder receives any payment or distribution that such Holder is not entitled to receive with respect to the Series B Notes, such Holder shall be required to pay the same over to the holders of Senior Debt.

     The Indenture will further require that the Company promptly notify holders of Senior Debt if payment of the Series B Notes is accelerated because of an Event of Default. The Company is prohibited from making any payment in respect of the Series B Notes until the earlier of five business days after such notice is delivered or the date of acceleration of any Designated Senior Debt and, thereafter, may pay the Series B Notes only if the subordination provisions of the Indenture otherwise permit payment at that time.

     As a result of the subordination provisions described above, in the event of a liquidation, insolvency or similar proceeding, Holders of Series B Notes may recover less ratably than creditors of the Company who are holders of Senior Debt. See "Risk Factors--Subordination of the Series A Notes, Series B Notes and the Subsidiary Guarantee." As of April 25, 1998, the Company had $135.0 million in aggregate principal amount of Senior Debt, which would rank senior in right of payment to the Series B Notes and Subsidiary Guarantees. In addition, the Company may incur additional Senior Debt of up to $250 million under the New Credit Facility which, if borrowed, would be senior to the Series B Notes and Subsidiary Guarantees. The Indenture limits, subject to certain financial tests, the amount of additional Indebtedness, including Senior Debt, that the Company and its Subsidiaries, respectively, can incur. See "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock."

SUBSIDIARY GUARANTEES

     The Company's payment obligations under the Series B Notes will be guaranteed pursuant to the Subsidiary Guarantee in effect on the Issue Date and in certain circumstances future Subsidiary Guarantees on a senior subordinated basis by the initial Guarantor and in certain circumstances Subsidiaries that become Guarantors after the Issue Date. The Subsidiary Guarantee of each Guarantor will be subordinated to the prior payment in full of all Senior Debt of such Guarantor and the amounts for which the Guarantors will be liable under the guarantees issued from time to time with respect to Senior Debt, which would rank senior in right of payment to the Series B Notes and the Subsidiary Guarantees, respectively. The initial Guarantor had no Senior Debt outstanding as of January 3, 1998.

     The obligations of each Guarantor under its Subsidiary Guarantee will be limited so as not to constitute a fraudulent conveyance under applicable law. See, however, "Risk Factors--Fraudulent Conveyance."

     The Indenture will provide that no Guarantor may consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another corporation, Person or entity whether or not affiliated with such Guarantor unless (i) subject to the provisions of the following paragraph, the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) assumes all the obligations of such Guarantor, pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee, under the Indenture and its Subsidiary Guarantee; and (ii) immediately after giving effect to such transaction, no Default or Event of Default exists.

     The Indenture will provide that in the event of a sale or other disposition of all of the assets of any Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the Capital Stock of any Guarantor, then such Guarantor (in the event of a sale or other disposition, by way of such a merger, consolidation or otherwise, of all of the capital stock of such Guarantor) or the corporation acquiring the property (in the event of a sale or other disposition of all or substantially all of the assets of such Guarantor) will be released and relieved of any obligations under its Subsidiary Guarantee. See "--Repurchase at the Option of Holders--Asset Sales." In addition, the Indenture will provide that, in the event the Company designates a Restricted Subsidiary to be an Unrestricted Subsidiary in accordance with the Indenture, then such Restricted Subsidiary shall be released from its obligations under its Subsidiary Guarantee.

OPTIONAL REDEMPTION

     Except as described below with the proceeds of an Equity Offering, the Series B Notes will not be redeemable at the Company's option prior to April 15, 2003. Thereafter, the Series B Notes will be subject to redemption at any time at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the applicable redemption date, if redeemed during the twelve-month period commencing on April 15 in the years indicated below:


                              YEAR           PERCENTAGE
                      ---------------------  ----------
                      2003.................    105.125%
                      2004.................    103.417%
                      2005.................    101.708%
                      2006 and thereafter..    100.000%

     Notwithstanding the foregoing, at any time on or prior to April 15, 2001, the Company may (but shall not have the obligation to) redeem, on one or more occasions, up to an aggregate of 35% of the principal amount of Series B Notes originally issued at a redemption price equal to 110.25% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the redemption date, with the net proceeds of one or more Equity Offerings; provided that, in each case, at least 65% in aggregate principal amount of the Series B Notes originally issued remains outstanding immediately after the occurrence of such redemption; and provided further, that such redemption shall occur within 90 days of the date of the closing of such Equity Offering.

MANDATORY REDEMPTION

     The Company is not required to make mandatory redemption or sinking fund payments with respect to the Series B Notes.

REPURCHASE AT THE OPTION OF HOLDERS

     CHANGE OF CONTROL

     Upon the occurrence of a Change of Control, each Holder of Series B Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's Series B Notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of purchase (the "Change of Control Payment"). Within 30 days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Series B Notes on the date specified in such notice, which date shall be no earlier than 30 days (or such shorter time period as may be permitted under applicable law, rules and regulations) and no later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"), pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Series B Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture relating to such Change of Control Offer, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

     On the Change of Control Payment Date, the Company will, to the extent lawful, (1) accept for payment all Series B Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Series B Notes or portions thereof so tendered and (3) deliver or cause to be delivered to the Trustee the Series B Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Series B Notes or portions thereof being purchased by the Company. The Paying Agent will promptly mail to each Holder of Series B Notes so tendered the Change of Control Payment for such Series B Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Series B Note equal in principal amount to any unpurchased portion of the Series B Notes surrendered, if any; provided that each such new Series B Note will be in a principal amount of $1,000 or an integral multiple thereof. The Indenture will provide that, prior to complying with the provisions of this covenant, but in any event within 90 days following a Change of Control, the Company will either repay all outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of Series B Notes required by this covenant. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

     The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Series B Notes to require that the Company repurchase or redeem the Series B Notes in the event of a takeover, recapitalization or similar transaction.

     The New Credit Facility will prohibit the Company from purchasing any Series B Notes and provide that certain change of control events with respect to the Company would constitute a default thereunder. Any future credit agreements or other agreements relating to Senior Debt to which the Company becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing Series B Notes, the Company could seek the consent of its lenders to the purchase of Series B Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Series B Notes. In such case, the Company's failure to purchase tendered Series B Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under the New Credit Facility. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the Holders of Series B Notes. In addition, the exercise by the Holders of Series B Notes of their right to require the Company to repurchase the Series B Notes could cause a default under such Senior Debt, even if the Change of Control itself does not, due to the financial effect of such repurchases on the Company. Finally, the Company's ability to pay cash to the Holders of Series B Notes upon a repurchase may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

     The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Series B Notes validly tendered and not withdrawn under such Change of Control Offer.

     ASSET SALES

     The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, engage in or consummate an Asset Sale unless (i) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as determined by the Board of Directors in good faith, whose determination shall be conclusive evidence thereof and shall be evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) and
(ii) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents other than in the case where the Company or such Restricted Subsidiary is undertaking a Permitted Asset Swap; provided that the amount of (x) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet), of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Series B Notes or any Guarantee thereof) that are assumed by the transferee of any such assets pursuant to a customary agreement that releases the Company or such Restricted Subsidiary from further liability and (y) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted within 15 days by the Company or such Restricted Subsidiary into cash (to extent of the cash received) shall be deemed to be cash for purposes of this provision.

     Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Company or its Restricted Subsidiaries may, at its option, apply such Net Proceeds (a) to permanently reduce Senior Debt, or (b) to the investment in, or the making of a capital expenditure or the acquisition of, other property or assets in each case used or useable in a Permitted Business, or Capital Stock of any Person primarily engaged in a Permitted Business if, as a result of the investment in or acquisition by the Company or any Restricted Subsidiary thereof, such Person becomes a Restricted Subsidiary, or (c) a combination of the uses described in clauses (a) and (b). Pending the final application of any such Net Proceeds, the Company or its Restricted Subsidiaries may temporarily reduce Senior Debt or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph within the 360-day period after receipt of such Net Proceeds will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $10.0 million, the Company will be required to make an offer to all Holders of Series B Notes and, to the extent required by the terms of any Pari Passu Indebtedness to all holders of such Pari Passu Indebtedness (an "Asset Sale Offer") to purchase the maximum principal amount of Series B Notes and any such Pari Passu Indebtedness that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of purchase, in accordance with the procedures set forth in the Indenture or such Pari Passu Indebtedness, as applicable. To the extent that the aggregate principal amount of Series B Notes and any such Pari Passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company or its Restricted Subsidiaries may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of Series B Notes and any such Pari Passu Indebtedness surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Series B Notes to be purchased on a pro rata basis. Upon completion of such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero. The Company's ability to repurchase the Series B Notes will be subject to the covenants contained in the New Credit Facility or any additional or successor bank facility.

SELECTION AND NOTICE

     If less than all of the Series B Notes are to be redeemed or repurchased in an offer to purchase at any time, selection of Series B Notes for redemption or repurchase will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Series B Notes are listed, or, if the Series B Notes are not so listed, on a pro rata basis, by lot or by such other method as the Trustee deems fair and appropriate; provided that no Series B Notes of $1,000 or less shall be redeemed or repurchased in part. Notices of redemption may not be conditional. Notices of redemption or repurchase shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date or repurchase date to each Holder of Series B Notes to be redeemed or repurchased at its registered address. If any Series B
Note is to be redeemed or repurchased in part only, the notice of redemption or repurchase that relates to such Series B Note shall state the portion of the principal amount thereof to be redeemed or repurchased. A new Series B Note in principal amount equal to the unredeemed or unrepurchased portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Series B Note. On and after the redemption or repurchase date, interest and Liquidated Damages will cease to accrue on Series B Notes or portions of them called for redemption or repurchase.

CERTAIN COVENANTS

     RESTRICTED PAYMENTS

     The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any other payment or distribution on account of the Company's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any such dividend, distribution or other payment made as a payment in connection with any merger or consolidation involving the Company), other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or dividends or distributions payable to the Company or any Wholly Owned Subsidiary of the Company; (ii) purchase, redeem or otherwise acquire or retire for value (including, without limitation, any such purchase, redemption, or other acquisition or retirement for value made as a payment in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any Restricted Subsidiary (other than any such Equity Interests owned by the Company or any Restricted Subsidiary of the Company); (iii) make any principal payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Series B Notes, except a payment of principal at Stated Maturity in the applicable amounts so required; or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of and immediately after giving effect to such Restricted Payment:

          (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

          (b) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock"; and

          (c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the Issue Date (excluding Restricted Payments permitted by clauses (ii), (iii), (v), (vi), (vii), (ix) and (x) of the next succeeding paragraph), is less than the sum (without duplication) of (i) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the Issue Date to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus (ii) 100% of the aggregate net cash proceeds received by the Company from the issue or sale subsequent to the Issue Date of Equity Interests of the Company (other than Disqualified Stock) or of Disqualified Stock or debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or convertible debt securities) sold to a Restricted Subsidiary of the Company and other than Disqualified Stock or convertible debt securities that have been converted into Disqualified Stock), plus (iii) with respect to any Restricted Investment that was made after the Issue Date (A) to the extent that such Restricted Investment is sold for cash or otherwise liquidated or repaid for cash, the amount of cash proceeds received with respect to such Restricted Investments and (B), without duplication of any amount included in Consolidated Net Income, 100% of any cash dividends or other cash distributions received in respect of such Restricted Investment, plus (iv) to the extent not otherwise included in clause (iii) above, 100% of the cash proceeds realized upon the sale of any Unrestricted Subsidiary (less the amount of any reserve established for purchase price adjustments and less the maximum amount of any indemnification or similar contingent obligation for the benefit of the purchaser, any of its Affiliates or any other third party in such sale, in each case as adjusted for any permanent reduction in any such amount on or after the date of such sale, other than by virtue of a payment made to such Person following the Issue Date), plus (v) upon the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the lesser of (x) the fair market value of such Subsidiary or (y) the aggregate amount of all Investments made in such Subsidiary subsequent to the Issue Date by the Company and its Restricted Subsidiaries, plus (vi) $15.0 million.

     The foregoing provisions will not prohibit:

          (i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture;

          (ii) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness or Equity Interests of the Company or any Restricted Subsidiary in exchange for, or in an amount not in excess of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of the Company) of, other Equity Interests of the Company (other than any Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition, and any Net Income resulting therefrom, shall be excluded from clauses (c)(i) and (c)(ii) of the preceding paragraph;

          (iii) the defeasance, redemption, repurchase, retirement or other acquisition of subordinated Indebtedness in exchange for, or in an amount not in excess of the net cash proceeds from, an incurrence of Permitted Refinancing Indebtedness;

          (iv) so long as no Default or Event of Default shall have occurred and is continuing, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company, Holding or any Restricted Subsidiary of the Company (including Restricted Payments to any shareholder of the Company in order to permit such shareholder (directly or indirectly) to repurchase, redeem or otherwise acquire Equity Interests in Holding), held by any member of the Company's (or any of its subsidiaries') management, employees, directors or consultants pursuant to any management, employee, director or consultant equity subscription agreement or stock option agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed the sum of (A) $3.0 million and (B) the aggregate cash proceeds received by the Company from any issuance of Equity Interests by Holding or the Company to members of management, employees, directors or consultants of the Company and its subsidiaries (provided that the cash proceeds referred to in this clause (B) shall be excluded from clause (c)(ii) of the preceding paragraph); provided, further, that Management Series B Notes may be forgiven or returned without regard to the limitation set forth above and the forgiveness or return thereof shall not be treated as Restricted Payments for purposes of determining compliance with such limitation;

          (v) the payment of any dividend (or the making of a similar distribution or redemption) by a Restricted Subsidiary of the Company to the holders of its common Equity Interests on a pro rata basis;

          (vi) payments (A) required to be made under the Tax Sharing Agreement or (B) distributions made by the Company on the date of the Indenture, the proceeds of which are utilized solely to consummate the Recapitalization;

          (vii) the payment of dividends or the making of loans or advances by the Company to Holding in an aggregate amount not to exceed $1.75 million in any fiscal year for costs and expenses incurred by Holding in its capacity as a holding company or for services rendered by Holding on behalf of the Company;

          (viii) so long as no Default or Event of Default has occurred and is continuing, the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Company or any Restricted Subsidiary issued after the date of the Indenture in accordance with the covenant described below under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock";

          (ix) so long as (A) no Default or Event of Default has occurred and is continuing and (B) immediately before and immediately after giving effect thereto, the Company would have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in clause (i) under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock", from and after the Issue Date, payments of cash dividends to Holding in an amount sufficient to enable Holding to make payments of interest required to be made in respect of the Holding Senior Discount Debentures in accordance with the terms thereof in effect on the date of the Indenture, provided such interest payments are made with the proceeds of such dividends; and

          (x) the purchase or redemption of subordinated indebtedness pursuant to a change of control of provision contained in the indenture or other governing instrument relating thereto; provided, however, that (A) no offer or purchase obligation may be triggered in respect of such Indebtedness unless a corresponding obligation also arises for the Series B Notes and (B) in all events, no repurchase or redemption of such Indebtedness may be consummated unless and until the Company shall have satisfied all repurchase obligations with respect to any required purchase offer made with respect to the Series B Notes.

     The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default or an Event of Default. For purposes of making such determination, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All such outstanding Investments will be deemed to constitute Investments in an amount equal to the greater of (i) the net book value of such Investments at the time of such designation and (ii) the fair market value of such Investments at the time of such designation. Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

     The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any non-cash Restricted Payment shall be determined by the Board of Directors whose resolution with respect thereto shall be delivered to the Trustee, such determination to be based upon a fairness opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if such fair market value exceeds $10.0 million. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this covenant were computed, together with a copy of any fairness opinion or appraisal, if any, required by the Indenture.

     INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK

     The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt) and that the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock or Disqualified Stock other than to the Company or another Restricted Subsidiary; provided, however, that the Company or any of its Restricted Subsidiaries may incur Indebtedness (including Acquired
Debt) or issue shares of Disqualified Stock if (i) the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.0 to 1.0 commencing on the Issue Date and at any time thereafter, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued or in the case of any Restricted Subsidiary, such preferred stock had been issued, as the case may be, at the beginning of such four-quarter period and (ii) no Default or Event of Default will have occurred or be continuing or would occur as a consequence thereof.

     The provisions of the first paragraph of this covenant will not apply to the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

          (i) the incurrence by the Company and the Restricted Subsidiaries of Indebtedness under the Credit Facilities and any Guarantees thereof; provided that the aggregate principal amount of all Indebtedness (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and the Restricted Subsidiaries for reimbursement of drawings that may be made thereunder) outstanding under all Credit Facilities after giving effect to such incurrence, including all Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (i), does not exceed at any time (A) with respect to the term loan portion of such Credit Facilities, $125 million in an aggregate principal amount and (B) with respect to the revolving credit facility and deferred term loan portion of such Credit Facilities, an aggregate principal amount equal to the greater of fifty percent of the amount of inventory shown on the consolidated balance sheet of the Company for the then most recently ended fiscal quarter and $250 million less, in the case of clause (A) or (B), the aggregate principal of all principal payments thereunder constituting permanent reductions of such Indebtedness pursuant to such Credit Facilities or in accordance with the covenant described under "--Repurchase at the Option of Holders--Asset Sales;"

          (ii) the incurrence by the Company and the Guarantors of Indebtedness represented by the Series B Notes and the Subsidiary Guarantees;

          (iii) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or other obligations, in each case incurred for the purpose of financing all or any part of the acquisition cost or cost of construction, remodeling or improvements of assets or property used in the business of the Company or any Restricted Subsidiary, in an aggregate principal amount not to exceed $25.0 million at any time outstanding;

          (iv) other Indebtedness of the Company and its Restricted Subsidiaries outstanding on the Issue Date;

          (v) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to exist or be incurred;

          (vi) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Wholly Owned Subsidiaries or between or among any Wholly Owned Subsidiaries; provided that (A) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than a Wholly Owned Subsidiary and (B) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Wholly Owned Subsidiary will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be;

          (vii) the incurrence by the Company or any Restricted Subsidiary of Hedging Obligations that are incurred for the purpose of fixing or hedging
(i) interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of the Indenture to be outstanding or (ii) the value of foreign currencies purchased or received by the Company or any Restricted Subsidiary in the ordinary course of business;

          (viii) Indebtedness incurred in respect of workers' compensation claims, self-insurance obligations, performance, surety and similar bonds and completion guarantees provided by the Company or any Restricted Subsidiary in the ordinary course of business;

          (ix) Indebtedness arising from guarantees of Indebtedness of the Company or any Restricted Subsidiary or the agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or Capital Stock of a Restricted Subsidiary, or other guarantees of Indebtedness incurred by any person acquiring all or any portion of such business, assets or Capital Stock of a Restricted Subsidiary for the purpose of financing such acquisition, provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed 25% of the gross proceeds (with proceeds other than cash or Cash Equivalents being valued at the fair market value thereof as determined by the Board of Directors of the Company in good faith) actually received by the Company and its Restricted Subsidiaries in connection with such disposition;

          (x) the guarantee by the Company or any of the Restricted Subsidiaries of Indebtedness of the Company or a Restricted Subsidiary that was permitted to be incurred by another provision of this covenant;

          (xi) the incurrence by the Company or any of its Restricted Subsidiaries of Acquired Debt in an aggregate principal amount at any time outstanding not to exceed $10.0 million;

          (xii) Indebtedness incurred in connection with a Qualified Receivables Transaction except to the extent that such Indebtedness is recourse to the Company or any other Restricted Subsidiary of the Company; and

          (xiii) the incurrence by the Company or any Restricted Subsidiary of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause
(xiii), not to exceed $25.0 million.

     For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (i) through (xiii) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company shall, in its sole discretion, classify such item of Indebtedness in any manner that complies with this covenant and such item of Indebtedness will be treated as having been incurred pursuant to only one of such clauses or pursuant to the first paragraph hereof. Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

LIENS

     The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien on any asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom for purposes of securing Indebtedness, except Permitted Liens, unless the Obligations due under the Indenture and the Series B Notes are secured by a Lien on such property, assets or proceeds on an equal and ratable basis (or on a senior basis, in the case of Indebtedness subordinate in right of payment to the Series B Notes), with the Obligations so secured, so long as such Obligations are secured.

DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES

     The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (i)(a) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (b) pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries, (ii) make loans or advances to the Company or any of its Restricted Subsidiaries or (iii) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (a) the New Credit Facility, (b) the Indenture and the Series B Notes,
(c) applicable law or any applicable rule, regulation or order, (d) any agreement or instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such agreement or instrument was created or entered into in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, (e) by reason of customary non-assignment provisions in leases, licenses, encumbrances, contracts or similar assets entered into or acquired in the ordinary course of business and consistent with industry practices, (f) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (e) above on the property so acquired, (g) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced, (h) contracts for the sale of assets containing customary restrictions with respect to a Restricted Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary and (i) customary restrictions in security agreements or mortgages securing Indebtedness of the Company or a Restricted Subsidiary to the extent such restrictions restrict the transfer of the property subject to such security agreements and mortgages.

LIMITATION ON THE SALE OR ISSUANCE OF CAPITAl STOCK OF RESTRICTED SUBSIDIARIES

     The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, transfer, convey, lease, sell or otherwise dispose of any shares (other than directors' qualifying shares) of Capital Stock of a Restricted Subsidiary to any Person, except (i) to the Company or a Wholly Owned Subsidiary or (ii) in a transfer, conveyance, lease, sale or other disposition of all the Capital Stock of such Restricted Subsidiary owned by the Company or another Restricted Subsidiary; provided, that in connection with any such transfer, conveyance, lease, sale or other disposition of Capital Stock the Company or any such Restricted Subsidiary complies with the covenant described under "--Repurchase at the Option of Holders--Asset Sales"; provided, further that the foregoing shall not restrict
(a) any Lien on Capital Stock of a Restricted Subsidiary that is not otherwise prohibited under the Indenture or (b) any transfer, sale or other disposition of Capital Stock pursuant to a foreclosure of any such Lien or similar exercise of remedies in respect thereof.

MERGER, CONSOLIDATION OR SALE OF ASSETS

     The Indenture will provide that the Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another Person unless (i) the Company is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation or limited liability company organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Series B Notes and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee; (iii) immediately prior to and immediately after such transaction no Default or Event of Default exists; and (iv) except in the case of a merger of the Company with or into a Wholly Owned Subsidiary of the Company, the Company or the entity or Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made will at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock". For purposes of this covenant, the sale, lease, conveyance, assignment, transfer, or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company. The foregoing clause (iv) will not prohibit (a) a merger between the Company and a Wholly Owned Subsidiary of Holding created for the purpose of holding the Capital Stock of the Company, (b) a merger between the Company and a Wholly Owned Subsidiary of the Company or (c) a merger between the Company and an Affiliate incorporated solely for the purpose of reincorporating the Company in another State of United States so long as, in the case of each clause (a), (b) and (c), the amount of Indebtedness of the Company and its Restricted Subsidiaries is not increased thereby.

TRANSACTIONS WITH AFFILIATES

     The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to or Investment in, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless (i) the terms of such Affiliate Transaction are fair and reasonable to the Company or such Restricted Subsidiary, as the case may be, and are at least as favorable as the terms which could be obtained by the Company or such Restricted Subsidiary, as the case may be, in a comparable transaction made on an arm's-length basis between unaffiliated parties and (ii) the Company delivers to the Trustee (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $2.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors and (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing; provided that the following shall not be deemed Affiliate
Transactions: (v) certain leases and other arrangements of the Company in effect on the Issue Date and specified in a Schedule to the Indenture, (w) any employment agreements, stock option or other compensation agreements or plans (and the payment of amounts or the issuance of securities thereunder) and other reasonable fees, compensation, benefits and indemnities paid or entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business of the Company or such Restricted Subsidiary to or with the officers, directors or employees of the Company or its Restricted Subsidiaries, (x) transactions between or among the Company and/or its Restricted Subsidiaries, (y) Restricted Payments (other than Restricted Investments) that are permitted by the provisions of the Indenture described above under the caption "--Restricted Payments" and (z) sales of Capital Stock (other than Disqualified Stock) of the Company, when such sales are exclusively for cash.

     SENIOR SUBORDINATED DEBT

     The Indenture will provide that (i) the Company will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Senior Debt and senior in any respect in right of payment to the Series B Notes, and (ii) no Guarantor will incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to Senior Debt of such Guarantor and senior in any respect in right of payment to such Guarantor's Subsidiary Guarantee. For purposes of this covenant, Indebtedness is deemed to be senior in right of payment to the Series B Notes or the Guarantees, as the case may be, if it is not explicitly subordinated in right of payment to Senior Debt at least to the same extent as the Series B Notes and the Guarantees, as the case may be, are subordinated to such Senior Debt.

     BUSINESS ACTIVITIES

     The Indenture will provide that the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, engage to a substantial extent in any business activity other than a Permitted Business.

     ADDITIONAL SUBSIDIARY GUARANTEES

     The Indenture will provide that the Company will not permit any Restricted Subsidiary to guarantee the payment of any Indebtedness of the Company or any Indebtedness of any other Restricted Subsidiary (in each case, the "Guaranteed Debt"), unless (i) if such Restricted Subsidiary is not a Guarantor, such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a Subsidiary Guarantee of payment of the Series B Notes by such Restricted Subsidiary, (ii) if the Series B Notes or the Subsidiary Guarantee (if any) of such Restricted Subsidiary are subordinated in right of payment to the Guaranteed Debt, the Subsidiary Guarantee under the supplemental indenture shall be subordinated to such Restricted Subsidiary's guarantee with respect to the Guaranteed Debt substantially to the same extent as the Series B Notes or the Subsidiary Guarantee are subordinated to the Guaranteed Debt under the Indenture, (iii) if the Guaranteed Debt is by its express terms subordinated in right of payment to the Series B Notes or the Subsidiary Guarantee (if any) of such Restricted Subsidiary, any such guarantee of such Restricted Subsidiary with respect to the Guaranteed Debt shall be subordinated in right of payment to such Restricted Subsidiary's Subsidiary Guarantee with respect to the Series B Notes substantially to the same extent as the Guaranteed Debt is subordinated to the Series B Notes or the Subsidiary Guarantee (if any) of such Restricted Subsidiary, (iv) such Restricted Subsidiary subordinates rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee to its obligation under its Subsidiary Guarantee, and (v) such Restricted Subsidiary shall deliver to the Trustee an opinion of counsel to the effect that
(A) such Subsidiary Guarantee of the Series B Notes has been duly authorized, executed and delivered, and (B) such Subsidiary Guarantee of the Series B Notes constitutes a valid, binding and enforceable obligation of such Restricted Subsidiary, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws (including, without limitation, all laws relating to fraudulent transfers) and except insofar as enforcement thereof is subject to general principles of equity.

     REPORTS

     The Indenture will provide that, whether or not required by the rules and regulations of the Securities and Exchange Commission (the "Commission"), so long as any Series B Notes are outstanding, the Company will furnish to the Holders of Series B Notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries and, with respect to the annual information only, a report thereon by the Company's certified independent accountants and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports, in each case within the time periods set forth in the Commission's rules and regulations. In addition, whether or not required by the rules and regulations of the Commission, at any time after the consummation of the Exchange Offer contemplated by the Registration Rights Agreement, the Company will file a copy of all such information and reports with the Commission for public availability within the time periods set forth in the Commission's rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, at all times that the Commission does not accept the filings provided for in the preceding sentence, the Company and the Guarantors have agreed that, for so long as any Series B Notes remain outstanding, they will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

EVENTS OF DEFAULT AND REMEDIES

     The Indenture will provide that each of the following constitutes an Event of Default: (i) default for 30 days in the payment when due of interest on, or Liquidated Damages, if any, with respect to, the Series B Notes (whether or not prohibited by the subordination provisions of the Indenture); (ii) default in payment when due of the principal of or premium, if any, on the Series B Notes (whether or not prohibited by the subordination provisions of the Indenture);
(iii) failure by the Company or any of its Restricted Subsidiaries for 30 days after notice by the Trustee or by the Holders of at least 25% in principal amount of Series B Notes then outstanding to comply with the provisions described under the captions "--Repurchase at the Option of Holders--Change of Control" or "--Asset Sales," or "--Certain Covenants--Restricted Payments" or "- -Incurrence of Indebtedness and Issuance of Preferred Stock;" (iv) failure by the Company or any of its Restricted Subsidiaries for 60 days after notice by the Trustee or by the Holders of at least 25% in principal amount of Series B Notes then outstanding to comply with any of its other agreements in the Indenture or the Series B Notes; (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, which default (a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness at final maturity (a "Payment Default") or (b) results in the acceleration of such Indebtedness prior to its stated maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $20.0 million or more in the case of clause (a) or (b); (vi) failure by the Company or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $20.0 million (net of any amounts with respect to which a reputable and creditworthy insurance company has acknowledged liability in writing), which judgments are not paid, discharged or stayed for a period of 60 days; (vii) the Subsidiary Guarantee of a Significant Subsidiary shall be held in any judicial proceeding to be unenforceable or invalid or, except as permitted by the Indenture, shall cease for any reason to be in full force and effect or any Guarantor that is a Significant Subsidiary, or any Person acting on behalf of any Guarantor that is a Significant Subsidiary, shall deny or disaffirm its obligations under its Subsidiary Guarantee; and (viii) certain events of bankruptcy or insolvency with respect to the Company or any of its Significant Subsidiaries.

     If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Series B Notes may declare all the Series B Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, all outstanding Series B Notes will become due and payable without further action or notice. Holders of the Series B Notes may not enforce the Indenture or the Series B Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Series B Notes may direct the Trustee in its exercise of any trust or power.
The Trustee may withhold from Holders of the Series B Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest. In the event of a declaration of acceleration of the Series B Notes because an Event of Default has occurred and is continuing as a result of the acceleration of any Indebtedness described in clause (v) of the preceding paragraph, the declaration of acceleration of the Series B Notes shall be automatically annulled if the holders of any Indebtedness described in clause
(v) of the preceding paragraph have rescinded the declaration of acceleration in respect of such Indebtedness within 30 days of the date of such declaration and if (a) the annulment of the acceleration of Series B Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (b) all existing Events of Default, except nonpayment of principal or interest on the Series B Notes that became due solely because of the acceleration of the Series B Notes, have been cured or waived.

     The Holders of a majority in aggregate principal amount of the Series B Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Series B Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Series B Notes.

     The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default to deliver to the Trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     No director, officer, employee, incorporator or stockholder of the Company, as such, shall have any liability for any obligations of the Company under the Series B Notes, the Indenture or the Subsidiary Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Series B Notes, by accepting a Series B Note, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Series B Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     The Indenture will provide that the Company may, at its option and at any time, elect to have all of its obligations and the obligations of the Guarantors discharged with respect to the outstanding Series B Notes ("Legal Defeasance") except for (i) the rights of Holders of outstanding Series B Notes to receive payments in respect of the principal of, premium, if any, and interest and Liquidated Damages on such Series B Notes when such payments are due from the trust referred to below, (ii) the Company's obligations with respect to the Series B Notes concerning issuing temporary Series B Notes, registration of Series B Notes, mutilated, destroyed, lost or stolen Series B Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Series B Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "--Events of Default and Remedies" will no longer constitute an Event of Default with respect to the Series B Notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Series B Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest and Liquidated Damages on the outstanding Series B Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Series B Notes are being defeased to maturity or to a particular redemption date; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, subject to customary assumptions and exclusions, the Holders of the outstanding Series B Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders of the outstanding Series B Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the financing of amounts to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (vi) the Company shall have delivered to the Trustee an opinion of counsel to the effect that, subject to customary assumptions and exclusions (which assumptions and exclusions shall not relate to the operation of Section 547 of the United States Bankruptcy Code or any analogous New York State law provision), after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (vii) the Company shall have delivered to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Series B Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and (viii) the Company shall have delivered to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

TRANSFER AND EXCHANGE

     A Holder may transfer or exchange Series B Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Series B Note selected for redemption. Also, the Company is not required to transfer or exchange any Series B Note for a period of 15 days before a selection of Series B Notes to be redeemed.

     The registered Holder of a Series B Note will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

     Except as provided in the next two succeeding paragraphs, the Indenture, the Subsidiary Guarantees or the Series B Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Series B Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Series B Notes), and any existing default or compliance with any provision of the Indenture, the Subsidiary Guarantees or the Series B Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Series B Notes (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Series B Notes).

     Without the consent of each Holder affected, an amendment or waiver may not with respect to any Series B Notes held by a non-consenting Holder, (i) reduce the principal amount of Series B Notes whose Holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any Series B Note or alter the provisions with respect to the redemption of the Series B Notes (other than provisions relating to the covenants described above under the caption "--Repurchase at the Option of Holders"), (iii) reduce the rate of or change the time for payment of interest on any Series B Note, (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Series B Notes (except a rescission of acceleration of the Series B Notes by the Holders of at least a majority in aggregate principal amount of the Series B Notes and a waiver of the payment default that resulted from such acceleration), (v) make any Series B Note payable in money other than that stated in the Series B Notes, (vi) make any change in the provisions of the

Indenture relating to waivers of past Defaults or the rights of Holders of Series B Notes to receive payments of principal of or premium, if any, or interest on the Series B Notes, (vii) waive a redemption payment with respect to any Series B Note (other than a payment required by one of the covenants described above under the caption "--Repurchase at the Option of Holders"),
(viii) except as otherwise permitted by the Indenture release any Guarantor from any of its obligations under its Subsidiary Guarantee or the Indenture, or amend the provisions of the Indenture relating to the release of Guarantors, or (ix) make any change in the foregoing amendment and waiver provisions. In addition, any amendment to the provisions of Article 10 of the Indenture (which relate to subordination) or the related definitions will require the consent of the Holder of at least 75% in aggregate principal amount of the Series B Notes then outstanding if such amendment would adversely affect the rights of Holders of Series B Notes.

     Notwithstanding the foregoing, without the consent of any Holder of Series B Notes, the Company, the Guarantors and the Trustee may amend or supplement the Indenture, the Subsidiary Guarantees or the Series B Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Series B Notes in addition to or in place of certificated Series B Notes, to provide for the assumption of the Company's or a Guarantor's obligations to Holders of Series B Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the Holders of Series B Notes or that does not materially adversely affect the legal rights under the Indenture of any such Holder, to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act or to allow any Guarantor to guarantee the Series B Notes.

CONCERNING THE TRUSTEE

     The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

     The Holders of a majority in principal amount of the then outstanding Series B Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Series B Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

FORM, DENOMINATION AND BOOK-ENTRY PROCEDURES

     The Series B Notes may be issued in the form of one or more global securities (collectively, the "Global Series B Note"). The Global Series B Note will be deposited with, or on behalf of, the DTC and registered in the name of the DTC or its nominee. Except as set forth below, the Global Series B Note may be transferred, in whole and not in part, only to the DTC or another nominee of the DTC. Investors may hold their beneficial interests in the Global Series B Note directly through the DTC if they have an account with the DTC or indirectly through organizations which have accounts with the DTC.

     Depository Procedures

     DTC has advised the Company that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of the Participants. The Participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of the Participants and the Indirect Participants.

     DTC has also advised the Company that pursuant to procedures established by it, (i) upon deposit of the Global Series B Notes, DTC will credit the accounts of Participants designated by the Initial Purchasers with portions of the principal amount of the Global Series B Notes and (ii) ownership of such interests in the Global Series B Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Series B Notes).

     Investors in the Global Series B Note may hold their interests therein directly through DTC, if they are Participants in such system, or indirectly through organizations (including Euroclear and CEDEL) which are Participants in such system.

     The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Series B Note to such persons may be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants and certain banks, the ability of a person having beneficial interests in a Global Series B Note to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests. For certain other restrictions on the transferability of the Series B Notes, see "--Exchange of Book-Entry Series B Notes for Certificated Series B Notes."

     EXCEPT AS DESCRIBED BELOW, OWNERS OF INTERESTS IN THE GLOBAL SERIES B NOTES WILL NOT HAVE SERIES B NOTES REGISTERED IN THEIR NAMES, WILL NOT RECEIVE PHYSICAL DELIVERY OF SERIES B NOTES IN CERTIFICATED FORM AND WILL NOT BE CONSIDERED THE REGISTERED OWNERS OR HOLDERS THEREOF UNDER THE INDENTURE FOR ANY PURPOSE.

     Payments in respect of the principal of (and premium, if any) and interest on a Global Series B Note registered in the name of DTC or its nominee will be payable to DTC or its nominee in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee will treat the persons in whose names the Series B Notes, including the Global Series B Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither of the Company, the Initial Purchasers, the Trustee nor any agent of the Company, the Initial Purchasers or the Trustee has or will have any responsibility or liability for (i) any aspect or accuracy of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the Global Series B Notes, or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Series B Notes, or (ii) any other matter relating to the actions and practices of DTC or any of the Participants or the Indirect Participants.

     DTC has advised the Company that its current practice, upon receipt of any payment in respect of securities such as the Series B Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of the Series B Notes will be governed by standing instructions and customary practices and will not be the responsibility of DTC, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or any of the Participants in identifying the beneficial owners of the Series B Notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the Global Series B Notes for all purposes.

     Interests in the Global Series B Notes will trade in DTC's Same-Day Funds Settlement System and secondary market trading activity in such interests will therefore settle in immediately available funds, subject in all cases to the rules and procedures of DTC and the Participants. Transfers between Participants in DTC will be effected in accordance with DTC's procedures and will be settled in same-day funds.

     DTC has advised the Company that it will take any action permitted to be taken by a holder of Series B Notes only at the direction of one or more Participants to whose account with DTC interests in the Global Series B Notes are credited and only in respect of such portion of the aggregate principal amount of the Series B Notes as to which such Participant or Participants has or have given such direction. However, if any of the events described under "-- Exchange of Book Entry Series B Notes for Certificated Series B Notes" occurs, DTC reserves the right to exchange the Global Series B Notes for legended Series B Notes in certificated form and to distribute such Series B Notes to its Participants.

     The information in this section concerning DTC and its book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

     Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the Global Series B Note among accountholders in DTC, it is under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. None of the Company, the Initial Purchasers or the Trustee nor any agent of the Company, the Initial Purchasers or the Trustee will have any responsibility for the performance by DTC or its participants, indirect participants or accountholders of their respective obligations under the rules and procedures governing their respective operations.

     Exchange of Book-Entry Series B Notes for Certificated Series B Notes

     The Global Series B Note is exchangeable for definitive Series B Notes in registered certificated form if (i) DTC (x) notifies the Company that it is unwilling or unable to continue as depository for the Global Series B Note and the Company thereupon fails to appoint a successor depository or (y) has ceased to be a clearing agency registered under the Series B Act, (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Series B Notes in certificated form or (iii) there shall have occurred and be continuing a default or an Event of Default with respect to the Series B Notes. In all cases, certificated Series B Notes delivered in exchange for any beneficial interests in the Global Series B Note will be registered in the names, and issued in any approved denominations, requested by or on behalf of DTC (in accordance with its customary procedures).

     Concerning the Trustee

     United States Trust Company of New York is the Trustee under the Indenture.

     Governing Law

     The Indenture and the Series B Notes will be governed by and construed in accordance with the laws of the State of New York.

ADDITIONAL INFORMATION

     Anyone who receives this Prospectus may obtain a copy of the Indenture and Registration Rights Agreement without charge by writing to the Company at 5673 Airport Road, Roanoke, Virginia 24012, Attention: Chief Financial Officer.

CERTAIN DEFINITIONS

     Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "Acquired Debt" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, and (ii)

Indebtedness secured by a Lien encumbering any asset acquired by such specified Person or assumed in connection with the acquisition of any asset used or useful in a Permitted Business acquired by such specified Person; provided that such Indebtedness was not incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, or such acquisition, as the case may be.

     "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control.

     "Asset Sale" means (i) the sale, lease (other than an operating lease), conveyance or other disposition of any assets or rights (including, without limitation, by way of a sale and leaseback) other than in the ordinary course of business (provided that the sale, lease (other than an operating lease), conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption "--Repurchase at the Option of Holders--Change of Control" and/or the provisions described above under the caption "--Certain Covenants--Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sales covenant), and (ii) the sale by the Company and the issue or sale by any of the Restricted Subsidiaries of the Company of Equity Interests of any of the Company's Restricted Subsidiaries, in the case of either clause (i) or (ii), whether in a single transaction or a series of related transactions that have a fair market value (as determined in good faith by the Board of Directors) in excess of $1.0 million or for net cash proceeds in excess of $1.0 million. Notwithstanding the foregoing, the term Asset Sale shall not include: (i) a sale, conveyance or other disposition of assets or rights by the Company to a Wholly Owned Subsidiary of the Company or an entity that would become a Wholly Owned Subsidiary upon the consummation of such sale, conveyance or other disposition or by a Wholly Owned Subsidiary of the Company to the Company or to a Wholly Owned Subsidiary of the Company, (ii) an issuance of Equity Interests by a Restricted Subsidiary of the Company to the Company or to a Wholly Owned Subsidiary of the Company, (iii) a Restricted Payment that is permitted by the covenant described above under the caption "-- Certain Covenants--Restricted Payments," (iv) the sale and leaseback of any assets within 270 days of the acquisition of such assets, (v) foreclosures on assets, (vi) the clearance of inventory, (vii) sales or dispositions of obsolete equipment or other assets in the ordinary course of business or (viii) the sale, conveyance or other disposition of accounts receivables and related assets customarily transferred in connection with a Qualified Receivables Transaction will not be deemed to be Asset Sales.

     "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

     "Capital Stock" means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participation, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and
(iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

     "Cash Equivalents" means (i) securities issued or unconditionally and fully guaranteed or insured by the full faith and credit of the United States government or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition, (ii) obligations issued or fully guaranteed by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Ratings Group ("S&P") or Moody's Investors Service, Inc. ("Moody's"), (iii) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any lender party to the New Credit Facility or with any domestic commercial bank having capital and surplus in excess of $250.0 million,
(iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (i) and (iii), above entered into with any financial institution meeting the qualifications specified in clause (iii) above, (v) commercial paper having one of the two of the highest ratings obtainable from either Moody's or S&P and in each case maturing within one year after the date of acquisition and (vi) investments in funds investing at least 90% of its assets in investments of the types described in clauses (i) through (v) above.

     "Change of Control" means the occurrence of any of the following: (i) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that (A) any "person" (as such term is defined in Section 3(a)(9) of the Exchange Act), other than the Principals and their Related Parties, becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of 50% or more of the Voting Stock of the Company (measured by voting power rather than number of shares) or (B) any "person" (as defined above), other than the Principals and their Related Parties becomes the "beneficial owner" (as defined above) of more than 33 1/3% of the Voting Stock of the Company (measured by voting power rather than number of shares) and the Principals and their Related Parties beneficially own, directly or indirectly, in the aggregate a lesser percentage of the Voting Stock of the Company than such other "person", (ii) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors or (iii) the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction where
(A) the Voting Stock of the Company outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person and (B) either (1) the "beneficial owners" (as defined above) of the Voting Stock of the Company immediately prior to such transaction own, directly or indirectly through one or more subsidiaries, not less than a majority of the total Voting Stock of the surviving or transferee corporation immediately after such transaction or (2) if immediately prior to such transaction the Company is a direct or indirect subsidiary of any other Person (such other Person, the "Holding Company"), then the "beneficial owners" (as defined above) of the Voting Stock of such Holding Company immediately prior to such transaction own, directly or indirectly through one or more subsidiaries not less than a majority of the Voting Stock of the surviving or transferee corporation immediately after such transaction.

     "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus (i) an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale (to the extent such losses were deducted in computing such Consolidated Net Income of such Person and its Restricted Subsidiaries), plus
(ii) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was included in computing such Consolidated Net Income, plus (iii) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income, plus (iv) depreciation and amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash charges (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash charges in any future period or amortization of prepaid cash charge that was paid in a prior period) of such Person and its Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income, plus (v) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or a Restricted Subsidiary of such Person or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, in each case, to the extent that such interest expense was deducted in computing such Consolidated Net Income, plus (vi) (a) fees and expenses incurred in connection with the Recapitalization and deducted in the calculation of Consolidated Net Income and (b) bonuses paid for management and other employees of the Company and its subsidiaries in connection with, and substantially concurrently with, the Recapitalization in an amount not to exceed in the aggregate $11.5 million, minus (vii) non-cash items increasing such Consolidated Net Income for such period, in each case, on a consolidated basis and determined in accordance with GAAP. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash charges of, a Restricted Subsidiary of a Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in the same proportion) that the Net Income of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person.

     "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP, provided that (i) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Restricted Subsidiary thereof, (ii) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, (iv) the cumulative effect of a change in accounting principles shall be excluded, and
(v) the Net Income of, or any dividends or other distributions from, any Unrestricted Subsidiary, to the extent otherwise included, shall be excluded, except to the extent actually distributed to the Company or one of its Restricted Subsidiaries.

     "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company or any Holding Company of the Company who (i) was a member of such Board of Directors on the date of the Indenture immediately after consummation of the Recapitalization or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were either members of such Board at the time of such nomination or election or are successor Continuing Directors appointed by such Continuing Directors (or their successors).

     "Credit Facilities" means, with respect to the Company and its Restricted Subsidiaries, one or more debt facilities (including, without limitation, the New Credit Facility) or commercial paper facilities with banks or other institutional lenders, providing for revolving credit loans, term loans, receivables financing (other than a Qualified Receivables Transaction) or letters of credit and related security and collateral agreements, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder; provided that such increase in borrowings is permitted under the covenant described under "-- Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock" or adding Restricted Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

     "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

     "Designated Senior Debt" means (i) any Senior Debt outstanding under the New Credit Facility and (ii) any other Senior Debt permitted under the Indenture the principal amount of which is or under which the holders thereof are committed to lend at least $25.0 million or more and that has been designated by the Company in the instrument creating or evidencing such Senior Debt as "Designated Senior Debt."

     "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the Holder thereof, in whole or in part, on or prior to the date on which the Series B Notes mature.

     "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

     "Equity Offering" means an offering of Equity Interests (other than Disqualified Stock) of the Company or Holding, pursuant to an effective registration statement filed with the Commission in accordance with the Securities Act, other than an offering pursuant to Form S-8 (or any successor thereto) provided, that in the case of an Equity Offering by Holding, Holding contributes to the common equity of the Company the portion of the net cash proceeds thereof necessary to pay the aggregate redemption price of the Notes to be redeemed in connection therewith.

     "Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of (i) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations) and (ii) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; provided, however, that in no event shall any amortization of deferred financing costs incurred in connection with the Recapitalization be included in Fixed Charges, and (iii) any interest expense on Indebtedness of another Person to the extent such Indebtedness is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not such Guarantee or Lien is called upon) and (iv) the product of (a) (without duplication) (1) all dividends paid or accrued in respect of Disqualified Stock which are not treated as interest for tax purposes for such period and (2) all cash dividend payments on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividend payments on Equity Interests payable solely in Equity Interests (other than Disqualified Stock of the Company), times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

     "Fixed Charge Coverage Ratio" means with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person and its Restricted Subsidiaries for such period. In the event that the Company or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays or redeems any Indebtedness (other than revolving credit borrowings) or issues or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period. In addition, for purposes of making the computation referred to above, (i) acquisitions that have been made by the Company or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow and Fixed Charges for such reference period shall be calculated without giving effect to clause (iii) of the proviso set forth in the definition of Consolidated Net Income and shall reflect any pro forma expense and cost reductions attributable to such acquisitions (as determined in good faith by a responsible financial or accounting officer of the Company and approved by the Company's Board of Directors), and (ii) the Consolidated Cash Flow and Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded and Consolidated Cash Flow shall reflect any pro forma expense or cost reductions relating to such discontinuance or disposition (as determined in good faith by a responsible financial or accounting officer of the Company and approved by the Company's Board of Directors), and (iii) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent Person or any of its Subsidiaries following the Calculation Date.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the Indenture provided, however, that all reports and other financial information provided by the Company to the Holders, the Trustee and/or the Commission shall be prepared in accordance with generally accepted accounting principles, as in effect at the date of such report or such other financial information; provided, further, however, that if there are any differences between such principles and GAAP the Company shall provide a written explanation thereof.

     "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

     "Guarantors" means, initially, the Subsidiary of the Company on the Issue Date and thereafter each of the Restricted Subsidiaries of the Company that executes a Subsidiary Guarantee in accordance with the provisions of the Indenture, and their respective successors and assigns.

     "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates or the value of foreign currencies.

     "Holding" means Advance Holding Corporation, the corporate parent of the Company, or its successors.

     "Indebtedness" means, with respect to any Person, any Obligation of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all Indebtedness of others secured by a Lien on any asset of such Person (whether or not such Indebtedness is assumed by such Person) and, to the extent not otherwise included, the Guarantee by such Person of any Indebtedness of any other Person to the extent such Indebtedness is so Guaranteed. The amount of any Indebtedness outstanding as of any date shall be the accreted value thereof, in the case of any Indebtedness that does not require current payments of interest.

     "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel, relocation and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "--Certain Covenants--Restricted Payments."

     "Issue Date" means the date on which Series B Notes are first issued and authenticated under the Indenture.

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any option or other agreement to sell or give a security interest and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

     "Management Note" means any promissory note given by an employee of the Company or any Affiliate thereof as part of the purchase price for Equity Interests in the Company or in Holding.

     "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (b) the extinguishment of any Indebtedness of such Person or any of its Subsidiaries and
(ii) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).

     "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness (other than Indebtedness under the Credit Facilities) secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

     "Non-Recourse Debt" means Indebtedness (i) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), or (b) is directly or indirectly liable (as a guarantor or otherwise), and (ii) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries, including the stock of any Unrestricted Subsidiary.

     "Obligations" means, with respect to any Indebtedness, any principal of, premium, if any, and interest on such Indebtedness and all other amounts, including without limitation penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing, evidencing, securing or guaranteeing such Indebtedness.

     "Pari Passu Indebtedness" means Indebtedness that ranks pari passu in right of payment with the Notes.

     "Permitted Asset Swap" means any transfer of properties or assets by the Company or any of its Restricted Subsidiaries in which 80% of the consideration received by the transferor consists of properties or assets (other than cash) that will be used in the business of such transferor; provided, that (i) the aggregate fair market value (as determined in good faith by the Board of Directors of the Company) of the property or assets (including cash) being transferred by the Company or such Restricted Subsidiary, as the case may be, is not greater than the aggregate fair market value (as determined in good faith by the Board of Directors of the Company) of the property or assets (including cash) received by the Company or such Restricted Subsidiary, as the case may be, in such exchange and (ii) the aggregate fair market value (as determined in good faith by the Board of Directors of the Company) of all property or assets transferred by the Company and any of its Restricted Subsidiaries in connection with exchanges in any period of twelve consecutive months shall not exceed $20 million.

     "Permitted Business" means the business conducted (or proposed to be conducted, including activities referred to as being contemplated by the Company, as described or referred to in this Prospectus) by the Company and the Restricted Subsidiaries as of the Issue Date and any and all business that in the good faith judgment of the Board of Directors of the Company are reasonably related businesses, including reasonably related extensions or expansions thereof.

     "Permitted Investments" means (a) any Investment in the Company or in a Restricted Subsidiary of the Company; (b) any Investment in Cash and Cash Equivalents; (c) any Investment by the Company or any Restricted Subsidiary in a Person, if as a result of such Investment (i) such Person becomes a Restricted Subsidiary of the Company or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company; (d) any Restricted Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales" or any transaction not constituting an Asset Sale by reason of the $1.0 million threshold contained in the definition thereof; (e) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;
(f) Hedging Obligations entered into in the ordinary course of the Company's or its Restricted Subsidiaries' Businesses and otherwise in compliance with the Indenture; (g) loans and advances to employees and officers of the Company and its Restricted Subsidiaries in the ordinary course of business for bona fide business purposes not in excess of $1 million at any one time outstanding; (h) Management Notes in an aggregate amount not to exceed $3 million at any one time outstanding; (i) Investments received in settlement of obligations or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of customers or other third parties; and (j) additional Investments not to exceed $10.0 million at any one time outstanding.

     "Permitted Junior Securities" means Equity Interests in the Company or debt securities that are subordinated to all Senior Debt (and any debt securities issued in exchange for Senior Debt) to substantially the same extent as, or to a greater extent than, the Series B Notes are subordinated to Senior Debt pursuant to the Indenture.

     "Permitted Liens" means:

          (i) Liens existing as of the Issue Date to the extent and in the manner such Liens are in effect on the Issue Date;

          (ii) Liens securing Senior Debt or Guarantees of Senior Debt permitted to be incurred under the Indenture;

          (iii)     Liens securing the Series B Notes and the Subsidiary
Guarantees;

          (iv) Liens in favor of the Company or a Wholly Owned Restricted Subsidiary on assets of any Restricted Subsidiary of the Company;


          (v) Liens securing Permitted Refinancing Indebtedness which is incurred to refinance any Indebtedness which has been secured by a Lien permitted under the Indenture and which has been incurred in accordance with the provisions of the Indenture, provided, however that such Liens (A) are not materially less favorable to the Holders and are not materially more favorable to the lienholders with respect to such Liens than the Liens in respect of the Indebtedness being refinanced and (B) do not extend to or cover any property or assets of the Company or any of its Restricted Subsidiaries not securing the Indebtedness so refinanced;

          (vi) Liens for taxes, assessments or governmental charges or claims either (A) not delinquent or (B) contested in good faith by appropriate proceedings and as to which the Company or its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

          (vii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

          (viii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security or similar obligations, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, indemnity, surety, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

          (ix) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgement shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

          (x) easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

          (xi) any interest or title of a lessor under any lease, whether or not characterized as capital or operating; provided that such Liens do not extend to any property or assets which is not leased property subject to such lease;

          (xii) Liens securing Capital Lease Obligations and Indebtedness incurred in accordance with the covenant described under "--Certain Covenants-- Incurrence of Indebtedness and Issuance of Preferred Stock;" provided, however, that (A) the Indebtedness shall not exceed the cost (including installation and delivery charges and related sales taxes) of such property or assets being acquired, remodeled or constructed and shall not be secured by any property or assets of the Company or any Restricted Subsidiary of the Company other than the property or assets of the Company or any Restricted Subsidiary of the Company other than the property and assets being acquired, remodeled or constructed and
(B) the Lien securing such Indebtedness shall be created within 180 days of such acquisition or the completion of such construction or remodeling;

          (xiii) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

          (xiv) Liens securing reimbursement obligations with respect to letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

          (xv) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Company or any of its Restricted Subsidiaries, including rights of offset and set-off;

          (xvi) Liens securing Hedging Obligations which Hedging Obligations relate to Indebtedness that is otherwise permitted under the Indenture;

          (xvii) Liens securing Acquired Debt incurred in accordance with the covenant described under "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock;" provided that (A) such Liens secured such Acquired Debt at the time of and prior to the incurrence of such Acquired Debt by the Company or a Restricted Subsidiary of the Company and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Debt by the Company or a Restricted Subsidiary of the Company and (B) such Liens do not extend to or cover any property or assets of the Company or any of its Restricted Subsidiaries other than the property or assets that secured the Acquired Debt prior to the time such Indebtedness became Acquired Debt of the Company or a Restricted Subsidiary of the Company and are not more favorable to the lienholders than those securing the Acquired Debt prior to the incurrence of such Acquired Debt by the Company or a Restricted Subsidiary of the Company;

          (xviii)   leases or subleases granted to others not interfering in any material respect with the business of the Company or its Restricted
Subsidiaries;

          (xix) Liens arising out of consignment or similar arrangements for the sale of goods entered into by the Company or any Restricted Subsidiary in the ordinary course of business;

          (xx) Liens arising from filing Uniform Commercial Code financing statements as a precautionary matter with respect to leases; and

          (xxi) Liens on accounts receivable and any asset related thereto in connection with a Qualified Receivables Transaction.

     "Permitted Refinancing Indebtedness" means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, prepay, retire, renew, replace, defease or refund Indebtedness of the Company or any of its Restricted Subsidiaries; provided that: (i) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest on, the Indebtedness so extended, refinanced, renewed, prepaid, retired, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith including premiums paid, if any, to the holders thereof); (ii) such Permitted Refinancing Indebtedness has a final maturity date at or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, prepaid, retired, replaced, defeased or refunded; (iii) if the Indebtedness being extended, refinanced, renewed, prepaid, retired, replaced, defeased or refunded is subordinated in right of payment to the Series B Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Series B Notes on terms at least as favorable to the Holders of Series B Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) such Indebtedness is incurred either by the Company or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

     "Person" means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

     "Principals" means Freeman Spogli & Co. Incorporated.

     "Qualified Receivables Transaction" means any transaction or series of transactions that may be entered into by the Company or any Restricted Subsidiary pursuant to which the Company or any Restricted Subsidiary may sell, convey or otherwise transfer to any Person, or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Company or any Restricted Subsidiary and any asset related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred, or in respect of which security interests are customarily granted, in connection with asset securitization transactions involving accounts receivable.

     "Related Party" with respect to any Principal means (A) any controlling stockholder or a majority (or more) owned Subsidiary of such Principal or, in the case of an individual, any spouse or immediate family member of such Principal, or (B) any fund, trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding a majority (or more) controlling interest that consists of such Principal and/or such other Persons referred to in the immediately preceding clause (A).

     "Restricted Investment" means an Investment other than a Permitted Investment.

     "Restricted Subsidiary" means any Subsidiary of the Company other than an Unrestricted Subsidiary.

     "Senior Debt" means (i) all Indebtedness of the Company or any Guarantor under Credit Facilities and all Hedging Obligations with respect thereto, (ii) other Indebtedness of the Company or any of its Guarantors permitted to be incurred under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Notes and (iii) all Obligations with respect to the foregoing. Notwithstanding anything to the contrary in the foregoing, Senior Debt will not include (w) any liability for federal, state, local or other taxes owed or owing by the Company, (x) any Indebtedness of the Company to any of its Restricted Subsidiaries or other Affiliates, (y) any trade payables or (z) any Indebtedness that is incurred in violation of the Indenture.

     "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on the date of the Indenture.

     "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness (including any scheduled sinking fund payment), and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

     "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total Voting Stock thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

     "Subsidiary Guarantees" means each of the Guarantees of the Company's obligations under the Series B Notes and related obligations entered into by a Guarantor.

     "Tax Sharing Agreement" means, the tax sharing agreement among Holding, the Company and any one or more of Holding's subsidiaries, as amended from time to time, so long as the method of calculating the amount of the Company's (or any Restricted Subsidiary's) payments, if any, to be made thereunder is not less favorable to the Company than as provided in such agreement as in effect on the Issue Date, as determined in good faith by the Board of Directors of the Company.

     "Unrestricted Subsidiary" means any Subsidiary of the Company that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution; but, only to the extent that such Subsidiary: (a) has no Indebtedness other than Non-Recourse Debt; (b) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company; (c) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and (d) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries. Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with a Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions and was permitted under the Indenture. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date. The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness and issuance of preferred stock by a Restricted Subsidiary of the Company of any outstanding Indebtedness or outstanding issue of preferred stock of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness and preferred stock is permitted under the Indenture, (ii) such Subsidiary becomes a Guarantor, and (iii) no Default or Event of Default would exist following such designation.

     "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

     "Wholly Owned Subsidiary" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person or by such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

                      DESCRIPTION OF HOLDING INDEBTEDNESS

     The Debentures have been issued in an aggregate principal amount at maturity of $112.0 million and will mature on April 15, 2009. The Debentures have been issued under an Indenture dated as of April 15, 1998 (the "Holding Indenture") between Holding and United States Trust Company of New York, as trustee, and constitute senior unsecured obligations of Holding. Cash interest will not accrue on the Debentures prior to April 15, 2003, and the principal of the Debentures accretes at a rate of 12.875% per annum. Thereafter, cash interest on the Debentures will accrue at the rate of 12.875% per annum and will be payable semiannually in arrears on each April 15 and October 15 of each year, commencing April 15, 2003, to the holders of record on the immediately preceding April 1 and October 1, respectively.

     On or after April 15, 2003, the Debentures may be redeemed at the option of Holding, in whole at any time or in part from time to time, at a redemption price equal to the applicable percentage of the principal amount thereof set forth below, plus accrued and unpaid interest, if any, to the redemption date, if redeemed during the twelve-month period commencing on April 15 in the years set forth below:

                                        REDEMPTION
     YEAR                                  PRICE
     ----                               -----------
     2003..............................  106.438%
     2004..............................  104.292%
     2005..............................  102.146%
     2006 and thereafter...............  100.000%

     Notwithstanding the foregoing, at any time on or prior to April 15, 2001, Holding may use the net proceeds of one or more Equity Offerings (as defined in the Holding Indenture) to redeem up to 35% of the Debentures at a redemption price equal to 112.875% of the Accreted Value (as defined therein) thereof plus accrued and unpaid interest and Liquidated Damages, if any, to the redemption date; provided, however, that after any such redemption the aggregate principal amount of the Debentures outstanding must equal at least 65% of the aggregate principal amount of the Debentures originally issued; and provided further, that such redemption shall occur within 90 days of the date of the closing of the Equity Offering.

     In the event of a Change of Control (as defined in the Holding Indenture), each holder of Debentures has the right to require the repurchase of such holder's Holding Senior Discount Debentures at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the purchase date.

     The Holding Indenture contains covenants that, among other things, limit the ability of Holding to enter into certain mergers or consolidations and sell assets and of Holding and its subsidiaries, incur additional indebtedness and issue preferred stock, pay dividends or certain other distributions, engage in transactions with affiliates, enter into new businesses, sell stock of Restricted Subsidiaries, issue stock of subsidiaries, make certain investments, repurchase stock and certain indebtedness and create or incur certain liens. Under certain circumstances, Holding will be required to make an offer to purchase Holding Senior Discount Debentures at a price equal to 100% of the principal amount thereof, plus accrued interest to the date of purchase with the proceeds of certain Asset Sales (as defined in the Holding Indenture). The Holding Indenture contains certain customary events of defaults, which will include the failure to pay interest and principal, the failure to comply with certain covenants in the Holding Senior Discount Debentures or the Holding Indenture, a default under certain indebtedness, the imposition of certain final judgments or warrants of attachment and certain events occurring under bankruptcy laws.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of the material federal income tax consequences expected to result to Holders whose Series A Notes are exchanged for Series B Notes in the Exchange Offer. This discussion is a summary for general information only and does not consider all aspects of U.S. federal income taxation that may be relevant to investors in light of such investor's personal circumstances. This discussion also does not address the U.S. federal income tax consequences of ownership of Series B Notes not held as capital assets within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), or the U.S. federal income tax consequences to investors subject to special treatment under the U.S. federal income tax laws, such as dealers in securities or foreign currency, tax-exempt entities, financial institutions, insurance companies, persons that hold the Series B Notes as part of a "straddle," a "hedge," a "synthetic security," a "conversion transaction," or other integrated investment, persons that have a "functional currency" other than the U.S. dollar, and investors in pass-through entities. In addition, this discussion does not describe any tax consequences arising under U.S. federal gift and estate taxes (except to the limited extent set forth below under "Non-U.S. Holders") or under the tax laws of any state, local or foreign jurisdiction.

     This discussion is based upon the Code, existing regulations thereunder, and current administrative rulings and court decisions. All of the foregoing is subject to change, possibly on a retroactive basis, and any such change could affect the continuing validity of this discussion.

     HOLDERS OF THE SERIES A NOTES SHOULD CONSULT THEIR OWN ADVISORS AS TO HOW THEIR OWN PARTICULAR TAX SITUATION MIGHT BE AFFECTED BY THE EXCHANGE OF SERIES A NOTES FOR SERIES B NOTES AND THE PURCHASE, HOLDING AND DISPOSITION OF THEIR SERIES B NOTES.


                                  U.S. HOLDERS

     The following discussion is limited to the U.S. federal income tax consequences relevant to a holder of a Series B Note that is (i) a citizen or resident (as defined in Section 7701(b)(1) of the Code) of the United States,
(ii) a corporation organized under the laws of the United States or any political subdivision thereof or therein, (iii) an estate, the income of which is subject to U.S. federal income tax regardless of the source or (iv) a trust, with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all its substantial decisions (a "U.S. Holder"). Certain U.S. federal income tax consequences relevant to a holder other than a U.S. Holder are discussed separately below.

STATED INTEREST

     Interest on a Series B Note should be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with such Holder's method of accounting for U.S. federal income tax purposes.

SALE, EXCHANGE OR REDEMPTION OF THE SERIES B NOTES

     Upon the disposition of a Series B Note by sale, exchange or redemption, a U.S. Holder will generally recognize gain or loss equal to the difference between (i) the amount realized on the disposition (other than amounts attributable to accrued interest not yet taken into income) and (ii) the U.S. Holder's tax basis in the Series B Note. A U.S. Holder's tax basis in a Series B Note generally will equal the cost of the Series B Note to the U.S. Holder increased by amounts includable in income as market discount (if the U.S. Holder elects to include market discount on a current basis) and reduced by any bond premium amortized by any U.S. Holder.

     Assuming the Series B Note is held as a capital asset, such gain or loss (except to the extent that the market discount rules otherwise provide) will generally constitute capital gain or loss and will be long-term capital gain (taxable at a maximum rate of 20%) if a U.S. Holder who is an individual has held such Series B Note for longer than eighteen months and mid-term capital gain (taxable at a maximum rate of 28%) if such a U.S. Holder has held such Series B Note for more than 12 months and less than 18 months. Special rates apply in the case of holders whose income is subject to tax at less than maximum rates and for dispositions after 2000.

EXCHANGE OFFER

     The exchange of the Series A Notes for the Series B Notes pursuant to the Exchange Offer should not constitute a taxable exchange. As a result, (i) a U.S. Holder should not recognize taxable gain or loss as a result of exchanging the Series A Notes for the Series B Notes pursuant to the Exchange Offer, (ii) the holding period of the Series B Notes should include the holding period of the Series A Notes exchanged therefor and (iii) the adjusted tax basis of the Series B Notes should be the same as the adjusted tax basis of the Series A Notes exchanged therefor immediately before the exchange.

     The Company will be required to pay additional cash interest on the Series A Notes if it fails to comply with certain of its obligations under the Exchange Offer Registration Rights Agreement. Such additional interest should be taxable to a U.S. Holder as ordinary income at the time it accrues or is received in accordance with such holder's regular method of tax accounting. It is possible, however, that the IRS may take a different position, in which case a U.S. Holder might be required to include such additional interest in income as it accrues or becomes fixed (regardless of such holder's regular method of tax accounting).

BACKUP WITHHOLDING AND INFORMATION REPORTING

     Under the Code, a U.S. Holder of a Series B Note may be subject, under certain circumstances, to information reporting and or backup withholding at a 31% rate with respect to cash payments in respect of interest on, or the gross proceeds from disposition of, a Series B Note thereof. This withholding applies, only if a U.S. Holder (i) fails to furnish its social security or other taxpayer identification number ("TIN") within a reasonable time after a request therefor,
(ii) furnishes an incorrect TIN, (iii) fails to report interest or dividends properly, or (iv) fails, under certain circumstances to provide a certified statement, signed under penalty of perjury, that the TIN provided is its correct number and that it is not subject to backup withholding. Any amount withheld from a payment to a U.S. Holder under the backup withholding rules is allowable as a credit (and may entitle such holder to a refund) against such Holder's U.S. federal income tax liability, provided that the required information is furnished to the IRS. Certain persons are exempt from backup withholding, including corporations and financial institutions. Holders of Series B Notes should consult their tax advisors as to their qualification for exemption from withholding and the procedure for obtaining such exemption.


                                NON-U.S. HOLDERS

     The following discussion is limited to the U.S. federal income and estate tax consequences relevant to a holder of a Series B Note that is not (i) a current or former citizen or resident of the United States, (ii) a corporation organized under the laws of the United States or any political subdivision thereof or therein or (iii) an estate the income of which is subject to U.S. federal income tax regardless of the source or (iv) a trust, with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all its substantial decisions (a "Non-U.S. Holder").

     This discussion does not deal with all aspects of U.S. federal income and estate taxation that may be relevant to any particular Non-U.S. Holder in light of such Holder's personal circumstances, including holding the Series B Notes through a partnership. For example, persons who are partners in foreign partnerships or beneficiaries of foreign trusts or estates and who are subject to U.S. federal income tax because of their own status, such as United States residents or foreign persons engaged in a trade or business in the United States, may be subject to U.S. federal income tax even though the entity is not subject to income tax on disposition of its Series B Note.

     For purposes of the following discussion, interest and gain on the sale, exchange or other disposition of the Series B Note will be considered "U.S. trade or business income" if such income or gain is (i) effectively connected with the conduct of a U.S. trade or business or (ii) in the case of a treaty, resident, attributable to a U.S. permanent establishment (or to a fixed base) in the United States.

STATED INTEREST

     Generally, any interest paid to a Non-U.S. Holder of a Series B Note that is not U.S. trade or business income will not be subject to U.S. federal income tax if the interest qualifies as "portfolio interest." Interest on the Series B Notes will qualify as portfolio interest if (i) the Non-U.S. Holder does not actually or constructively own 10% or more of the total voting power of all voting stock of the Company and is not a "controlled foreign corporation" with respect to which the Company is a "related person" within the meaning of the Code, and (ii) the beneficial owner, under penalties of perjury, certifies that the beneficial owner is not a U.S. person and such certificate provides the beneficial owner's name and address.

     The gross amount of payments to a Non-U.S. Holder of interest that do not qualify for the portfolio interest exception and that are not U.S. trade or business income will be subject to U.S. withholding tax at the rate of 30%, unless a U.S. income tax treaty applies to reduce or eliminate withholding. U.S. trade or business income will be taxed at regular U.S. federal income tax rates rather than the 30% gross rate. To claim the benefit of a tax treaty or to claim exemption from withholding because the income is U.S. trade or business income, the Non-U.S. Holder must provide a properly executed Form 1001 or 4224 (or such successor forms as the IRS designates), as applicable, prior to payment of interest. These forms must be periodically updated. Under proposed regulations, the Forms 1001 and 4224 will be replaced by Form W-8. Also under proposed regulations, a Non-U.S. Holder who is claiming the benefits of a tax treaty may be required to obtain a U.S. taxpayer identification number and to provide certain documentary evidence issued by foreign governmental authorities to prove residence in the foreign country. Certain special procedures are provided in the proposed regulations for payments through qualified intermediaries.

SALE, EXCHANGE OR REDEMPTION OF SERIES B NOTES

     Except as described below and subject to the discussion concerning backup withholding, any gain realized by a Non-U.S. Holder on the sale, exchange or redemption of a Series B Note generally will not be subject to U.S. federal income tax, unless (i) such gain is U.S trade or business income or (ii) subject to certain exceptions, the Non-U.S. Holder is an individual who holds the Series B Note as a capital asset and is present in the United States for 183 days or more in the taxable year of the disposition.

FEDERAL ESTATE TAX

     Series B Notes held (or treated as held) by an individual who is a Non-U.S. Holder at the time of his or her death will not be subject to U.S. federal estate tax, provided that the individual did not actually or constructively, own 10% or more of the total voting power of all voting stock of the Company, and income on the Series B Notes was not U.S. trade or business income.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     The Company must report annually to the IRS and to each Non-U.S. Holder any interest that is subject to U.S. withholding tax or that is exempt from withholding pursuant to a tax treaty or the portfolio interest exception. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

     The regulations provide that backup withholding and information reporting will not apply to payments of principal on the Series B Notes by the Company to a Non-U.S. Holder, if the Holder certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption (provided that neither the Company nor its paying agent has actual knowledge that the Holder is a U.S. Holder or that the conditions of any other exemption are not, in fact, satisfied).

     The payment of the proceeds from the disposition of Series B Notes to or through the United States office of any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding unless the owner certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exception, provided that the broker does not have actual knowledge that the holder is a U.S. Holder or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition of a Series B Note to or through a non-U.S. office of a U.S. broker that is not a "U.S. related person" will not be subject to information reporting or backup withholding. (For this purpose, a "U.S. related person" is (i) a "controlled foreign corporation" for U.S federal income tax purposes or
(ii) a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment (or for such part of the period that the broker has been in existence) is derived from activities that are effectively connected with the conduct of a U.S. trade or business).

     In the case of the payment of proceeds from the disposition of Series B Notes to or through a non-U.S. office of a broker that is either a U.S. person or a U.S. related person, the regulations require information reporting on the payment unless the broker has documentary evidence in its files that the owner is a Non-U.S. Holder and the broker has no knowledge to the contrary. Backup withholding will not apply to payments made through foreign offices of a broker that is a U.S. person or a U.S. related person (absent actual knowledge that the payee is a U.S. Holder).

     Proposed regulations provide similar rules but, in the case of payment of proceeds inside the United States, may require an additional certification that the beneficial owner has not and does not expect to be present in the United States for a period of 183 days or more during the year.

     Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a refund or a credit against such Non-U.S. Holder's U.S. federal income tax liability, provided that the requisite procedures are followed.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives Series B Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Series B Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Series B Notes received in exchange for Series A Notes where such Series A Notes were acquired as a result of market-making activities or other trading activities and not acquired directly from the Company. The Company has agreed that for a period of 180 days after the Expiration Date or such shorter period as will terminate when all Series B Notes covered by the registration statement of which this Prospectus is a part have been sold pursuant thereto, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until ____________ , 1998, all dealers effecting transactions in the Series B Notes may be required to deliver a prospectus.

     The Company will not receive any proceeds from any sale of Series B Notes by broker-dealers. Series B Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Series B Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or purchasers of any such Series B Notes. Any broker-dealer that resells Series B Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Series B Notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of Series B Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 180 days after the Expiration Date, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay the expenses incident to the Exchange Offer and to the Company's performance of, or compliance with, the Exchange Offer Registration Rights Agreement (other than commissions or concessions of any brokers or dealers) and will indemnify the Holders of the Series B Notes against certain liabilities, including liabilities under the Securities Act, in connection with the Exchange Offer. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and persons controlling the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The Initial Purchasers have also acted as initial purchasers in the offering by Holding of the Debentures. DLJ is an affiliate of DLJ Capital Funding, Inc. which is a syndication agent and a lender to the Company under the New Credit Facility. DLJ performs various investment banking services from time to time for FS&Co. and its affiliates, and an affiliate of DLJ is an investor in an investment fund organized by FS&Co. Chase Securities Inc. is an affiliate of The Chase Manhattan Bank which is the administrative agent and a lender to the Company under the New Credit Facility. Chase Securities Inc., The Chase Manhattan Bank and their affiliates perform various investment banking and commercial banking services from time to time for FS&Co. and its affiliates, and an affiliate of Chase Securities Inc. is a limited partner of certain investment funds organized by FS&Co. See "Description of the New Credit Facility."

                                 LEGAL MATTERS

     Certain legal matters with respect to the legality of the Series B Notes offered hereby will be passed upon for the Company by Riordan & McKinzie, a Professional Corporation, Los Angeles, California. Certain principals and employees of Riordan & McKinzie are limited partners in partnerships which are limited partners of an FS&Co. investment fund that own a majority of Holding's equity interests.

                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                 PAGE
                                                                                                 ----
ADVANCE STORES COMPANY, INCORPORATED AND SUBSIDIARIES CONSOLIDATED FINANCIAL STATEMENTS:

AUDITED FINANCIAL STATEMENTS:

Report of Independent Public Accountants........................................................  F-2

Consolidated Balance Sheets - January 3, 1998, and December 28, 1996............................  F-3

Consolidated Statements of Income For the Years Ended January 3, 1998, December 28, 1996,
  and December 30, 1995.........................................................................  F-4

Consolidated Statements of Changes in Stockholder's Equity For the Years Ended
  January 3, 1998, December 28, 1996, and December 30, 1995.....................................  F-5

Consolidated Statements of Cash Flows For the Years Ended January 3, 1998,
  December 28, 1996, and December 30, 1995......................................................  F-6

Notes to Consolidated Financial Statements January 3, 1998, December 28, 1996, and
  December 30, 1995.............................................................................  F-7

UNAUDITED FINANCIAL STATEMENTS:

Condensed Consolidated Balance Sheets - April 25, 1998, and January 3, 1998.....................  F-21

Condensed Consolidated Statements of Operations for the Sixteen-week Periods Ended
  April 25, 1998, and April 19, 1997............................................................  F-22

Condensed Consolidated Statements of Cash Flows for the Sixteen-week Periods Ended
  April 25,  1998, and April 19, 1997...........................................................  F-23

Notes to Unaudited Condensed Consolidated Financial Statements for the Sixteen-Week Periods
  Ended April 25, 1998 and April 19, 1997.......................................................  F-24

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholder of Advance Stores Company, Incorporated:

We have audited the accompanying consolidated balance sheets of Advance Stores Company, Incorporated (a Virginia company) and subsidiaries (the Company, and a wholly owned subsidiary of Advance Holding Corporation), as of January 3, 1998, and December 28, 1996, and the related consolidated statements of income, changes in stockholder's equity and cash flows for each of the three fiscal years in the period ended January 3, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Advance Stores Company, Incorporated and subsidiaries as of January 3, 1998, and December 28, 1996, and the results of their operations and their cash flows for each of the three fiscal years in the period ended January 3, 1998, in conformity with generally accepted accounting principles.

                                                           ARTHUR ANDERSEN LLP

Greensboro, North Carolina,
 January 30, 1998 (except with
 respect to the matter discussed
 in Note 11, as to which the date
 is March 18, 1998).

             ADVANCE STORES COMPANY, INCORPORATED AND SUBSIDIARIES

     CONSOLIDATED BALANCE SHEETS - JANUARY 3, 1998, AND DECEMBER 28, 1996


                         ASSETS                        JANUARY 3,   DECEMBER 28,
                         ------
                                                         1998          1996
                                                       ----------   ------------
                                                          (dollars in thousands)
Current assets:
  Cash and cash equivalents                              $  7,447     $  6,932
  Receivables, primarily from vendors                      19,117       14,355
  Trade Receivables                                         3,359            -
  Inventories                                             280,267      252,544
  Prepaid expenses and other current assets                 2,893        1,948
  Refundable income taxes                                     168            -
                                                          -------      -------
           Total current assets                           313,251      275,779
PROPERTY AND EQUIPMENT, NET                               134,896      108,452
OTHER ASSETS                                                2,054          389
                                                         --------     --------
                                                         $450,201     $384,620
                                                         ========     ========

              LIABILITIES AND STOCKHOLDER'S EQUITY
              ------------------------------------

Current liabilities:
  Bank overdrafts                                        $  7,235     $ 14,267
  Borrowings secured by trade receivables                   3,359            -
  Current portion of long-term debt                             -        1,850
  Current portion of deferred revenue                       1,530        1,602
  Accounts payable                                        157,096      130,024
  Accrued expenses                                         27,762       22,911
  Deferred income taxes                                     3,133        3,168
                                                         --------     --------
           Total current liabilities                      200,115      173,822
                                                         --------     --------
LONG-TERM DEBT, primarily to affiliates                   106,542       91,803
                                                         --------     --------
DEFERRED REVENUE                                              693          426
                                                         --------     --------
DEFERRED INCOME TAXES                                      12,839        9,316
                                                         --------     --------
OTHER LONG-TERM LIABILITIES                                   843          456
                                                         --------     --------
COMMITMENTS AND CONTINGENCIES (Notes 3,
 6, 7, 8 and 9)
STOCKHOLDER'S EQUITY:
 Common stock, Class A, voting, $100
  par value; 5,000 shares authorized, 1
  share issued and outstanding                                  -            -
 Additional paid-in capital                                   967          967
 Retained earnings                                        128,202      107,830
                                                         --------     --------
           Total stocholder's equity                      129,169      108,797
                                                         --------     --------
                                                         $450,201     $384,620
                                                         ========     ========

          The accompanying notes to consolidated financial statements are an integral part of these balance sheets.

             ADVANCE STORES COMPANY, INCORPORATED AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                     FOR THE YEARS ENDED JANUARY 3, 1998,
                   DECEMBER 28, 1996, AND DECEMBER 30, 1995


                                                                       1997           1996           1995
                                                                   ------------    -----------    -----------
                                                                    (53 weeks)     (52 weeks)     (52 weeks)
                                                                             (dollars in thousands)
NET SALES                                                              $848,108       $705,983       $602,559
COST OF SALES, including purchasing and warehousing costs               524,586        437,615        369,962
                                                                   ------------    -----------    -----------
         Gross profit                                                   323,522        268,368        232,597
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES                            279,924        228,049        196,153
                                                                   ------------    -----------    -----------
         Operating income                                                43,598         40,319         36,444
                                                                   ------------    -----------    -----------
OTHER INCOME (EXPENSE):
 Interest expense                                                        (7,732)        (6,221)        (6,327)
 Interest income                                                             23            275            392
 Losses on sales of property and equipment, net                            (362)           (97)        (1,905)
 Other, net                                                                (485)          (329)          (251)
                                                                   ------------    -----------    -----------
         Total other income (expense), net                               (8,556)        (6,372)        (8,091)
                                                                   ------------    -----------    -----------
INCOME BEFORE PROVISION FOR INCOME TAXES                                 35,042         33,947         28,353
PROVISION FOR INCOME TAXES                                               14,670         13,735         11,648
                                                                   ------------    -----------    -----------
NET INCOME                                                             $ 20,372       $ 20,212       $ 16,705
                                                                   ============    ===========    ===========

          The accompanying notes to consolidated financial statements are an integral part of these statements.

             ADVANCE STORES COMPANY, INCORPORATED AND SUBSIDIARIES

          CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY
                     FOR THE YEARS ENDED JANUARY 3, 1998,
                   DECEMBER 28, 1996, AND DECEMBER 30, 1995



                                                   COMMON        ADDITIONAL                       TOTAL
                                                    STOCK         PAID-IN      RETAINED      STOCKHOLDER'S
                                                   CLASS A        CAPITAL      EARNINGS         EQUITY
                                                  ---------     -----------   ----------    ---------------
                                                                   (dollars in thousands)
BALANCE, December 31, 1994                           $-             $967        $ 70,913           $ 71,880
 Net income                                           -                -          16,705             16,705
                                                   ----            -----        --------           --------
BALANCE, December 30, 1995                            -              967          87,618             88,585
 Net income                                           -                -          20,212             20,212
                                                   ----            -----        --------           --------
BALANCE, December 28, 1996                            -              967         107,830            108,797
 Net income                                           -                -          20,372             20,372
                                                   ----            -----        --------           --------
BALANCE, January 3, 1998                             $-             $967        $128,202           $129,169
                                                   ====            =====        ========           ========

         The accompanying notes to consolidated financial statements are an integral part of these statements.

             ADVANCE STORES COMPANY, INCORPORATED AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                     FOR THE YEARS ENDED JANUARY 3, 1998,
                   DECEMBER 28, 1996, AND DECEMBER 30, 1995

                                                                             1997            1996            1995
                                                                          -----------     -----------     -----------
                                                                           (53 weeks)      (52 weeks)      (52 weeks)
                                                                                    (dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income                                                                   $ 20,372        $ 20,212        $ 16,705
 Adjustments to reconcile net income to net cash provided by operating activities-
     Depreciation and amortization                                              21,801          17,499          14,799
     Losses on sales of property and equipment                                     362              97           1,905
     Provision for deferred income taxes                                         4,211           5,250           1,913
     Net periodic postretirement benefit expense, net of payments made             387             245             211
     Net (increase) decrease in:
       Receivables, primarily from vendors                                      (4,762)         (5,604)         (2,531)
       Trade receivables                                                        (3,359)              -               -
       Inventories                                                             (27,723)        (72,645)        (24,670)
       Prepaid expenses and other assets                                          (837)            517          (1,177)
       Refundable income taxes                                                    (168)              -           1,113
     Net increase (decrease) in:
       Accounts payable                                                         27,072          58,589           9,577
       Accrued expenses                                                          4,128          (1,169)          9,009
                                                                             ---------        --------        --------
         Net cash provided by operating  activities                             41,484          22,991          26,854
                                                                             ---------        --------        --------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchases of property and equipment                                           (48,864)        (44,264)        (42,939)
 Proceeds from sales of property and equipment                                     257             143           3,084
                                                                             ---------        --------        --------
         Net cash used in investing activities                                 (48,607)        (44,121)        (39,855)
                                                                             ---------        --------        --------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Increase (decrease) in bank overdrafts                                         (7,032)            817           4,749
 Proceeds from issuance of long-term debt                                       13,121          16,116          19,572
 Principal payments on long-term debt                                             (232)         (1,740)           (350)
 Borrowings secured by trade receivables                                         3,359               -               -
 Restricted escrow funds                                                        (1,773)              -               -
 Increase (decrease) in deferred revenue                                           195          (1,416)         (1,046)
                                                                             ---------        --------        --------
         Net cash provided by financing activities                               7,638          13,777          22,925
                                                                             ---------        --------        --------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                               515          (7,353)          9,924
CASH AND CASH EQUIVALENTS, beginning of year                                     6,932          14,285           4,361
                                                                             ---------        --------        --------
CASH AND CASH EQUIVALENTS, end of year                                        $  7,447        $  6,932        $ 14,285
                                                                             =========        ========        ========
SUPPLEMENTAL CASH FLOW INFORMATION:
 Interest paid                                                                $  8,440        $  6,354        $  6,024
 Income taxes paid, net of refunds received                                     12,454          11,212           3,581
                                                                             =========        ========        ========

         The accompanying notes to consolidated financial statements are an integral part of these statements.

             ADVANCE STORES COMPANY, INCORPORATED AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           JANUARY 3, 1998, DECEMBER 28, 1996, AND DECEMBER 30, 1995
                             (dollars in thousands)

1.  DESCRIPTION OF BUSINESS:

Advance Stores Company, Incorporated and subsidiaries (the Company), a wholly owned subsidiary of Advance Holding Corporation (the Parent), is a retailer of automotive replacement parts, accessories and maintenance items, with 814, 649 and 536 stores as of January 3, 1998, December 28, 1996, and December 30, 1995, respectively. The stores are located throughout Virginia, North Carolina, South Carolina, Tennessee, West Virginia, Kentucky, Alabama, Georgia, Ohio, Pennsylvania, Maryland, Michigan, Arkansas and Indiana.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

ACCOUNTING PERIOD

The Company's fiscal year ends on the Saturday nearest the end of the month of December. The consolidated financial statements reflect the results of operations for the 53-week period ended January 3, 1998 (fiscal 1997) and the 52-week periods ended December 28, 1996 (fiscal 1996) and December 30, 1995 (fiscal 1995).

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents consist of cash in banks and highly liquid debt instruments with original maturities of three months or less.

             ADVANCE STORES COMPANY, INCORPORATED AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           JANUARY 3, 1998, DECEMBER 28, 1996, AND DECEMBER 30, 1995

INVENTORIES

Inventories are stated at the lower of cost or market. Cost is determined using the last-in, first-out (LIFO) method for approximately 89% of inventories at January 3, 1998, and December 28, 1996, and the first-in, first-out (FIFO) method for remaining inventories. The Company capitalizes certain purchasing and warehousing costs into inventory. Purchasing and warehousing costs included in inventory at January 3, 1998, and December 28, 1996, were $16,608 and $14,217, respectively. Inventories consist of the following:

                                            JANUARY 3,    DECEMBER 28,
                                               1998           1996
                                            ----------    ------------
     Replacement cost                        $280,267       $252,544
     Reserve to state inventories at LIFO       2,274             56
                                            ----------    ------------
     Inventories at LIFO                      282,541        252,600
     Other reserves                            (2,274)           (56)
                                            ----------    ------------
                                             $280,267       $252,544
                                            ==========    ============

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost, less accumulated depreciation and amortization. Expenditures for maintenance and repairs are charged directly to expense when incurred; major improvements are capitalized. When items are sold or retired, the related cost and accumulated depreciation are removed from the accounts, with any gain or loss reflected in the consolidated statements of income.

Depreciation of land improvements, buildings, furniture, fixtures and equipment and vehicles is provided over the estimated useful lives, which range from 2 to 40 years, of the respective assets using the straight-line method. Amortization of leasehold improvements is provided over the shorter of the estimated useful lives of the respective assets or the term of the lease using the straight-line method.

In March 1995, Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," was issued. SFAS No. 121 requires that long-lived assets and certain identifiable intangibles to be held and used or disposed of by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. During 1996, the Company adopted the provisions of SFAS No. 121, the effect of which was not material to the accompanying consolidated financial statements.

             ADVANCE STORES COMPANY, INCORPORATED AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           JANUARY 3, 1998, DECEMBER 28, 1996, AND DECEMBER 30, 1995

ALLOWANCES

The Company receives rebates, discounts, cooperative advertising and other incentives from vendors that are recorded as a reduction of cost of sales or selling, general and administrative expenses when earned. Amounts collected but not yet earned are reflected as deferred revenue in the accompanying balance sheets. Management's estimate of the portion of deferred revenue that will be earned within one year of the balance sheet date has been reflected as a current liability in the accompanying consolidated balance sheets.

ACCRUAL FOR CLOSED STORES

The Company recognizes a provision for future obligations at the time a decision is made to close a store. The provision for closed stores includes the present value of the remaining lease payments, reduced by the present value of estimated revenues from subleases, and management's estimate of future utility, insurance, property tax and common area maintenance costs.

POSTRETIREMENT BENEFITS

The Company provides certain health care and life insurance benefits for eligible retired employees. Employees retiring from the Company with 20 consecutive years of service after age 40 are eligible for these benefits, subject to deductibles, copayment provisions and other limitations.

The estimated cost of retiree health and life insurance benefits is recognized over the years that the employees render service as required by SFAS No. 106, "Employers Accounting for Postretirement Benefits Other Than Pensions." The initial accumulated liability, measured as of January 1, 1995, the date the Company adopted SFAS No. 106, is being recognized over a 20-year amortization period.

PREOPENING EXPENSES

Preopening expenses, which consist primarily of payroll and occupancy costs, are expensed as incurred.

ADVERTISING COSTS

The Company expenses advertising costs as incurred. Advertising expense was approximately $23,274, $21,694 and $17,078 in fiscal 1997, 1996 and 1995, respectively.

             ADVANCE STORES COMPANY, INCORPORATED AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           JANUARY 3, 1998, DECEMBER 28, 1996, AND DECEMBER 30, 1995

WARRANTY COSTS

Warranty costs associated with certain products sold with warranty protection are estimated based on the Company's historical experience and recorded in the period the product is sold. The Company's vendors are primarily responsible for warranty claims on vendor products.

INCOME TAXES

Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period-end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. The provision for income taxes includes the income tax payable for the period and the net change during the period in deferred tax assets and liabilities.

REVENUE RECOGNITION

The Company recognizes revenue at the point of sale to the retail customer. The majority of sales are made for cash; however, during 1996, the Company began to extend credit through a third-party provider of private label credit cards. Receivables under the private label credit card program are transferred to the third-party provider generally without recourse. The Company provides for an allowance for doubtful accounts on receivables sold on a recourse basis based upon factors related to credit risk of specific customers, historical trends and other information. In fiscal 1997, the Company adopted SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities," which provides that this arrangement be accounted for as a secured borrowing. Receivables under the private label credit card and the related payable to the third-party provider were $3,359 at January 3, 1998.

FINANCIAL INSTRUMENTS

The Company has certain financial instruments which include cash and cash equivalents, receivables, accounts payable, bank overdrafts and long-term debt. The carrying amounts of these financial instruments approximate fair value because of their short maturities.

RECLASSIFICATIONS

Certain items in the fiscal 1996 and fiscal 1995 financial statements have been reclassified to conform with the fiscal 1997 presentation.

             ADVANCE STORES COMPANY, INCORPORATED AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           JANUARY 3, 1998, DECEMBER 28, 1996, AND DECEMBER 30, 1995


3.  PROPERTY AND EQUIPMENT:

Property and equipment consists of the following:

                                                   JANUARY 3,       DECEMBER 28,
                                                      1998              1996
                                                   ----------       ------------
      Land and land improvements                    $  3,316          $  3,242
      Buildings                                       10,434            10,330
      Leasehold improvements                          18,435            17,053
      Furniture, fixtures and equipment              143,069           115,263
      Vehicles                                        21,979            20,368
      Construction in progress                        15,603                 -
                                                   ----------       ------------
                                                     212,836           166,256
      Less - Accumulated depreciation and
       amortization                                  (77,940)          (57,804)
                                                   ----------       ------------
      Property and equipment, net                   $134,896          $108,452
                                                   ==========       ============

Construction in progress primarily relates to the construction of a distribution center (Note 5).

The Company capitalized $169 and $235 of interest incurred on funds used to construct buildings and improvements during fiscal 1997 and 1996, respectively. No interest was capitalized during fiscal 1995.

At January 3, 1998, the Company had contractual commitments of approximately $4,188 to construct facilities or purchase equipment.


4.  ACCRUED EXPENSES:

Accrued expenses consist of the following:

                                                   JANUARY 3,    DECEMBER 28,
                                                      1998           1996
                                                   ----------    ------------

      Payroll and related benefits                  $ 7,307         $ 7,780
      Sales taxes                                     3,439           2,674
      Medical and workers' compensation claims        5,266           2,679
      Other                                          11,750           9,778
                                                   ----------    ------------
      Total accrued expenses                        $27,762         $22,911
                                                   ==========    ============

             ADVANCE STORES COMPANY, INCORPORATED AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           JANUARY 3, 1998, DECEMBER 28, 1996, AND DECEMBER 30, 1995

5.  LONG-TERM DEBT:

Long-term debt consists of the following:

                                                                         JANUARY 3,     DECEMBER 28,
                                                                            1998           1996
                                                                         ----------     -----------
Revolving note, due December 31, 1999, interest payable quarterly at the prime rate (8.5% at January 3, 1998) unsecured, payable
 to affiliated company                                                   $ 46,856       $45,600
Revolving note, due December 31, 1999, interest payable quarterly at the 90-day LIBOR rate plus 150 basis points (7.4% at January
 3, 1998) unsecured, payable to affiliated company                         47,764        46,203
McDuffie County Authority taxable industrial development revenue bonds, issued December 31, 1997, interest due monthly beginning
 February 1, 1998, at an adjustable rate established by the
 Remarketing Agent, principal due on November 1, 2002                      10,000             -
Other notes, payable to affiliated company                                  1,922         1,850
                                                                         --------       -------
         Total long-term debt                                             106,542        93,653
Less - Current portion of long-term debt                                        -         1,850
                                                                         --------       -------
Long-term debt, excluding current portion                                $106,542       $91,803
                                                                         ========       =======

At January 3, 1998, the Parent has outstanding borrowings of $91,167 under revolving credit arrangements and $2,959 under lines of credit in aggregate from four banks. The Company has guaranteed the Parent's repayment of outstanding amounts under these arrangements.

On December 31, 1997, the Company entered into an agreement with McDuffie County Authority under which bond proceeds of $10,000 were issued and are being used to construct a distribution center. Proceeds of the bond offering that have not been expended as of January 3, 1998, of $1,773 are in a restricted escrow account, of which $676 is included in prepaid expenses and other current assets and $1,097 is included in other assets on the January 3, 1998, consolidated balance sheet.

             ADVANCE STORES COMPANY, INCORPORATED AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           JANUARY 3, 1998, DECEMBER 28, 1996, AND DECEMBER 30, 1995

These industrial development revenue bonds currently bear interest at a variable rate adjusted monthly by the Remarketing Agent, with a one-time option to convert the interest rate to a fixed rate. The bonds can be tendered by the bondholders on any business day at 100% of the principal amount plus interest while the bonds bear interest at a variable rate. The Tender Agent will purchase the bonds with drawings under the related letter of credit. In the event the bonds cannot be resold by the Remarketing Agent, the Company is obligated to redeem the bonds. These bonds are secured by a letter of credit issued by the Bank. Under the terms of the letter of credit and as long as there are no violations under the related bond agreement, the Bank will loan the Company the amounts necessary to redeem any bonds that cannot be sold by the Remarketing Agent. Such loans will bear interest at a variable rate per annum equal to the rates applicable to the bonds and are due one year from the date the loan is made. The letter of credit expires on November 1, 2000, and is subject to annual commission fees at the rate of .3%. The letter of credit is automatically renewed for one year periods until the expiration date of the bonds.

The Company has the option to redeem all or a portion of the industrial development revenue bonds. When interest is at a variable rate, the bonds can be redeemed for the principal amount plus accrued interest. After the bonds have been converted to a fixed rate, the redemption price for the bonds carry a premium of up to 3%. Such premiums decline by .5% each year after the conversion.

The aggregate future annual maturities of long-term debt are as follows:

                                      1998                $      -
                                      1999                  96,986
                                      2000                       -
                                      2001                       -
                                      2002                  10,000
                                                          --------
                                                          $106,986
                                                          ========

             ADVANCE STORES COMPANY, INCORPORATED AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           JANUARY 3, 1998, DECEMBER 28, 1996, AND DECEMBER 30, 1995

6.  INCOME TAXES:


Provision for income taxes for fiscal 1997, fiscal 1996 and fiscal 1995 consists of the following:

                                                  CURRENT      DEFERRED      TOTAL
                                                  -------      --------      -----
               1997-
                  Federal                         $ 9,037      $3,737        $12,774
                  State                             1,422         474          1,896
                                                  -------      ------        -------
                                                  $10,459      $4,211        $14,670
                                                  =======      ======        =======

               1996-
                  Federal                         $ 7,657      $4,645        $12,302
                  State                               828         605          1,433
                                                  -------      ------        -------
                                                  $ 8,485      $5,250        $13,735
                                                  =======      ======        =======

               1995-
                Federal                           $ 8,556      $1,668        $10,224
                State                               1,179         245          1,424
                                                  -------      ------        -------
                                                  $ 9,735      $1,913        $11,648
                                                  =======      ======        =======

The provision for income taxes differed from the amount computed by applying the federal statutory income tax rate due to:

                                                                      1997       1996       1995
                                                                     -----       -----     -----
               Statutory U.S. federal income tax rate                 35.0%      35.0%      35.0%
               State income taxes, net of federal income tax benefit   3.5        2.7        3.3
               Other, net                                              3.4        2.8        2.8
                                                                      ----       ----       ----
               Effective income tax rate                              41.9%      40.5%      41.1%
                                                                      ====       ====       ====

             ADVANCE STORES COMPANY, INCORPORATED AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

           JANUARY 3, 1998, DECEMBER 28, 1996, AND DECEMBER 30, 1995

Deferred income taxes reflect the net income tax effect of temporary differences between the bases of assets and liabilities for financial reporting purposes and for income tax reporting purposes. Net deferred income tax balances are comprised of the following:

                                             JANUARY 3,       DECEMBER 28,
                                               1998              1996
                                            ----------        ----------
          Deferred tax assets                $  5,705         $  3,272
          Deferred tax liabilities            (21,677)         (15,756)
                                            ----------        ----------
          Net deferred taxes                 $(15,972)        $(12,484)
                                            ==========        ==========

No valuation allowances against deferred income tax assets were recorded at January 3, 1998, or December 28, 1996.

Temporary differences which gave rise to significant deferred income tax assets (liabilities) were as follows:

                                                                        JANUARY          DECEMBER 28,
                                                                        3, 1998             1996
                                                                       ---------         -----------
          Current deferred income taxes-
            Inventory valuation differences                            $  (6,592)         $ (4,437)
            Accrued medical and workers compensation                       1,805               908
            Accrued expenses not currently deductible for tax              1,418               320
            Other, net                                                       236                41
                                                                       ---------          --------
          Total current deferred income taxes                          $  (3,133)         $ (3,168)
                                                                       =========          ========
          Long-term deferred income taxes-
            Property and equipment                                     $  13,225          $ (9,679)
            Other                                                           (386)              363
                                                                       ---------          --------
          Total long-term deferred income taxes                        $ (12,839)         $ (9,316)
                                                                       =========          ========

For federal and Virginia state income tax reporting purposes, the taxable income of the Company is included in the consolidated income tax returns of the Parent. Accordingly, any current and deferred federal and Virginia state income taxes, computed on a separate company basis, are payable to or receivable from the Parent.

The Parent currently has two years that are open to audit by the Internal Revenue Service. The Parent has also received notices from a certain state's Department of Revenue asserting income tax deficiencies for 1993 through 1995. In addition, various Parent and Company state income and franchise tax returns for several years are open to audit. In management's opinion, adequate reserves have been established and any amounts assessed will not have a material effect on the Company's financial position and results of operations.

             ADVANCE STORES COMPANY, INCORPORATED AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           JANUARY 3, 1998, DECEMBER 28, 1996, AND DECEMBER 30, 1995


7.  LEASE COMMITMENTS:

The Company leases store locations, distribution centers, office space, equipment and vehicles under lease arrangements, some of which are with related parties or trusts established for the benefit of related parties (Note 10). The Company accounts for these leases as operating leases.

At January 3, 1998, future minimum lease payments due under operating leases are as follows:

                                             RELATED
                                             PARTIES    OTHER       TOTAL
                                            --------   -------     --------
                     1998                   $ 3,092    $ 51,935    $ 55,027
                     1999                     2,844      50,739      53,583
                     2000                     2,683      48,032      50,715
                     2001                     2,286      44,189      46,475
                     2002                     2,237      41,125      43,362
                     Thereafter               7,721     123,107     130,828
                                            --------   ---------   ---------
                                            $20,863    $359,127    $379,990
                                            ========   =========   =========

Total rent expense for fiscal 1997, fiscal 1996 and fiscal 1995 was as follows:

                                                                    1997       1996       1995
                                                                   -------    -------    -------
                     Minimum facility rentals                      $44,704     $36,675   $29,650
                     Contingent facility rentals                       413         357       442
                     Equipment rentals                               1,523       1,242     1,092
                     Vehicle rentals                                 1,658         331         -
                                                                   -------     -------   -------
                                                                   $48,298     $38,605   $31,184
                                                                   =======     =======   =======

Contingent facility rentals are determined on the basis of a percentage of sales in excess of stipulated minimums for certain store facilities. Most of the leases provide that the Company pay taxes, maintenance, insurance and certain other operating expenses applicable to the leased premises and include options to renew. Certain leases contain rent escalation clauses. Management expects that, in the normal course of business, leases that expire will be renewed or replaced by other leases.

             ADVANCE STORES COMPANY, INCORPORATED AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           JANUARY 3, 1998, DECEMBER 28, 1996, AND DECEMBER 30, 1995


8.  CONTINGENCIES:

In the case of all known contingencies, the Company accrues for an obligation when it is probable and the amount is reasonably estimable. As facts concerning contingencies become known to the Company, the Company reassesses its position both with respect to gain contingencies and accrued liabilities and other potential exposures. Estimates that are particularly sensitive to future change include tax and legal matters, which are subject to change as events evolve and as additional information becomes available during the administrative and litigation process.

In November 1997, a plaintiff on behalf of himself and others similarly situated, filed a class action complaint and motion of class certification against the Company in the circuit court for Jefferson County, Tennessee, alleging misconduct in the sale of automobile batteries. The complaint seeks compensatory and punitive damages. The case is in the very early stages of discovery; however, management believes that there is no merit to the complaint, nor to the motion for class certification and, accordingly, plans a vigorous defense. The Company is also involved in various other claims and lawsuits arising in the normal course of business. Although the final outcome of these legal matters cannot be determined, based on the facts presently known, it is management's opinion that the final outcome of such claims and lawsuits will not have a material adverse effect on the Company's financial position or results of operations.

The Company has certain periods open to examination by taxing authorities in various states for sales and use tax. In management's opinion, adequate reserves have been established and any amounts assessed will not have a material effect on the Company's financial position or results of operations.

The Company is self-insured with respect to workers' compensation and health care claims for eligible active employees. The Company maintains certain levels of stop-loss insurance coverage for these claims through an independent insurance provider. The cost of workers' compensation and general health care claims is accrued based on actual claims reported plus an estimate for claims incurred but not reported. These estimates are based on historical information along with certain assumptions about future events, and are subject to change as additional information comes available.

The Company has entered into employment agreements with certain employees that provide severance pay benefits under certain circumstances after a change in control of the Company. The maximum contingent liability under these employment agreements is approximately $7,300 at January 3, 1998.

             ADVANCE STORES COMPANY, INCORPORATED AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           JANUARY 3, 1998, DECEMBER 28, 1996, AND DECEMBER 30, 1995


9.  BENEFIT PLANS:

401(K) PLAN

The Company maintains a defined contribution employee benefit plan which covers substantially all employees after one year of service. The plan allows for employee salary deferrals, which are matched at the Company's discretion. Company contributions were $3,196 in fiscal 1997, $2,779 in fiscal 1996 and $2,335 in fiscal 1995.

POSTRETIREMENT PLAN

The Company provides certain health care and life insurance benefits for eligible retired employees. Financial information related to this plan was determined by the Company's independent actuary as of January 3, 1998, and December 28, 1996.

Net periodic postretirement benefit expense includes the following components:

                                                             1997        1996
                                                            ------     -------
                Service cost                                $ 139      $ 155
                Interest cost                                 195        113
                Amortization of the transition obligation      58         58
                Loss amortization                              54          8
                                                            ------     ------
                                                            $ 446      $ 334
                                                            ======     ======

The funded status and accrued cost for the plan is as follows:

                                                             JANUARY 3,       DECEMBER 28,
                                                                1998              1996
                                                             ---------        -----------
       Accumulated postretirement benefit obligation-
         Retirees                                             $ 1,130          $   905
         Active plan participants                               2,095            1,740
                                                              -------          -------
       Accumulated benefit obligation                           3,225            2,645
       Fair value of plan assets                                    -                -
                                                              -------          -------
       Accumulated benefit obligation in excess of plan
         assets                                                 3,225            2,645

       Unrecognized transition obligation                        (984)          (1,041)
       Unrecognized loss                                       (1,398)          (1,148)
                                                              -------          -------
       Accrued postretirement benefit cost                    $   843          $   456
                                                              =======          =======

             ADVANCE STORES COMPANY, INCORPORATED AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           JANUARY 3, 1998, DECEMBER 28, 1996, AND DECEMBER 30, 1995


The accumulated postretirement benefit obligation was computed using an assumed discount rate of 7.0% in 1997 and 7.5% in 1996. The health care trend rate was assumed to be 8.5% for 1997, and was assumed to decline by approximately .5% in each of the next seven years and then remain at 5.0% for 2004 and thereafter.

If the health care cost were increased 1% for all future years, the accumulated postretirement benefit obligation would have increased by $254 as of January 3, 1998. The effect of this change on the combined service and interest cost would have been an increase of $18 for 1997.

The Company reserves the right to change or terminate the benefits at any time. The Company also continues to evaluate ways in which it can better manage these benefits and control costs. Any changes in the plan or revisions to assumptions that affect the amount of expected future benefits may have a significant impact on the amount of the reported obligation and annual expense.

10.  RELATED-PARTY TRANSACTIONS:

The Company leases certain store locations, offices and a distribution center from related parties. Rents for related-party leases may be slightly higher than rents for nonaffiliated leases, and certain terms of the related-party leases are more favorable to the landlord than those contained in leases with nonaffiliates. Rental payments to related parties of approximately $3,171 in fiscal 1997, $3,076 in fiscal 1996 and $2,735 in fiscal 1995 are included in the total rent expense (Note 7).

In 1996, the Company entered into an agreement for the sale and leaseback of a $2,200 addition to a distribution center. There was no gain or loss as a result of the transaction. The lease is classified as an operating lease in accordance with SFAS No. 13, "Accounting for Leases."

The Company allocated certain payroll and insurance costs to the Parent in fiscal 1997, resulting in a $1,017 reduction in selling, general and administrative expenses in the accompanying fiscal 1997 statement of income. No such allocations were made in fiscal 1996 and 1995.

             ADVANCE STORES COMPANY, INCORPORATED AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           JANUARY 3, 1998, DECEMBER 28, 1996, AND DECEMBER 30, 1995


11.  SUBSEQUENT EVENT:

The Parent entered into an agreement and plan of merger on March 4, 1998, which provides for the recapitalization of the Parent. In connection with this transaction, (1) all common and preferred stock of the Parent will be converted into the right to receive approximately $351,000, except that 140 shares of common stock will remain outstanding and be converted into 1,750,000 shares via a 12,500-to-one stock split, (2) an additional 10,750,000 shares of common stock (after the 12,500-to-one stock split) will be sold for $107,500, (3) all existing debt of the Parent, except for the McDuffie County Authority taxable industrial revenue bonds discussed in Note 5, will be repaid, (4) new debentures of $60,000 will be issued by the Parent, (5) new notes of $200,000 will be issued by the Company and (6) a new term loan and revolving credit facility will be entered into by the Company and guaranteed by the Parent with aggregate borrowing availability of $375,000. Proceeds from the new credit arrangements entered into by the Company will be used to pay existing debt to the Parent and to pay dividends to the Parent in amounts sufficient for the Parent to fund the recapitalization. The Company intends to account for these transactions as a recapitalization for financial reporting purposes.


12.  CONSOLIDATED SUBSIDIARY:

The Company has a wholly owned subsidiary, LARALEV, INC., that is expected to become a full and unconditional guarantor of the new notes, new term loan and revolving credit facility that the Company will enter into as part of the recapitalization discussed in Note 11 above. LARALEV, INC. holds certain trademarks, tradenames, and other intangible assets for which it receives royalty income from the Company. Unaudited summarized financial information for this wholly owned subsidiary is as follows:

                                                            1997        1996       1995
                                                          -------     -------    -------
          Receivables from the Company                    $37,651     $25,466    $15,761
          Other assets                                        257         125         81
          Total liabilities                                   293           0         38
          Royalty income from the Company                  16,962      14,120     12,051
          Other income                                      2,064       1,231        692
          Income from operations                           18,913      15,163     12,633
          Net income                                       12,024       9,788      8,140
                                                           ======      ======     ======

             ADVANCE STORES COMPANY, INCORPORATED AND SUBSIDIARIES

  CONDENSED CONSOLIDATED BALANCE SHEETS - APRIL 25, 1998, AND JANUARY 3, 1998

                                                                                        APRIL 25,      JANUARY 3,
                                        ASSETS                                             1998           1998
                                        ------                                          ---------      ----------
                                                                                        (Unaudited)
                                                                                          (dollars in thousands)
CURRENT ASSETS:
    Cash and cash equivalents                                                            $ 36,540       $  7,447
    Receivables, primarily from vendors                                                    22,740         19,117
    Trade receivables                                                                       4,857          3,359
    Inventories                                                                           333,083        280,267
    Prepaid expenses and other current assets                                               3,646          2,893
    Refundable income taxes                                                                 3,758            168
                                                                                        ---------      ---------
                 Total current assets                                                     404,624        313,251
PROPERTY AND EQUIPMENT, NET                                                               139,056        134,896
OTHER ASSETS                                                                               19,295          2,054
                                                                                        ---------      ---------
                                                                                         $562,975       $450,201
                                                                                        =========      =========

                   LIABILITIES AND STOCKHOLDER'S (DEFICIT) EQUITY
                   ----------------------------------------------
CURRENT LIABILITIES:
    Bank overdrafts                                                                      $      -       $  7,235
    Borrowings secured by trade receivables                                                 4,857          3,359
    Current portion of deferred revenue                                                     1,916          1,530
    Accounts payable                                                                      219,907        157,096
    Accrued expenses                                                                       38,933         27,762
    Deferred income taxes                                                                   2,698          3,133
                                                                                        ---------      ---------
                 Total current liabilities                                                268,311        200,115
                                                                                        ---------      ---------
LONG-TERM DEBT                                                                            335,000        106,542
                                                                                        ---------      ---------
DEFERRED REVENUE                                                                            1,638            693
                                                                                        ---------      ---------
DEFERRED INCOME TAXES                                                                      13,311         12,839
                                                                                        ---------      ---------
POST-RETIREMENT BENEFITS                                                                      985            843
                                                                                        ---------      ---------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDER'S (DEFICIT) EQUITY:
    Common stock,  Class A, voting $100 par value;  5,000 shares  authorized;  1
      share issued and outstanding                                                              -              -
    Additional paid-in capital                                                                967            967
    (Accumulated deficit) retained earnings                                               (57,237)       128,202
                                                                                        ---------      ---------
                 Total stockholder's (deficit) equity                                     (56,270)       129,169
                                                                                        ---------      ---------
                                                                                         $562,975       $450,201
                                                                                        =========      =========


      See notes to unaudited condensed consolidated financial statements.

             ADVANCE STORES COMPANY, INCORPORATED AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
     FOR THE SIXTEEN-WEEK PERIODS ENDED APRIL 25, 1998, AND APRIL 19, 1997

                                                                              SIXTEEN-WEEK PERIOD
                                                                                     ENDED
                                                                         -----------------------------
                                                                           APRIL 25,       APRIL 19,
                                                                             1998            1997
                                                                         -------------   -------------
                                                                          (Unaudited)     (Unaudited)

                                                                             (dollars in thousands)
Net sales                                                                 $  288,963      $  239,151
Cost of sales                                                                176,377         146,860
                                                                          ----------      ----------
          Gross profit                                                       112,586          92,291
Selling, general and administrative expenses                                  99,178          82,008
Expenses associated with the recapitalization of the Parent                   14,005               -
                                                                          ----------      ----------
          Operating income                                                      (597)         10,283
                                                                          ----------      ----------
Other income (expense):
    Interest expense                                                          (3,414)         (2,538)
    Other                                                                       (116)           (177)
                                                                          ----------      ----------
          Total other expense, net                                            (3,530)         (2,715)
                                                                          ----------      ----------
(Loss) income before income taxes                                             (4,127)          7,568
Income tax (benefit) expense                                                  (1,688)          3,168
                                                                          ----------      ----------
Net (loss) income                                                         $   (2,439)     $    4,400
                                                                          ==========      ==========


      See notes to unaudited condensed consolidated financial statements.

             ADVANCE STORES COMPANY, INCORPORATED AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
     FOR THE SIXTEEN-WEEK PERIODS ENDED APRIL 25, 1998 AND APRIL 19, 1997

                                                                                               APRIL 25,       APRIL 19,
                                                                                                 1998            1997
                                                                                             -----------     ------------
                                                                                             (Unaudited)     (Unaudited)

                                                                                                 (dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net (loss) income                                                                            $   (2,439)       $   4,400
 Adjustments to reconcile net (loss) income to net cash provided by operating activities:
   Depreciation and amortization of property and equipment                                         7,486            6,295
   Loss on sale of property and equipment                                                             26               35
   Amortization of deferred debt issuance costs                                                      101                -
   Provision for deferred income taxes                                                                37              516
   Net periodic postretirement benefit expense, net of payments made                                 142              123
   Net (increase) decrease in:
     Receivables, primarily from vendors                                                          (3,623)             903
     Trade receivables                                                                            (1,498)               -
     Inventories                                                                                 (52,816)         (37,733)
     Prepaid expenses and other assets                                                            (1,388)          (1,044)
     Refundable income taxes                                                                      (3,590)               -
Net increase in:
     Accounts payable                                                                             62,811           31,877
     Accrued expenses                                                                              9,993            7,063
                                                                                             -----------     ------------
     Net cash provided by operating activities                                                    15,242           12,435
                                                                                             -----------     ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchases of property and equipment                                                             (15,813)          (9,658)
 Proceeds from sale of property and equipment                                                      4,141               55
                                                                                             -----------     ------------
         Net cash used in investing activities                                                   (11,672)          (9,603)
                                                                                             -----------     ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Decrease in bank overdrafts                                                                      (7,235)          (4,783)
 Proceeds from issuance of long-term debt                                                            575              638
 Payments on long-term debt                                                                      (97,117)               -
 Borrowings under new credit facilities                                                          325,000                -
 Payment of debt issuance costs                                                                  (16,082)               -
 Dividend paid to Advance Holding Corporation                                                   (183,000)               -
 Other                                                                                             3,382              769
                                                                                             -----------     ------------
         Net cash provided by (used in) financing activities                                      25,523           (3,376)
                                                                                             -----------     ------------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                              29,093             (544)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                                                   7,447            6,932
                                                                                             -----------     ------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                                                    $   36,540        $   6,388
                                                                                             ===========     ============
SUPPLEMENTAL CASH FLOW INFORMATION:
 Interest paid                                                                                $    3,372        $   3,036
 Income taxes paid, net of refunds received                                                        1,933            1,850
                                                                                             ===========     ============
NONCASH TRANSACTION:
 Debt issuance costs accrued                                                                  $    1,178        $       -
                                                                                             ===========     ============

      See notes to unaudited condensed consolidated financial statements.

             ADVANCE STORES COMPANY, INCORPORATED AND SUBSIDIARIES
        NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
         SIXTEEN-WEEK PERIODS ENDED APRIL 25, 1998, AND APRIL 19, 1997
                 (dollars in thousands, except per share data)
                                  (unaudited)

1.  BASIS OF PRESENTATION:

Advance Stores Company, Incorporated is a wholly owned subsidiary of Advance Holding Corporation (the Parent). The accompanying unaudited condensed consolidated financial statements include the accounts of Advance Stores Company, Incorporated and its wholly owned subsidiaries (the Company). All significant intercompany balances and transactions have been eliminated in consolidation.

The condensed consolidated balance sheet as of April 25, 1998 and the consolidated statements of operations and cash flows for the 16-week periods ended April 25, 1998, and April 19, 1997, have been prepared by the Company and have not been audited. In the opinion of management, all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the financial position of the Company, the results of its operations and cash flows have been made.

Certain information and footnote disclosure normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. These financial statements should be read in conjunction with the financial statements and notes thereto included in the Company's consolidated financial statements for the fiscal year ended January 3, 1998.

The results of operations for the 16-week periods are not necessarily indicative of the operating results for the full fiscal year.

             ADVANCE STORES COMPANY, INCORPORATED AND SUBSIDIARIES
        NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
         SIXTEEN-WEEK PERIODS ENDED APRIL 25, 1998, AND APRIL 19, 1997

2.  INVENTORIES:

Inventories are stated at the lower of cost or market using the last-in, first-out (LIFO) method. An actual valuation of inventory under the LIFO method can be made only at the end of each year based on the inventory levels and costs at that time. Accordingly, interim LIFO calculations must necessarily be based on management's estimates of expected year-end inventory levels and costs. Inventories consist of the following:

                                                     APRIL 25,   JANUARY 3,
                                                       1998         1998
                                                     --------   ----------
          Replacement cost                           $332,333    $280,267
          Reserve to state inventories at LIFO          3,774       2,274
                                                     --------   ---------
          Inventories at LIFO                         336,107     282,541
          Other reserves                               (3,024)     (2,274)
                                                     --------   ---------
                                                     $333,083    $280,267
                                                     ========   =========

3.  OTHER ASSETS:

As of April 25, 1998, other assets include deferred debt issuance costs of $17,083, net of accumulated amortization of $64. Such costs are being amortized over the term of the related debt (6 to 10 years).

4.  STOCK OPTIONS:

The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related interpretations on accounting for its employees' participation in the Parent's employee stock options and awards. Under APB 25, compensation expense of stock options is measured as the excess, if any, of the fair market value of the Parent's common stock at the measurement date over the exercise price.

             ADVANCE STORES COMPANY, INCORPORATED AND SUBSIDIARIES
        NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
         SIXTEEN-WEEK PERIODS ENDED APRIL 25, 1998, AND APRIL 19, 1997

5.  RECAPITALIZATION:

On April 15, 1998, Advance Holding Corporation (the Parent) consummated its recapitalization pursuant to an Agreement and Plan of Merger dated March 4, 1998 (the Merger Agreement). In connection with the Merger, the Parent's Board of Directors authorized a 12,500 to 1 split of the Parent's common stock and a change in the par value of the Parent's common stock from $100 to $.01 per share. Pursuant to the Merger Agreement, AHC Corporation (AHC), a corporation controlled by an investment fund organized by Freeman Spogli & Co. Incorporated (FS&Co.), merged into the Parent (the Merger), with the Parent as the surviving corporation. In the Merger, a portion of the Parent's common stock and all its preferred stock were converted into the right to receive in the aggregate approximately $351,000 in cash and certain stock options for 500,000 shares of the Parent's common stock. Certain shares representing approximately 14% of the Parent's outstanding Class A common stock remained outstanding upon consummation of the Merger. Immediately prior to the Merger, FS&Co. purchased approximately $80,500 of the common stock of AHC which was converted in the Merger into approximately 64% of the Parent's outstanding common stock and Ripplewood Partners, L.P. and its affiliates (Ripplewood) purchased approximately $20,000 of the common stock of AHC which was converted in the merger into approximately 16% of the Parent's outstanding common stock. In connection with the Merger, management purchased approximately $8,000, or approximately 6%, of the Parent's outstanding common stock.

On April 15, 1998, the Company entered into a new bank credit facility that provides for (i) three senior secured term loan facilities in the aggregate amount of $250,000 and (ii) a secured revolving credit facility of up to $125,000. At the closing of the Merger, $125,000 was borrowed under one of the term loan facilities. On April 15, 1998, the Company also issued $200,000 of senior subordinated notes and the Parent issued approximately $60,000 of senior discount debentures. Proceeds from the new bank facility and senior subordinated notes were used to pay a $183,000 dividend to the Parent and to extinguish a substantial portion of the Company's long-term debt.

The Merger, the dividend, the retirement of debt, borrowings under the new bank credit facility, the Parent's issuance of the senior discount debentures and the Company's issuance of the senior subordinated notes collectively represent the "Recapitalization".

             ADVANCE STORES COMPANY, INCORPORATED AND SUBSIDIARIES
        NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
         SIXTEEN-WEEK PERIODS ENDED APRIL 25, 1998, AND APRIL 19, 1997

Concurrent with the Recapitalization, the Company paid $11,500 in bonuses to certain employees, including executive officers. In addition, the Company incurred expenses of $2,505, primarily professional services, related to the Recapitalization, of which $1,600 has been allocated to the Company by the Parent for expenses incurred by the Parent on behalf of the Company. Such bonuses and expenses are presented as expenses associated with the Recapitalization of the Parent in the accompanying unaudited condensed consolidated statement of operations for the 16-week period ending April 25, 1998.

The Company has deferred $17,060 of debt issuance costs related to the new debt incurred in connection with the Recapitalization.

As of April 25, 1998, accrued expenses include $2,267 of accrued liabilities related to the Recapitalization, which include the Company's estimate of certain unpaid professional services.

In connection with the Recapitalization, FS&Co. and an affiliate of Ripplewood collectively received a $5,000 fee for negotiating the Recapitalization, advisory and consulting services, arranging financing and raising equity funding. Approximately $3,935 of the fee has been recorded by the Company, with $2,935 classified as deferred debt issuance costs and $1,000 charged to expenses associated with the Recapitalization of the Parent. Approximately $1,065 of the fee has been recorded by the Parent.

As of April 25, 1998, receivables, primarily from vendors includes a $775 receivable from the Parent for reimbursement of certain Recapitalization related costs.

             ADVANCE STORES COMPANY, INCORPORATED AND SUBSIDIARIES
        NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
         SIXTEEN-WEEK PERIODS ENDED APRIL 25, 1998, AND APRIL 19, 1997

6.  LONG-TERM DEBT:


Long-term debt consists of the following:

                                                                                  APRIL 25,       JANUARY 3,
                                                                                    1998             1998
                                                                                 --------         ---------
Senior debt-
 Delayed draw facilities                                                          $      -        $      -
 Revolving facility                                                                      -               -
 Tranche B facility                                                                125,000               -
 Revolving notes payable to affiliated company, repaid in April 1998                     -          46,856
 Revolving note payable to affiliated company, repaid in April 1998                      -          47,764
 McDuffie County Authority taxable industrial development revenue bonds,
  interest at an adjustable rate (5.55% at April 25, 1998)                          10,000          10,000
 Other notes payable to affiliated company, repaid in April 1998                         -           1,922
Subordinated Debt-
 Subordinated notes payable, interest due semi-annually at 10.25%,
  commencing on October 15, 1998, due April 2008                                   200,000               -
                                                                                 ---------        --------
         Total long-term debt                                                      335,000         106,542
Less - Current portion of long-term debt                                                 -               -
                                                                                 ---------        --------
Long-term debt, excluding current portion                                         $335,000        $106,542
                                                                                 =========        ========

The terms of the McDuffie County Authority taxable industrial development revenue bonds remain unchanged from January 3, 1998, except that the letter of credit obtained in connection with the issuance of these bonds has been cancelled. The bonds are now secured by the letter of credit obtained in connection with the Revolving Credit Facility.

The delayed draw facilities, new revolving facility and Tranche B facility (New Credit Facility) are with a syndicate of banks. The New Credit Facility provides for the Company to borrow up to $375,000 in the form of senior secured credit facilities, consisting of (i) $50,000 senior secured delayed draw term loan facility (the Delayed Draw Facility I), (ii) $75,000 senior secured delayed draw term loan facility (the Delayed Draw Facility II) and, together with the Delayed Draw Facility I, (the Delayed Draw Facilities), (iii) a $125,000 Tranche B senior secured term loan facility (the Tranche B Facility), and (iv) a $125,000 senior secured revolving credit facility (the Revolving Facility). The Revolving Facility has a letter of credit sublimit of $25,000. Amounts available under the Delayed Draw Facilities and the Revolving Facility are subject to a borrowing base formula based on a specified percentage of the Company's eligible inventory.

             ADVANCE STORES COMPANY, INCORPORATED AND SUBSIDIARIES
        NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
         SIXTEEN-WEEK PERIODS ENDED APRIL 25, 1998, AND APRIL 19, 1997

The Delayed Draw Facilities mature April 2004. The Tranche B Facility matures in April 2006. These term facilities provide for nominal annual amortization in the first five years and amortization of $149.0 million in 2004, $60.0 million in 2005 and $30.0 million in 2006. The Revolving Facility will mature in April 2004.

Borrowings under the New Credit Facility are required to be prepaid, subject to certain exceptions, with (a) 50% of Excess Cash Flow (as defined), (b) the net cash proceeds of all asset sales or other dispositions of property (as defined),
(c) the net proceeds of issuances of debt obligations and, (d) the net proceeds of issuance of equity securities.

For the first four fiscal quarters after April 1998, the interest rates under the Delayed Draw Facilities and the Revolving Facility are based, at the option of the Company, on either a eurodollar rate plus 2.25% per annum or a base rate plus 1.25% per annum. Thereafter, the interest rates under the Delayed Draw Facilities and the Revolving Facility will be determined by reference to a pricing grid that will provide for reductions in the applicable interest rate margins based on the Company's trailing Total Debt to EBITDA ratio, as defined. The initial margins will be 2.25% and 1.25% for eurodollar and base rate borrowings, respectively, and can step down to 1.75% and 0.75%, respectively, if the Company's Total Debt to EBITDA ratio is less than or equal to 4.00 to 1.00. The interest rate under the Tranche B Facility is based, at the option of the Company, on a eurodollar rate plus 2.5% or a base rate plus 1.5% (8.2% at April 25, 1998). A commitment fee of 0.50% per annum will be charged on the unused portion of the New Credit Facility.

The New Credit Facility is guaranteed by the Parent and is secured by substantially all of the assets of the Parent and the Company.

The New Credit Facility contains covenants restricting the ability of the Company and its subsidiaries to, among others, (i) declare dividends or redeem or repurchase capital stock (ii) prepay, redeem or purchase debt, (iii) incur liens or engage in sale-leaseback transactions, (iv) make loans and investments,
(v) incur additional debt (including hedging arrangements), (vi) make capital expenditures, (vii) engage in mergers, acquisitions and asset sales, (viii) engage in transactions with affiliates, (ix) change the nature of the business conducted by the Company and its subsidiaries, (x) change the passive holding company status of the Parent and (xi) amend existing debt agreements. The Company is required to comply with financial covenants with respect to (a) a maximum leverage ratio, (b) a minimum interest coverage ratio, and (c) a minimum retained cash earnings test.

             ADVANCE STORES COMPANY, INCORPORATED AND SUBSIDIARIES
        NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
         SIXTEEN-WEEK PERIODS ENDED APRIL 25, 1998, AND APRIL 19, 1997

The $200,000 Senior Subordinated Notes (the Notes) mature on April 15, 2008 and will bear interest at the rate of 10.25% per annum, payable semi-annually on April 15 and October 15 of each year, commencing October 15, 1998. The Notes are unsecured and are subordinate in right of payment to all existing and future Senior Debt. The Notes are redeemable at the option of the Company, in whole or in part, at any time on or after April 15, 2003 in cash at the redemption prices (as defined), plus accrued and unpaid interest and liquidated damages, if any, thereon to the date of redemption. In addition, at any time prior to April 15, 2001, the Company may redeem up to 35% of the initially outstanding aggregate principal amount of the Notes at a redemption price equal to 110.25% of the principal amount thereof, plus accrued and unpaid interest and liquidated damages, if any, thereon to the date of redemption, with the net proceeds of one or more equity offerings; provided that, in each case, at least 65% of the initially outstanding aggregate principal amount of the Notes remains outstanding immediately after the occurrence of any such redemption; and provided further, that such redemption shall occur within 90 days of the date of the closing of such equity offering.

Upon the occurrence of a change of control, (as defined), each holder of the Notes will have the right to require the Company to repurchase all or any part of such holder's Notes at an offering price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and liquidated damages, if any, thereon to the date of purchase.

The Notes are guaranteed by a wholly-owned subsidiary, LARALEV, INC. which holds certain trademarks and tradenames and other intangible assets for which it receives royalty income from the Company. The Notes contain certain covenants that limit, among other things, the ability of the Company to incur additional indebtedness, issue preferred stock, pay dividends or certain other distributions, issue stock of subsidiaries, make certain investments, repurchase stock and certain indebtedness, create or incur liens, engage in transactions with affiliates, enter into new businesses and restrict the Company from engaging in certain mergers or consolidations and selling assets.

7.  STOCK OPTIONS:

The Parent has adopted a senior executive stock option plan and an executive stock option plan (the Option Plans), which provide for the granting of either incentive stock options or non-qualified stock options to purchase shares of the Parents common stock to officers and key employees of the Company. All options will terminate on the seventh anniversary of the Option Agreement under which they were granted if not exercised prior thereto.

Shares available for grant under the senior executive and the executive stock option plans are 507,500 and 450,000, respectively as of April 25, 1998.

             ADVANCE STORES COMPANY, INCORPORATED AND SUBSIDIARIES
        NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
         SIXTEEN-WEEK PERIODS ENDED APRIL 25, 1998, AND APRIL 19, 1997

Three different types of options were granted pursuant to the Option Plans. Fixed Price Service Options will vest over a three year period in three equal installments beginning in fiscal 1999. Performance Options will be earned in installments based upon satisfaction of certain performance targets for the four year period ending in fiscal 2001. Variable Price Service Options will vest in equal annual installments over a two year period beginning in 1999, and have an exercise price that increases over time.

Options outstanding at April 25, 1998, were as follows:

                                                                      INITIAL
                                                    NUMBER OF        EXERCISE
                                                     SHARES           PRICE
                                                    --------        --------
          Variable Price Service Options             397,085          $10
          Performance Options                        397,085           10
          Fixed Price Service Options                104,580           10
                                                    --------
                                                     898,750
                                                    ========

No options were exercisable at April 25, 1998.

The Company has elected to account for stock option grants under APB 25 and, at year-end, is required to provide pro forma disclosures of what net income would have been had the Company adopted the new fair value method for recognition purposes under Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation". Under APB 25, the Company did not recognize compensation expense on the issuance of its stock options because the exercise price equaled the fair market value of the underlying stock on the grant date. The fair market value did not change from the grant date to April 25, 1998.

             ADVANCE STORES COMPANY, INCORPORATED AND SUBSIDIARIES
        NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
         SIXTEEN-WEEK PERIODS ENDED APRIL 25, 1998, AND APRIL 19, 1997

8.  STOCKHOLDER'S (DEFICIT) EQUITY:

Changes in stockholder's (deficit) equity for the 16-week period ended April 25, 1998, are as follows:

                                                                          (ACCUMULATED            TOTAL
                                          COMMON        ADDITIONAL          DEFICIT)          STOCKHOLDER'S
                                           STOCK         PAID-IN            RETAINED            (DEFICIT)
                                          CLASS A        CAPITAL            EARNINGS              EQUITY
                                          -------       ----------        -----------         ------------
Balance, January 3, 1998                    $ -            $967            $ 128,202           $ 129,169
 Dividend to Parent                           -               -             (183,000)           (183,000)
 Net loss                                     -               -               (2,439)             (2,439)
                                          ------        -------           ----------          ----------
Balance, April 25, 1998                     $ -            $967            $ (57,237)          $ (56,270)
                                          ======        =======           ==========          ==========

9.   RELATED-PARTY TRANSACTION:

In April, 1998, the Company sold its airplane to its Chairman of the Board, an existing stockholder, for its net book value of approximately $4,100.

Subsequent to April 25, 1998, the Parent made a $8,300 contribution of equity to the Company.

10.  CONSOLIDATED SUBSIDIARY:

The Company has a wholly owned subsidiary LARALEV, INC., that is a full and unconditional guarantor of the new notes, new term loan and revolving credit facility that the Company entered into as part of the Recapitalization. LARALEV, INC. holds certain trademarks, tradenames and other intangible assets for which it receives royalty income from the Company. Unaudited summarized financial information for this wholly-owned subsidiary is as follows:

                                                               APRIL 25,      APRIL 19,
                                                                 1998          1997
                                                              ---------    ------------
          Royalty income from the Company                       $5,779        $ 4,783
          Other income                                             798            530
          Income from operations                                 6,570          5,301
          Net income                                             4,239          3,418
                                                                ======        =======

                                                                     APRIL 25, 1998
                                                              -------------------------
          Receivables from the Company                                 $42,599
          Other assets                                                     164
          Total liabilities                                                909
                                                                       =======


11.  CONTINGENCIES:

The employment agreements which existed at January 3, 1998 have been terminated. The Company entered into new agreements with certain employees that provide severance pay benefits under certain circumstances.

================================================================================

    NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY OF THE INITIAL PURCHASERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SECURITIES OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                       ________________________________


                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Summary...................................................................     1
Risk Factors..............................................................    13
Use of Proceeds...........................................................    18
Capitalization............................................................    19
The Exchange Offer........................................................    20
Unaudited Pro Forma Consolidated Financial
 Data.....................................................................    27
Selected Consolidated Financial Data......................................    31
Management's Discussion and Analysis
 of Financial Condition and
 Results of Operations....................................................    33
Business..................................................................    39
Management................................................................    50
Certain Transactions......................................................    55
Description of the New Credit Facility....................................    57
Description of Series B Notes.............................................    59
Description of Holding Indebtedness.......................................    89
Certain Federal Income Tax Considerations.................................    90
Plan of Distribution......................................................    94
Legal Matters.............................................................    95
Index to Consolidated Financial Statements................................   F-1


                                 $200,000,000



                            ADVANCE STORES COMPANY,
                                 INCORPORATED


                          10.25% SENIOR SUBORDINATED
                                NOTES DUE 2008


                                     , 1998

================================================================================

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.    INDEMNIFICATION OF DIRECTORS AND OFFICERS


       Pursuant to Article 10 of the Virginia Stock Corporation Act (the "Virginia Stock Corporation Act"), Article 5(C) of the Articles of Incorporation of the Registrant, as amended, a copy of which is filed as Exhibit 3.1 to this Registration Statement (the "Articles of Incorporation"), provides that the Registrant may indemnify (i) any person who was or is a party to any proceeding, including a proceeding brought by a shareholder in the right of the Registrant or brought by or on behalf of shareholders of the Registrant, by reason of the fact that he is or was a director or officer of the Registrant, or (ii) any director or officer who is or was serving at the request of the Registrant as a director, trustee, partner or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability incurred by him in connection with such proceeding unless he engaged in willful misconduct or a knowing violation of the criminal law. A person is considered to be serving an employee benefit plan at the Registrant's request if his duties to the Registrant also impose duties on, or otherwise involve services by, him to the plan or to participants in or beneficiaries of the plan.

       Article 5(I) of the Articles of Incorporation permits the Registrant to purchase and maintain insurance to indemnify it against the whole or any portion of the liability assumed by it in accordance with such Article and may also procure insurance in such amounts as the Board of Directors may determine on behalf of any person who is or was a director, officer, employee, consultant, representative or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee, consultant, representative or agent of another corporation, partnership, joint venture, trust, employee benefit plan or enterprise, against any liability asserted against or incurred by him in any such capacity or arising from his status as such, whether or not the Registrant would have power to indemnify him against such liability under the provisions of such Article.

       Pursuant to Article 10 of the Virginia Stock Corporation Act, Article 5(B) of the Articles of Incorporation provides that no director or officer of the Registrant shall be liable to the Registrant or its shareholders for monetary damages with respect to any transaction, occurrence or course of conduct, whether prior or subsequent to the effective date of such Article, except that such Article shall not exclude liability resulting from such person's having engaged in willful misconduct or a knowing violation of the criminal law or of any federal or state securities law.

       Reference is made to the Registration Rights Agreement (attached as Exhibit 4.2 to this Registration Statement) which provides for indemnification
(i) by the Registrant of each Holder (as defined therein), its directors, officers and each person controlling such Holder against certain liabilities, including those arising under the Securities Act and (ii) by each Holder of the Registrant, its directors, officers and each person controlling the Registrant against certain liabilities, but only with reference to information relating to such Holder furnished to the Registrant by such Holder expressly for use in any Registration Statement.

       Reference is also made to the Stockholders Agreement (attached as Exhibit
10.1 to the Registration Statement) which provides for indemnification (i) by Advance Holding Corporation ("Holding") of each Selling Holder (as defined), its officers, directors and agents, and each person controlling such Selling Holder against certain liabilities, including those arising under the Securities Act and (ii) by each Selling Holder of Holding, its officers, directors and agents and each person controlling Holding against certain liabilities, but only with reference to (i) information related to such Selling Holder furnished in writing by such Selling Holder or on such Selling Holder's behalf expressly for use in any registration statement or prospectus relating to the Registrable Securities (as defined), or any amendment or supplement thereto, or any preliminary prospectus and (ii) subject to certain exclusions.

       Reference is also made to the Indemnity Agreement between Nicholas F. Taubman and Holding (attached as Exhibit 10.26 to this Registration Statement) which provides for indemnification by Holding of Mr. Taubman to the fullest extent permitted by law. Holding has also entered into indemnity agreements with each other director (the form of which is attached as Exhibit 10.24 to this Registration Statement) which provides for indemnification to the fullest extent permitted by law.

     Pursuant to Section 145 of the Delaware General Corporation Law, Article FIFTH of the Certificate of Incorporation of the Co-Registrant, as amended, a copy of which is filed as Exhibit 3.1 to the Registration Statement (the "Certificate of Incorporation"), provides that to the fullest extent permitted by the Delaware General Corporation Law, each director of the Co-Registrant shall incur no personal liability to the Co-Registrant or its stockholders for monetary damages for any breach of fiduciary duty as a director.

     Article SIXTH of the Certificate of Incorporation and Article VIII((S)5) of the Bylaws of the Co-Registrant provide that to the fullest extent permitted by Delaware General Corporation Law, each director, officer, employee and agent of the Co-Registrant shall be indemnified and held harmless by the Co-Registrant.

     Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted with respect to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

     The foregoing discussion of the Articles of Incorporation and the Virginia Stock Corporation Act is not intended to be exhaustive and is qualified in its entirety by the Articles of Incorporation and the relevant provisions of the Virginia Stock Corporation Act.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (A)  EXHIBITS

Exhibit
Number                                    Description
-------                                   -----------
    1.1      Purchase Agreement dated as of April 7, 1998 among Advance Stores Company,
             Incorporated (the "Company"), Donaldson, Lufkin & Jenrette Securities Corporation and
             Chase Securities Inc. (the "Initial Purchasers").
    2.1      Merger Agreement dated as of March 4, 1998 among AHC Corporation and Advance
             Holding Corporation ("Holding") with FS Equity Partners III, L.P., FS Equity Partners IV,
             L.P. ("FSEP IV"), and FS Equity Partners International, L.P.
    3.1      Articles of Incorporation of the Company, as amended to date.
    3.2      Bylaws of the Company, as amended to date.
    3.3      Certificate of Incorporation of LARALEV, INC. ("LARALEV"), as amended to date.
    3.4      Bylaws of LARALEV.
    4.1      Indenture dated as of April 15, 1998 among the Company, LARALEV, as guarantor, and
             United States Trust Company of New York, as Trustee, with respect to the 10.25% Senior
             Subordinated Notes due 2008 (including the form of 10.25% Senior Subordinated Note due
             2008).
    4.2      Registration Rights Agreement dated as of April 15, 1998 among the Company and the Initial
             Purchasers.
    5.1      Opinion of Riordan & McKinzie as to the legality of securities registered hereunder.
   10.1      Stockholders' Agreement dated April 15, 1998 among FSEP IV, Ripplewood Partners, L.P.,
             Ripplewood Advance Auto Parts Employee Fund I L.L.C., Nicholas F. Taubman, Arthur
             Taubman Trust dated July 13, 1964, and Holding (including the Terms of the Registration
             Rights of Common Stock).
   10.2      Credit Agreement dated as of April 15, 1998 among Holding, the Company, as borrower, the lenders party thereto, and the Chase Manhattan Bank ("Chase"), as administrative agent.
   10.3      Pledge Agreement dated as of April 15, 1998 among the Company, Holding, LARALEV, and Chase, as collateral agent.
   10.4      Guarantee Agreement dated as of April 15, 1998 among Holding and LARALEV, as guarantors, and Chase, as collateral agent.
   10.5      Indemnity, Subrogation and Contribution Agreement dated as of April 15, 1998 among the
             Company, Holding, LARALEV and Chase, as collateral agent.
   10.6      Security Agreement dated as of April 15, 1998 among the Company, Holding, LARALEV and Chase, as collateral agent.
   10.7      Lease Agreement dated as of March 16, 1995 between Ki, L.C. and the Company for the
             Company's headquarters located at 5673 Airport Road, Roanoke, Virginia, as amended.
   10.8      Lease Agreement dated as of January 1, 1997 between Nicholas F. Taubman and the
             Company for the distribution center located at 1835 Blue Hills Drive, N.E., Roanoke,
             Virginia, as amended.
   10.9      Trust Indenture dated as of December 1, 1997 among McDuffie County Development
             Authority, First Union National Bank, as trustee, and Branch Banking and Trust Company, as credit facility trustee, relating to the $10,000,000 Taxable Industrial Development
             Revenue Bonds (Advance Stores Company, Incorporated Project) Series 1997 (the "IRB").
  10.10      Lease Agreement dated as of December 1, 1997 between Development Authority of
             McDuffie County and the Company relating to the IRB.
  10.11      Letter of Credit and Reimbursement Agreement dated as of December 1, 1997 among the
             Company, Holding and First Union National Bank relating to the IRB.
  10.12      Advance Holding Corporation 1998 Senior Executive Stock Option Plan.

Exhibit
Number                                    Description
-------                                   -----------
  10.13      Form of Advance Holding Corporation 1998 Senior Executive Stock Option Agreement.
  10.14      Advance Holding Corporation 1998 Executive Stock Option Plan.
  10.15      Form of Advance Holding Corporation 1998 Stock Option Agreement.
  10.16      Advance Holding Corporation 1998 Senior Executive Stock Subscription Plan.
  10.17      Form of Advance Holding Corporation Senior Executive Stock Subscription Agreement.
  10.18      Advance Holding Corporation 1998 Employee Stock Subscription Plan.
  10.19      Form of Advance Holding Corporation Employee Stock Subscription Agreement.
  10.20      Form of Secured Promissory Note.
  10.21      Form of Stock Pledge Agreement.
  10.22      Form of Employment and Non-Competition Agreement between the Company's employee and the Company (one-year agreement).
  10.23      Form of Employment and Non-Competition Agreement between the Company's employee and the Company (two-year agreement).
  10.24      Form of Indemnity Agreement between each of the directors of Holding (other than Nicholas
             F. Taubman) and Holding.
  10.25      Form of Consulting and Non-Competition Agreement among Nicholas F. Taubman, Holding and the Company.
  10.26      Indemnity Agreement dated as of April 15, 1998 between Nicholas F. Taubman and
             Holding.
  10.27      Option Agreement dated as of April 15, 1998 between Nicholas F. Taubman and Holding.
  10.28      Option Agreement dated as of April 15, 1998 between Arthur Taubman Trust dated July 13,
             1968 and Holding.
  10.29      Form of Employment and Non-Competition Agreement among Garnett E. Smith, Holding and the Company.
  10.30      Form of Series B Note.
   12.1      Statement re Computation of Earnings to Fixed Charges Ratio.
   21.1      Subsidiaries of the Company.
   23.1      Consent of Riordan & McKinzie (contained in Exhibit 5.1).
   23.2      Consent of Arthur Andersen LLP.
   24.1      Power of Attorney (contained in the signature pages hereof)
   25.1      Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of
             United States Trust Company of New York.
   27.1      Financial Data Schedule.
   99.1      Form of Letter of Transmittal with respect to the Exchange Offer.
   99.2      Form of Notice of Guaranteed Delivery with respect to the Exchange Offer.

     (B)  FINANCIAL STATEMENT SCHEDULE

     No schedules have been included because the information required to be set forth therein is not applicable.

   ITEM 22. UNDERTAKINGS

     1.   The undersigned Registrant hereby undertakes as follows:

          (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


     2. The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

                                  SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Roanoke, Commonwealth of Virginia, on June 4, 1998.

                                    ADVANCE STORES COMPANY, INCORPORATED

                                    By:  /s/ J. O'Neil Leftwich
                                         --------------------------------
                                         J. O'Neil Leftwich
                                         Senior Vice President and
                                         Chief Financial Officer,
                                         Secretary and Treasurer

                       POWER OF ATTORNEY AND SIGNATURES

          We, the undersigned officers and directors of Advance Stores Company, Incorporated, hereby severally constitute and appoint J. O'Neil Leftwich, our true and lawful attorney, with full power to him to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-4 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Advance Stores Company, Incorporated to comply with the provisions of the Securities Act of 1933, as amended, and the requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

          Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

        SIGNATURE                             TITLE                         DATE
 /s/ Garnett E. Smith         President and Chief Executive Officer         June 4, 1998
--------------------------
     Garnett E. Smith         and Director (Principal Executive Officer)

/s/ J. O'Neil Leftwich        Senior Vice President and Chief               June 4, 1998
--------------------------
    J. O'Neil Leftwich        Financial Officer, Secretary and
                              Treasurer (Principal Financial and
                              Accounting Officer)

/s/ Nicholas F. Taubman       Chairman of the Board and Director            June 4, 1998
--------------------------
    Nicholas F. Taubman

/s/ Mark J. Doran             Director                                      June 4, 1998
--------------------------
    Mark J. Doran

/s/ John M. Roth              Director                                      June 4, 1998
--------------------------
    John M. Roth

/s/ J. Frederick Simmons      Director                                      June 4, 1998
-------------------------
    J. Frederick Simmons

/s/ Ronald D. Spogli          Director                                      June 4, 1998
-------------------------
    Ronald D. Spogli

/s/ Timothy C. Collins        Director                                      June 4, 1998
-------------------------
    Timothy C. Collins

                                  SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Wilmington, State of Delaware, on June 4, 1998.

                                    LARALEV, INC.

                                    By:  /s/ David C. Eppes
                                         -----------------------------------
                                         David C. Eppes
                                         President

                       POWER OF ATTORNEY AND SIGNATURES

          We, the undersigned officers and directors of LARALEV, INC., hereby severally constitute and appoint David C. Eppes, our true and lawful attorney, with full power to him to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-4 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable LARALEV, INC. to comply with the provisions of the Securities Act of 1933, as amended, and the requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

          Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

        SIGNATURE                         TITLE                     DATE
/s/ David C. Eppes          President and Director              June 4, 1998
--------------------------
    David C. Eppes          (Principal Executive Officer)

/s/ Andrew T. Panaccione    Secretary and Treasurer (Principal  June 4, 1998
--------------------------
    Andrew T. Panaccione    Financial and Accounting Officer)

/s/ J. O'Neil Leftwich      Director                            June 4, 1998
--------------------------
    J. O'Neil Leftwich